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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT No.   )

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12
W. P. Carey Inc. (Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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April 30, 2013

Notice of Annual Meeting of Stockholders
To Be Held Thursday, June 20, 2013

Dear W. P. Carey Inc. Stockholder:

        The 2013 Annual Meeting of Stockholders of W. P. Carey Inc. will be held at The TimesCenter, 242 West 41st Street, New York, NY 10018 on Thursday, June 20, 2013 at 4:00 p.m. for the following purposes:

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  Election of thirteen Directors for 2013;

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  Approval of the Amended and Restated W. P. Carey Inc. 2009 Share Incentive Plan;

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  Ratification of the appointment of PricewaterhouseCoopers LLP as W. P. Carey Inc.'s Independent Registered Public Accounting Firm for 2013; and

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  To transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

        Only stockholders who owned stock at the close of business on April 23, 2013 are entitled to vote at the meeting. W. P. Carey Inc. mailed the attached Proxy Statement, proxy card and its Annual Report to stockholders on or about May 3, 2013.

By Order of the Board of Directors

SUSAN C. HYDE Managing Director and Secretary

Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. You may vote your shares by using the telephone or through the Internet. Instructions for using these services are set forth on the enclosed proxy card. You may also vote your shares by marking your votes on the enclosed proxy card, signing and dating it and mailing it in the business reply envelope provided. If you attend the Annual Meeting, you may withdraw your previously submitted proxy and vote in person.

        Important Notice Regarding Availability of Proxy Materials
For the 2013 Annual Meeting of Stockholders to Be Held on June 20, 2013

This Proxy Statement and the Annual Report to Stockholders
are available at www.proxyvote.com.

i

W. P. CAREY INC.

PROXY STATEMENT
APRIL 30, 2013

QUESTIONS & ANSWERS

The accompanying Proxy is solicited by the Board of Directors of W. P. Carey Inc., a Maryland corporation, for use at its annual meeting of stockholders (the "Annual Meeting") to be held at The TimesCenter, 242 West 41st Street, New York, NY 10018 on Thursday, June 20, 2013 at 4:00 p.m., and any adjournment or postponement thereof. As used herein, "W. P. Carey," the "Company," "we," and "us" refer to W. P. Carey Inc. References in this Proxy Statement to W. P. Carey Inc. or the Company include W. P. Carey Inc.'s affiliates and subsidiaries and its predecessor, W. P. Carey & Co. LLC, except where the context otherwise indicates.

Who is soliciting my proxy?

The Directors of W. P. Carey Inc. are sending you this Proxy Statement and enclosed proxy card.

Who is entitled to vote?

W. P. Carey Inc.'s stockholders as of the close of business on April 23, 2013, which is the Record Date, are entitled to vote at the Annual Meeting.

How do I vote?

You may vote your shares either by attending the Annual Meeting, by telephone, through the Internet, or by mail by following the instructions provided in the Notice or the printed copy of the proxy materials. If you hold your shares in "street name" through a broker or other nominee, you must follow the instructions provided by your broker or nominee to vote your shares. If you are a stockholder of record and received a printed copy of the proxy materials, to vote by proxy, sign and date the enclosed proxy card and return it in the enclosed envelope. If you return your proxy card but fail to mark your voting preference, your shares will be voted FOR each of the nominees listed in Proposal One, FOR the approval of the Amended and Restated W. P. Carey Inc. 2009 Share Incentive Plan in Proposal Two, and FOR the ratification of the appointment of our independent registered public accounting firm in Proposal Three, and in the discretion of the proxy holders if any other matter properly comes before the meeting. We suggest that you return a proxy card even if you plan to attend the Annual Meeting.

May I revoke my proxy?

Yes, you may revoke your proxy at any time before the Annual Meeting by notifying W. P. Carey Inc.'s Secretary or submitting a new proxy card, or by voting in person at the meeting. You should mail any notice of revocation of proxy to Susan C. Hyde, Secretary, W. P. Carey Inc., 50 Rockefeller Plaza, New York, New York 10020.

How many shares may vote?

At the close of business on the Record Date, W. P. Carey Inc. had 68,145,288 shares of its Common Stock outstanding and entitled to vote. Every stockholder is entitled to one vote for each share held.

What is a quorum?

A quorum is the presence, either in person or represented by proxy, of a majority of all the votes entitled to be cast at the Annual Meeting. There must be a quorum for the Annual Meeting to be held.

 How many votes are required at the Annual Meeting for stockholder approval of the different proposals?

Assuming a quorum is present, with respect to the election of Directors in Proposal One, each share may be voted for as many individuals as there are Directors to be elected. A plurality of all the votes cast shall be sufficient to elect a Director. With respect to each of Proposal Two, the approval of the Amended and Restated W. P. Carey Inc. 2009 Share Incentive Plan, and Proposal Three, the ratification of the appointment of our independent registered public accounting firm, the affirmative vote of a majority of the votes cast by the stockholders, in person or by proxy and entitled to vote, is necessary for approval. In addition, the listing standards of the New York Stock Exchange, which we refer to in this Proxy Statement as the NYSE or the Exchange, require that the total vote cast on Proposal Two must represent more than 50% of all securities entitled to vote on the proposal. Abstentions, as well as broker "non-votes," which arise when a broker cannot vote on a particular matter because the matter is not considered to be routine under applicable regulations and the beneficial owner of the shares has not given applicable instructions to the broker as required to enable the broker to vote, are each counted for quorum purposes but are not counted as votes for or against any matter under state law. However, for purposes of the NYSE rule noted above, abstentions will have the effect of a vote against Proposal Two and broker non-votes are considered as securities entitled to vote on the proposal for purposes of determining whether the total number of votes cast on Proposal Two are a majority of the shares entitled to vote on the proposal. For these reasons, for any matter before the stockholders at the meeting, abstentions and broker "non-votes" have no effect on whether the votes cast at the meeting are enough for approval of the matter under state law, although they will under NYSE rules with regard to Proposal Two.

How will voting on stockholder proposals be conducted?

We do not know of any other matters that are likely to be brought before the Annual Meeting. However, if any other matters properly come before the Annual Meeting, your signed proxy gives authority to the persons named in the enclosed proxy to vote your shares on such matters in accordance with their best judgment to the extent permitted by applicable law.

Who will pay the cost for this proxy solicitation?

W. P. Carey Inc. will pay the cost of preparing, assembling and mailing the Notice about Internet availability, this Proxy Statement, the Notice of Meeting and the enclosed proxy card. In addition to the solicitation of proxies by mail, we may utilize some of the officers and employees of our wholly-owned subsidiary, Carey Asset Management Corp., or CAM (who will receive no compensation in addition to their regular salaries), to solicit proxies personally and by telephone. We intend to retain an outside solicitation firm, Computershare Fund Services, to assist in the solicitation of proxies for a fee estimated to be $75,000 or less, plus out-of-pocket expenses. We expect to request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy materials to their principals and to request authority for the execution of proxies, and we will reimburse such persons for their expenses in so doing.

PROPOSAL ONE

ELECTION OF DIRECTORS

        At the Annual Meeting, you and the other stockholders will elect thirteen Directors, each to hold office until the next annual meeting of stockholders except in the event of death, resignation or removal. If a nominee is unavailable for election, the Company's Board of Directors (the "Board") may reduce its size or designate a substitute. If a substitute is designated, proxies voting on the original nominee will be cast for the substituted nominee. Currently, the Board is unaware of any circumstances that would result in a nominee being unavailable. The Company's Amended and Restated Articles of Incorporation (the "Articles") state that the number of seats constituting the entire Board of Directors should be twelve, which number may be increased or decreased only by the Board pursuant to the Company's Amended and Restated Bylaws (the "Bylaws"). The Bylaws state that the number of Directors may be no more than twenty-five and no less than the minimum number required by the Maryland General Corporation law, with the exact number of seats to be determined from time to time by the Board. The Board has set the number of Board seats at thirteen. All of the nominees for the thirteen seats are currently members of the Board.

Nominees for the Board of Directors

        Unless otherwise specified, proxies will be voted for the election of the named nominees, each of whom was recommended by the Nominating and Corporate Governance Committee and approved by the Board. Detailed biographical and other information on each nominee for election to the Board of Directors is provided below. Following each nominee's biographical information, we have provided information concerning the particular attributes, experience, and/or skills that have led the Board to determine that each nominee should serve as a Director. The Board recommends a vote FOR each of the nominees set forth below. Assuming the presence of a quorum at the Annual Meeting, the affirmative vote of a plurality of the votes cast by the stockholders is required to elect each nominee.

TREVOR P. BOND
AGE: 51
Director Since: 2007

        Mr. Bond has served as President and Chief Executive Officer of W. P. Carey, and Chief Executive Officer of Corporate Property Associates 16 — Global Incorporated ("CPA®:16 — Global") and Corporate Property Associates 17 — Global Incorporated ("CPA®:17 — Global" and, together with CPA®:16 — Global, the "CPA® REITs"), since September 2010, having served previously as Interim Chief Executive Officer of the Company and each of those entities, which are publicly owned, non-traded real estate investment trusts, or REITs, sponsored by the Company, since July 2010. Until his appointment as the Company's Interim Chief Executive Officer, Mr. Bond was a member of the Investment Committee of the board of directors of CAM (the "Investment Committee"). Mr. Bond has served as President of CPA®:17 — Global since October 2012 and as a director of each CPA® REIT since June 2012. He also served as Interim Chief Executive Officer of Corporate Property Associates 15 Incorporated, another publicly owned, non-traded REIT sponsored by the Company ("CPA®:15"), from July 2010 to September 2010 and as Chief Executive Officer from that date through September 28, 2012, when CPA®:15 merged with and into the Company (the "Merger"). Mr. Bond served as an Independent Director and a member of the Audit Committee of each of CPA®:15 and CPA®:16 — Global from February 2005 to April 2007, when he became a Director of the Company. Since September 2010, Mr. Bond has also served as Chairman of the Board of Directors of Carey Watermark Investors Incorporated ("CWI" and, together with the CPA® REITs, the "Managed REITs"), a publicly owned, non-traded REIT sponsored by the Company. Mr. Bond has been the managing member of a private investment vehicle investing in real estate limited partnerships, Maidstone Investment Co., LLC, since March 2002. Mr. Bond served in several management capacities for Credit Suisse First Boston ("CSFB") from 1992 to 2002, including: co-founder of CSFB's Real Estate Equity Group, which managed approximately $3 billion of real estate assets; founding team member of Praedium Recovery Fund, a $100 million fund managing distressed real estate and mortgage debt; and as a member of the Principal Transactions Group managing $100 million of distressed mortgage debt. Prior to CSFB, Mr. Bond served as an associate to the real estate and finance departments of Tishman Realty & Construction Co. and Goldman Sachs & Co. in New York. Mr. Bond also founded and managed an international trading company from 1985 to 1987 that sourced industrial products in China for U.S. manufacturers. Mr. Bond received an M.B.A. from Harvard University. Mr. Bond brings to the Board over 25 years of real estate experience in several sectors, including finance, development, investment and asset management, across a range of property types, as well as direct experience in Asia. As Chief

Executive Officer, Mr. Bond makes information and insight about the Company's business directly available to the Directors in their deliberations.

FRANCIS J. CAREY
AGE: 87
Director Since: 1996

        Mr. Carey was elected in June 2000 as Vice Chairman of the Board and Chairman of the Executive Committee of the Board. Mr. Carey retired from his position as Vice Chairman in March 2005; he continues to serve as Chairman of the Executive Committee. He has also served as Chief Ethics Officer of the Company since 2005. Mr. Carey served as Chairman, Chief Executive Officer and a Director of Carey Diversified LLC, the predecessor of W. P. Carey & Co. LLC, from 1997 to 2000. He has also served since 1990 as a Trustee of the W. P. Carey Foundation, for which he served as President from 1990 to January 2012 and as Chairman since January 2012. Mr. Carey served as law secretary to a Justice of the Supreme Court of Pennsylvania from 1950 to 1951. He served from 1951 to 1987 as an associate, then as the senior partner, at Townsend, Elliott & Munson prior to its merger with Reed Smith LLP, where he was senior partner in Philadelphia, head of the real estate department nationally, and a member of the Executive Committee. He was a member of the Executive Committee and Board of Managers of the Western Savings Bank of Philadelphia from 1972 until its takeover by another bank in 1982, and he is a former Chairman of the Real Property, Probate and Trust Section of the Pennsylvania Bar Association. He served as a member of the Board of Overseers of the School of Arts and Sciences at the University of Pennsylvania from 1983 to 1990. He has served as a Trustee of Germantown Academy in Fort Washington, Pennsylvania from 1961 to the present and as its President from 1966 to 1972. He currently serves as a Lifetime Trustee of Gilman School in Baltimore, Maryland. He also served as a member of the Board of Trustees and Executive Committee of the Investment Program Association from 1990 to 2000, and as its Chairman from 1998 to 2000, and served on the Business Advisory Council of the Business Council for the United Nations from 1994 to 2002. He served from 2002 to 2012 on the Board of Trustees of the Maryland Historical Society and from 2006 to 2010 as a Vice President and a member of its Executive Committee. Mr. Carey has also served from 2004 to 2007 as Chairman and Senior Warden of St. Martin's in the Field Episcopal Church in Biddeford Pool, Maine, and currently serves as its Warden at Large. Mr. Carey has served since 2012 on the Board of Directors of Allergy Technologies LLC. He attended Princeton University, holds A.B. and J.D. degrees from the University of Pennsylvania, and completed executive programs in corporate finance and accounting at Stanford University Graduate School of Business and the Wharton School of the University of Pennsylvania. Mr. Carey is the grandfather of William Polk Carey, II, a Second Vice President of W. P. Carey Inc. In addition to his 40 years of legal experience, Mr. Carey brings to the Board extensive executive experience derived from serving as the chief executive and/or as a member of the executive committee at the corporations and other organizations noted above.

NATHANIEL S. COOLIDGE*
AGE: 74
Director Since: 2002

        Mr. Coolidge currently serves as Chairman of the Investment Committee. He has previously served as Chairman of the Audit Committee and is currently a member of that Committee. Mr. Coolidge, former Senior Vice President of John Hancock Mutual Life Insurance Company ("John Hancock"), retired in 1996 after 23 years of service. From 1986 to 1996, Mr. Coolidge headed the John Hancock Bond and Corporate Finance Department, which was responsible for managing its entire fixed income investments and private equity portfolio. Prior to that, Mr. Coolidge served as Second Vice President and Senior Investment Officer of John Hancock from 1973 to 1986 and as Commercial Lending Officer at New England Merchants Bank from 1968 to 1973. Mr. Coolidge is a graduate of Harvard University and served

*
Independent Director

as a U.S. Naval officer. Mr. Coolidge brings to the Board over 40 years of experience analyzing corporate credits, including ten years as the head of a department managing more than $20 billion of private placements, public bonds, and private equity securities.

MARK J. DECESARIS
AGE: 54
Director Since: 2012

        Mr. DeCesaris currently serves as the Chairman of the Technology Committee and was appointed to the Board in July 2012, when he announced his intention to resign as the Company's Chief Financial Officer, which occurred in March 2013. He served as Chief Financial Officer of the Company and each of the CPA® REITs from July 2010 to March 2013, having previously served as Acting Chief Financial Officer of CPA®:16 — Global from November 2005 and of CPA®:17 — Global from October 2007. He also served as Chief Administrative Officer and Managing Director of the Company and CPA®:16 — Global from November 2005, and of CPA®:17 — Global from October 2007, to March 2013. Mr. DeCesaris also served as Chief Financial Officer of CPA®:15 from July 2010 through the completion of the Merger in September 2012, having previously served as Acting Chief Financial Officer from November 2005, and as Chief Administrative Officer from November 2005 through the date of the Merger. Mr. DeCesaris also served as Chief Financial Officer of CWI from March 2008, and as its Chief Administrative Officer from September 2010, through March 2013. He has served on the Board of Managers of Carey Financial, LLC, the Company's broker-dealer subsidiary ("Carey Financial"), since 2006. Mr. DeCesaris had previously been a consultant to the W. P. Carey finance department since May 2005. Prior to joining W. P. Carey, from 2003 to 2004 Mr. DeCesaris was Executive Vice President for Southern Union Company, a natural gas energy company publicly traded on the New York Stock Exchange, where his responsibilities included overseeing the integration of acquisitions and developing and implementing a shared service organization to reduce annual operating costs. From 1999 to 2003, he was Senior Vice President for Penn Millers Insurance Company, a property and casualty insurance company, where he served as President and Chief Operating Officer of Penn Software, a subsidiary of Penn Millers Insurance. From 1994 to 1999, he was President and Chief Executive Officer of System One Solutions, a business consulting firm that he founded. Mr. DeCesaris is a licensed Certified Public Accountant and started his career with Coopers & Lybrand in Philadelphia. Mr. DeCesaris graduated from King's College with a B.S. in Accounting and a B.S. in Information Technology. He has served as Vice Chairman of the Board of Trustees of King's College since October 2010 and as a member of the Board of Trustees of the Chilton Memorial Hospital Foundation since March 2010, and he is a member of the American Institute of Certified Public Accountants. As the Company's former Chief Financial Officer, Mr. DeCesaris brings to the Board a deep understanding of our business as well as his extensive knowledge of accounting matters generally.

EBERHARD FABER, IV*
AGE: 76
Director Since: 1998

        Mr. Faber currently serves as Chairman of the Nominating and Corporate Governance Committee. He served as Lead Director from December 2006 to July 2010. Mr. Faber held various posts with Eberhard Faber Inc., the worldwide manufacturer of writing products and art supplies, serving as Chairman and Chief Executive Officer from 1973 until 1987, when the company merged into Faber-Castell Corporation. He served as a Director of the Federal Reserve Bank of Philadelphia from 1980 to 1986, chairing its Budget and Operations Committee, and was Chairman of the Board of Citizen's Voice Newspaper from 1992 to 2002. Currently, he is an emeritus director of PNC Bank, N.A., where he served as a member of the Northeast Pennsylvania Advisory Board from 1998 to 2011 and as a Director from 1994 to 1998, and a Trustee of the Geisinger Wyoming Valley Hospital and the Eberhard L. Faber Foundation. He was a

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Independent Director

Borough Councilman of Bear Creek Village from 1994 to 2005. In addition to graduating from Princeton University magna cum laude, he was a member of Phi Beta Kappa while serving as Chairman of The Daily Princetonian and was a Fulbright Scholar and teaching fellow at the University of Caen in France. Mr. Faber also served as a Director of First Eastern Bank from 1986 to 1992 and as its Chairman of the Board from 1992 to 1994, when the bank was sold to PNC Bank, N.A. He also served as Chairman of the Board of King's College in Wilkes-Barre, Pennsylvania from 1996 through 2011. Mr. Faber brings to the Board extensive business, corporate governance and financial expertise and experience.

BENJAMIN H. GRISWOLD, IV*
AGE: 72
Director Since: 2006

        Mr. Griswold currently serves as Non-Executive Chairman of the Board. He served as Lead Director from July 2010 until January 2012, when he was appointed as Non-Executive Chairman after the passing of Mr. Wm. Polk Carey, the Company's Founder and Chairman. Mr. Griswold is a partner and chairman of Brown Advisory, a Baltimore-based firm providing asset management and strategic advisory services in the U.S. and abroad. Prior to joining Brown Advisory as senior partner in March 2005, Mr. Griswold had served as Senior Chairman of Deutsche Bank Securities Inc. He had served as Senior Chairman of Deutsche Banc Alex. Brown, the predecessor of Deutsche Bank Securities Inc., since the acquisition of Bankers Trust by Deutsche Bank in 1999. Mr. Griswold began his career at Alex. Brown & Sons in 1967, and became a partner of the firm in 1972. He headed the company's research department, equity trading and equity division prior to being elected Vice Chairman of the Board and Director in 1984, and Chairman of the Board in 1987. Upon the acquisition of Alex. Brown by Bankers Trust New York Corporation in 1997, he became Senior Chairman of BT Alex. Brown. Mr. Griswold is a member of the boards of Stanley Black & Decker and Flowers Foods. A former Director of the New York Stock Exchange, he is active in civic affairs in the Baltimore area and serves as an Emeritus Trustee of Johns Hopkins University and heads the endowment board of the Baltimore Symphony Orchestra. Mr. Griswold received his B.A. from Princeton University and his M.B.A. from Harvard University and served as a U.S. Army officer. Mr. Griswold brings to the Board 46 years of experience in the investment business, first as an investment banker (38 years) and then as an investment advisor (8 years). He has extensive experience with and understanding of capital markets as well as security analysis and valuation. His board experience and his past experience as a director of the New York Stock Exchange give him a detailed understanding of corporate governance in general and audit, compensation, governance, and finance committee functions in particular.

AXEL K.A. HANSING*
AGE: 70
Director Since: 2011

        Mr. Hansing is a Partner at Coller Capital, Ltd., a global leader in the private equity secondary market, and is responsible for the origination, execution and monitoring of investments. Prior to joining Coller Capital in 2000, Mr. Hansing was Chief Executive Officer of Hansing Associates, a corporate finance boutique, which he founded in 1994. He was previously Managing Director of Equitable Capital Management (New York and London), head of the International Division of Bayerische Hypotheken und Wechsel-Bank in Munich and New York, and spent four years with Merrill Lynch International Banking in London and Hong Kong. Mr. Hansing attended the Advanced Management Program at Harvard Business School. Mr. Hansing has served as a member of the Investment Committee since September 2008 and a member of the board of directors of W. P. Carey International LLC ("WPCI", as described below) since December 2008. Mr. Hansing brings to the Board over 35 years of experience in international corporate

*
Independent Director

real estate and investment banking, including private equity investment both as a General Partner and a Limited Partner.

DR. RICHARD C. MARSTON*
AGE: 70
Director Since: 2011

        Dr. Marston is the James R.F. Guy Professor of Finance and Economics at the Wharton School of the University of Pennsylvania, having joined the faculty of the University in 1972. Dr. Marston holds degrees from Yale College (summa cum laude), Oxford University (where he was a Rhodes Scholar), and Massachusetts Institute of Technology (PhD) and has been awarded numerous honors, fellowships and grants throughout the United States, Europe and Asia. Dr. Marston has been a consultant on foreign exchange and international finance to government agencies like the U.S. Treasury and the Federal Reserve and the International Monetary Fund and has advised firms such as Citigroup, JP Morgan, and Morgan Stanley on investment policy. He currently serves as an advisor to several family offices. Dr. Marston has served as a member of the Investment Committee since September 2010 and a member of the board of directors of WPCI since June 2009. Dr. Marston brings to the Board close to four decades of financial and economic industry experience.

ROBERT E. MITTELSTAEDT, JR.*
AGE: 69
Director Since: 2007

        Mr. Mittelstaedt currently serves as the Chairman of the Compensation Committee. He also serves on the Boards of Directors of Innovative Solutions & Support, Inc. and Laboratory Corporation of America Inc. Mr. Mittelstaedt served as dean of the W. P. Carey School of Business at Arizona State University from June 2004 to March 2013 and currently serves as Dean Emeritus and Professor of Management. Between 1973 and 2004, he served in numerous positions at The Wharton School, most recently as Vice Dean, Executive Education, and Director of the Aresty Institute of Executive Education. From 1985-1990 he co-founded, developed and sold Intellego, Inc., a company engaged in practice management, systems development and service bureau billing operations in the medical industry. He formerly served as a member of the Boards of Directors of A.G. Simpson Automotive, Inc., Dresser Insurance, Inc., HIP Foundation, Inc. and Intelligent Electronics, Inc. Mr. Mittelstaedt received his B.S. (Mechanical Engineering) from Tulane University and his MBA from the Wharton School at the University of Pennsylvania. Mr. Mittelstaedt brings to the Board over 30 years of strategic planning experience covering a range of businesses. He also brings extensive corporate governance expertise, having developed and taught courses on corporate governance matters for over 19 years.

CHARLES E. PARENTE*
AGE: 72
Director Since: 2006

        Mr. Parente currently serves as Chairman of the Audit Committee. Mr. Parente also serves as Chief Executive Officer of Pagnotti Enterprises, Inc., a diversified holding company whose primary business includes workers' compensation insurance, real estate, anthracite coal mining preparation and sales, and as Chairman and Chief Executive Officer of CP Media, LLC, a holding company that owns broadcast television stations. From 1988 through 1993, he served as President and Chief Executive Officer of C-TEC Corporation, a telecommunications and high-technology company. From 1970 through 1987, Mr. Parente was Chief Executive Officer and Managing Partner of Parente Randolph, LLC (now ParenteBeard LLC), a leading independent accounting and consulting firm in the Northeast United States and among the top 25 in the country. From 1962 through 1970, he was employed at Deloitte, Haskins & Sells, a public accounting

*
Independent Director

firm. Mr. Parente is a member of the Board of Directors of: Sordoni Construction Services, Inc., a commercial construction and real estate development company; Circle Bolt & Nut Co., a distributor of industrial products; and Frank Martz Coach Co. & Subsidiaries, a diversified transportation company. Mr. Parente also served as a Director of Community Bank System, Inc., a bank holding company, and its affiliated bank, Community Bank, N.A., from May 2004 through December 2010. He is active with various civic and community organizations, is past Chairman of the Board of Directors of the Wyoming Valley Health Care System, Inc. and is a board member of The Luzerne Foundation and King's College, where he also served as Chairman from 1989 through 1998. He is a Certified Public Accountant and is a member of the American Institute of Certified Public Accountants. He graduated cum laude from King's College in Wilkes-Barre, PA. Mr. Parente was a member of the Board of Directors of Bertels Can Company, a private manufacturer of metal cans for the gift industry, from 1993 to 2006. Mr. Parente brings to the Board extensive knowledge of accounting matters as well as executive experience.

NICK J.M. VAN OMMEN*
AGE: 66
Director Since: 2011

        Mr. van Ommen served as Chief Executive Officer of the European Public Real Estate Association (EPRA) from 2000 to 2008, promoting, developing and representing the European public real estate sector. He has over three decades of financial industry experience, serving in various roles in the banking, venture capital and asset management sectors. Mr. van Ommen currently serves on the supervisory boards of several companies, including Babis Vovos International Construction SA, a listed real estate company in Greece, Intervest Retail and Intervest Offices, listed real estate companies in Belgium, and IMMOFINANZ, a listed real estate company in Austria. Mr. van Ommen has served as a member of the Investment Committee since September 2008 and a member of the board of directors of WPCI since December 2008. Mr. van Ommen brings to the Board over 30 years of financial and real estate experience, particularly in Europe.

DR. KARSTEN VON KÖLLER*
AGE: 73
Director Since: 2003

        Dr. von Köller is currently Chairman of Lone Star Germany GmbH. He also serves as Chairman of the Supervisory Boards of Düsseldorfer Hypothekenbank AG and MHB Bank AG. He is also Vice Chairman of the Supervisory Boards of IKB Deutsche Industriebank AG, where he is Chairman of the Audit Committee, and Corealcredit Bank AG. Dr. von Köller was Chief Executive Officer of Eurohypo AG until 2003. He was also Chairman and a Member of the Board of Managing Directors of Allgemeine HypothekenBank Rheinboden AG from December 2005 until December 2006 and a director of FranconoWest AG, a residential real estate trust in Germany, from August 2007 until May 2008. Dr. von Köller brings to the Board Europe-wide experience in financing commercial real estate transactions as well as international bond market experience.

REGINALD WINSSINGER*
AGE: 70
Director Since: 1998

        Mr. Winssinger is founder and Chairman of National Portfolio, Inc., an Arizona-based firm involved in acquisition, financing, management and construction of commercial, multi-family, industrial and land development real estate projects. He is the founder and Chairman of RW Partners, LLC, a syndicator, asset manager, and operator of real estate projects in Arizona, New Mexico, California, Texas, and the Carolinas. He spent ten years at the Winssinger family real estate company, a third-generation Belgian real

*
Independent Director

estate enterprise, before coming to the United States in 1979 to expand their investment activity. Over a 20-year period, he created and managed a $500 million portfolio of U.S. real estate investment for U.S. and European investors. He later formed Horizon Real Estate Group, Inc., doing business as NAI Horizon in Phoenix, Arizona, a full service real estate firm providing brokerage, property management, construction management and real estate consulting services. He also serves as a Director of Carey Storage Asset Management, LLC, a subsidiary of the Company. Mr. Winssinger currently manages multiple companies with real estate investments primarily in Arizona, California and Texas. He also serves as a Director of Pierce-Eislen, Inc. and is the Honorary Consul of Belgium to Arizona. He attended the Sorbonne and is an alumnus of the University of California at Berkeley. Mr. Winssinger brings to the Board extensive experience in real estate, having worked in the industry for over 45 years. During his career, he has developed or managed several million square feet in residential and commercial real estate.

Committees of the Board of Directors

        Members of the Board of Directors have been appointed to serve on various Board committees. The Board has currently established a Compensation Committee, an Audit Committee, and a Nominating and Corporate Governance Committee, the functions of which are summarized below. The Board has also established an Executive Committee, which has the authority, subject to certain limitations, to exercise the powers of the Board of Directors during intervals between meetings of the full Board, and a Technology Committee, which reviews and oversees the Company's information technology systems and processes.

  •
  Compensation Committee.  The Compensation Committee's responsibilities include setting compensation principles that apply generally to Company employees; reviewing and making recommendations to the Board of Directors with respect to compensation for Directors; reviewing the compensation structure for all current key executives, including incentive compensation plans and equity-based plans; reviewing goals and objectives relevant to the Company's Executive Officers noted below, evaluating the Executive Officers' performance, and approving their compensation levels and annual and long-term incentive awards; and reviewing and approving the number of shares, price per share, and period of duration for stock grants under any approved share incentive plan. There were five Compensation Committee meetings held during 2012.

  •
  Audit Committee.  The Audit Committee has been established to assist the Board of Directors in monitoring the integrity of the financial statements and management's report of internal controls over financial reporting of the Company, the compliance by the Company with legal and regulatory requirements and the independence, qualifications and performance of the Company's internal audit function and Independent Registered Public Accounting Firm. Among the responsibilities of the Audit Committee are to engage an Independent Registered Public Accounting Firm, review with the Independent Registered Public Accounting Firm the plans and results of the audit engagement, approve professional services provided by the Independent Registered Public Accounting Firm, and consider the range of audit and non-audit fees. The Audit Committee approves the engagement of the internal auditors and reviews the scope of their internal audit plan. The Audit Committee also reviews and discusses the Company's internal controls with management, the internal auditors and the Independent Registered Public Accounting Firm and reviews the results of the internal audit program. There were eight Audit Committee meetings held during 2012.

  •
  Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee is responsible for developing and implementing policies and practices relating to corporate governance, including monitoring implementation of W. P. Carey's corporate governance policies. In addition, the Committee develops and reviews background information for candidates for the Board of Directors, including those recommended by stockholders, and makes recommendations to the Board regarding such candidates. The Nominating and Corporate Governance Committee met four times during 2012.

        The Board has adopted written charters for each of the Compensation, Audit, and Nominating and Corporate Governance Committees, each of which can be viewed on our website, www.wpcarey.com, under the heading "Investor Relations."

        Investment Committee.    Certain members of the Board are also members of the Investment Committee of the board of directors of CAM, a subsidiary of the Company that provides advisory services to the CPA® REITs and the Company. Before a property is acquired by a CPA® REIT or the Company, the transaction is reviewed by the Investment Committee to ensure that it satisfies the relevant investment criteria. The Investment Committee is not directly involved in originating or negotiating potential investments but instead functions as a separate and final step in the investment process. Current Directors of W. P. Carey who also serve on the Investment Committee are Messrs. Coolidge (Chairman), Hansing, Marston, van Ommen, and von Köller. There were nine Investment Committee meetings held during 2012.

BOARD COMMITTEE MEMBERSHIP ROSTER

Name	Executive		Compensation		Audit		Nominating and Corporate Governance		Technology
Trevor P. Bond	X								X
Francis J. Carey	X	*
Nathaniel S. Coolidge	X				X
Mark J. DeCesaris									X	*
Eberhard Faber, IV	X				X		X	*
Benjamin H. Griswold, IV	X		X				X
Axel K.A. Hansing			X				X
Dr. Richard C. Marston	X						X
Robert E. Mittelstaedt, Jr.			X	*	X				X
Charles E. Parente**			X		X	*			X
Nick J.M. van Ommen			X		X
Karsten von Köller					X
Reginald Winssinger			X				X
*
Chairman of Committee

**
Audit Committee Financial Expert

        The Board has determined that none of the Directors who currently serve on the Compensation, Audit, or Nominating and Corporate Governance Committees, or who served at any time during 2012 on such committees, has a relationship to W. P. Carey that may interfere with his independence from W. P. Carey and its management, and therefore all such Directors are "independent" as defined in the NYSE Listing Standards and under applicable rules of the Securities and Exchange Commission, which we refer to in this Proxy Statement as the SEC or the Commission.

Board Meetings and Directors' Attendance

        There were four regular and five special Board meetings held in 2012, and each Director attended at least seventy-five percent of the aggregate of such meetings and of the meetings held during the year by the committees of which he was a member. Under our Corporate Governance Guidelines, each Director is required to make every effort to attend each Board meeting and applicable committee meetings, except in unavoidable circumstances. Although there is no specific policy regarding Director attendance at meetings of stockholders, Directors are invited and encouraged to attend. Twelve Directors attended the annual meeting of shareholders held on June 21, 2012.

        Until his election as Non-Executive Chairman in January 2012, Benjamin H. Griswold, IV served as Lead Director. The primary responsibility of the Lead Director was to preside over periodic executive sessions of the Board in which management Directors and other members of management do not participate. In his current role as Non-Executive Chairman, Mr. Griswold, in addition to presiding over such executive sessions of the Board, also presides over meetings of the full Board of Directors.

Board Leadership Structure and Risk Oversight

        Until his passing in January 2012, the Founder and principal shareholder of the Company, Mr. Wm. Polk Carey, was the Chairman of the Board. The Board believed that having Mr. Carey as Chairman provided strong leadership for the Board and critical thinking with respect to the Company's strategy and performance and helped ensure that stockholder interests were well represented during Board deliberations. Since January 2012, Mr. Griswold has served as the Non-Executive Chairman of the Board. The Board believes that, as a former chairman of the board of Alex. Brown & Sons, Mr. Griswold is well-suited, in his capacity as Non-Executive Chairman, to preside over executive sessions of the Board (as he did when he was Lead Director) and to preside over full sessions of the Board. The Company's Chief Executive Officer, Trevor P. Bond, is also a member of the Board of Directors. The Board considers the Chief Executive Officer's participation to be important in order to make information and insight about the Company's business and its operations directly available to the Directors in their deliberations.

        The Board believes that risk oversight is the responsibility of the Board as a whole and not of any one of its committees. The Board periodically reviews the processes established by management to identify and manage risks, communicates with management about these processes, and receives regular reports from each of its committees concerning, among other things, risks arising within its areas of responsibility.

  Compensation of the Board of Directors

        W. P. Carey pays fees to its Directors who are not its officers or employees for their services as Directors. We refer to these individuals in this Proxy Statement as Independent Directors or Non-Employee Directors. During 2012, Independent Director annual compensation included:

  •
  an annual cash retainer of $50,000;

  •
  meeting attendance fees of $1,500 per regular quarterly meeting (including telephonic meetings);

  •
  meeting attendance fees of $1,500 per committee meeting for members of the Audit, Compensation, and Nominating and Corporate Governance Committees (including telephonic meetings); and

  •
  an automatic annual grant of restricted stock units, or RSUs, with a grant date fair value of $70,000, which are immediately vested but are required to be deferred until the Director completes his or her service on the Board. The RSUs granted to the Directors, which are awarded under the W. P. Carey Inc. 2009 Non-Employee Directors' Incentive Plan (the "2009 Non-Employee Director Plan"), are referred to in this Proxy Statement as Director RSUs.

        When Mr. Griswold became Non-Executive Chairman in January 2012, the Compensation Committee requested that Towers Watson and Company, the committee's independent compensation consultant at that time, review Mr. Griswold's compensation as Non-Executive Chairman after his role, which was a new position for the Company, became more fully defined. Until that review was complete, Mr. Griswold was to be paid at a rate of $10,000 annually for that role, which was the same amount that he received for serving as Lead Director in prior years. In June, after analyzing the time commitment required for the role and comparing the position to that at similarly sized companies, Towers Watson recommended that appropriate compensation would be $100,000 per year for that position, and the Board agreed with that recommendation. As a result, Mr. Griswold received $5,000 for serving as Non-Executive Chairman through June and an additional $50,000 for the remainder of 2012. He also received $5,000 for serving as the Chairman of the Compensation Committee through June, when he stepped down from that position in light of his role as Non-Executive Chairman, and $10,000 for serving as a member of the Executive Committee during the year.

        During 2012, Mr. Parente received an additional $10,000 for serving as Chairman of the Audit Committee. Mr. Faber received an additional $10,000 in 2012 for serving as Chairman of the Nominating and Corporate Governance Committee and $10,000 per year for serving as a member of the Executive Committee. During 2012, Mr. Mittelstaedt received an additional $5,000 for serving as Chairman of the Strategic Planning Committee through June, when that Committee was eliminated (with the functions thereof to be performed by the Board as a whole), and $5,000 for serving as Chair of the Compensation Committee from June, when he was appointed to that role after Mr. Griswold stepped down, through the end of the year. Directors Coolidge, Hansing, Marston, van Ommen, and von Köller are also members of the Investment Committee, and each received a fee of $1,500 per Investment Committee meeting attended during the year. Mr. Coolidge received an additional $20,000 for serving as Chairman of the Investment Committee and $10,000 for serving as a member of the Executive Committee in 2012. Mr. Coolidge also received an additional $1,500 fee for each transaction reviewed by him during the year as Chairman of the Investment Committee pursuant to authority previously delegated to him by such committee, within specified parameters, to approve transactions valued at less than $10 million. In addition, Directors Hansing, Marston, van Ommen, von Köller, and Winssinger received $10,000 each for serving as members of the Board of Directors of WPCI, a subsidiary of the Company that structures net lease transactions on behalf of the CPA® REITs outside of the United States, in 2012. Mr. Marston also received $10,000 for serving on the Executive Committee during 2012. Each of Mr. von Köller and Mr. van Ommen received an additional $20,000 in 2012 for serving on the Board of Directors of W. P. Carey & Co. BV, a Netherlands subsidiary of the Company that manages international assets for the Company as well as the CPA® REITs. And Mr. Winssinger received an additional $25,000 during 2012 for service as a member of the Board of Directors of Carey Storage Asset Management, a subsidiary of the Company.

        Messrs. Carey and Bond, who are officers of the Company, and Mr. DeCesaris, who was an officer of the Company during 2012, are also Directors but were not paid any Director fees in 2012. The compensation received by each of Mr. Bond and Mr. DeCesaris as an officer of the Company in 2012 is discussed in the compensation tables for Executive Officers below. Mr. Carey, who serves as the Company's Chief Ethics Officer in addition to serving as the Chairman of the Executive Committee, receives an annual salary of $200,000 from the Company. Mr. Wm. Polk Carey, who passed away on January 2, 2012, was also not compensated for his service as a director and therefore did not receive any Director fees in 2012.

        In September 2012, the Compensation Committee requested that its new independent compensation consultant, FPL Associates L.P., conduct a review of the compensation of the Board and committee members as part of the Compensation Committee's periodic review of such practices but also in light of the then-pending merger of the Company with CPA®:15 and the Company's simultaneous conversion to a REIT (the "REIT Conversion"), which would be transformative transactions for the Company. Based on the results of that review and the advice of FPL Associates, in January 2013 the Compensation Committee recommended, and the Board approved, that all fees for meetings of the Board and its committees should be eliminated, that the annual cash retainer should be increased to $90,000, effective as of January 1, 2013, and that the grant date fair value of the annual grant of Director RSUs awarded to each Director should be increased to $80,000 effective as of July 1, 2013, the next scheduled grant date for such RSUs after the Annual Meeting. In addition, the annual fees for the chairs of the Audit and Compensation Committees were increased to $20,000 and $15,000, respectively, and the members of the Investment Committee who are also members of the W. P. Carey Board will receive $20,000 per year but will no longer receive meeting fees. In addition, all fees payable for service on boards of various subsidiaries of the Company were eliminated, except for the fees regarding service on the board of W. P. Carey & Co. BV, which were reduced to $10,000 annually.

 2012 DIRECTOR COMPENSATION TABLE

        The following table sets forth information concerning the total compensation of the individuals who served as Independent Directors during 2012, including service on all committees of the Board as well as the boards of the Company's subsidiaries and the Investment Committee:

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Total ($)
Nathaniel S. Coolidge	114,500	69,993	184,493
Eberhard Faber, IV	97,000	69,993	166,993
Benjamin H. Griswold, IV	139,500	69,993	209,493
Axel K.A. Hansing	85,500	69,993	155,493
Dr. Richard C. Marston	100,000	69,993	169,993
Robert E. Mittelstaedt, Jr.	88,500	69,993	158,493
Charles E. Parente	84,000	69,993	153,993
Nick J.M. van Ommen	120,500	69,993	190,493
Karsten von Köller	111,500	69,993	181,493
Reginald Winssinger	104,500	69,993	174,493
(1)
Amounts reflect the aggregate grant date fair value calculated in accordance with Financial Accounting Standards Board Accounting Standings Codification Topic 718 ("FASB ASC Topic 718") with respect to awards of 1,502 Director RSUs received in 2012. There were no option awards, non-equity incentive compensation or nonqualified deferred compensation granted to the Directors during 2012. For each of the Directors, the grant date fair value of each Director RSU, computed in accordance with FASB ASC Topic 718, was $46.60 on July 2, 2012. The assumptions on which these valuations are based are set forth in Note 15 to the consolidated financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2012 (the "2012 Form 10-K").

        The following table reflects Independent Director options and Director RSUs outstanding and held by the individuals listed in the previous table, if any, as of December 31, 2012:

	Total RSU Awards(1) (#)	Total Option Awards Vested (#)
Nathaniel S. Coolidge	8,521	0
Eberhard Faber, IV	8,521	0
Benjamin H. Griswold, IV	8,521	4,000
Axel K.A. Hansing	3,236	0
Dr. Richard C. Marston	3,235	0
Robert E. Mittelstaedt, Jr.	8,521	4,000
Charles E. Parente	8,521	4,000
Nick J.M. van Ommen	3,236	0
Karsten von Köller	8,521	0
Reginald Winssinger	8,521	0
(1)
Director RSUs were immediately vested when granted, but the payout of the underlying shares of Common Stock, which occurs on a one-for-one basis, was required to be deferred until the Director completes his service on the Board.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT

        The following table sets forth certain information regarding the beneficial ownership of Common Stock as of March 31, 2013 by each of the nominees for election as Director, each of the named executive officers listed in the Summary Compensation Table below ("NEOs"), all Directors and Executive Officers as a group, and each person known to the Company to own beneficially more than 5% of the Common Stock. Fractional shares are rounded to the nearest full share. Except as noted below, none of the shares has been pledged as collateral.

Name of Beneficial Owner	Amount of Shares Beneficially Owned(1)	Percentage of Class
Trevor P. Bond(2)	50,375	*
Francis J. Carey(3)	438,194	*
Nathaniel S. Coolidge	15,875	*
Mark J. DeCesaris(4)	108,048	*
Eberhard Faber, IV(5)	41,372	*
Mark M. Goldberg(6)	63,056	*
Benjamin H. Griswold, IV(7)(8)	171,105	*
Axel K.A. Hansing	3,236	*
Dr. Richard C. Marston	3,236	*
John D. Miller(9)	30,044	*
Robert E. Mittelstaedt, Jr.(7)	24,865	*
Charles E. Parente(7)	66,143	*
Nick J.M. van Ommen	9,636	*
Dr. Karsten von Köller	8,521	*
Reginald Winssinger	27,728	*
Thomas E. Zacharias(10)	401,313	*
Estate of Wm. Polk Carey(11)	10,732,023	15.61%
55 East 59th Street
Suite 1700
New York, NY 10022
The Vanguard Group(12)	3,646,083	5.29%
100 Vanguard Blvd.
Malverne, PA 19355
All Director and Executive Officers as a Group (17 individuals)(12)	1,462,747	2.12%
*
Less than 1%

(1)
Beneficial ownership has been determined in accordance with the rules of the SEC and includes shares that each beneficial owner (or the Group) has the right to acquire within 60 days of March 31, 2013 as well as vested Director RSUs and LTIP RSUs, PSUs, and Rollover RSUs, each as defined below, where payout of the underlying shares has been deferred. Except as noted, and except for any community property interest owned by spouses, the listed individuals have sole investment power and sole voting power as to all shares of which they are identified as being the beneficial owners.

(2)
The amount shown includes 1,700 shares owned by Mr. Bond's spouse and 1,998 shares held in the Nelson L. Bond, Jr. Residuary Trust, for which Mr. Bond serves as Trustee.

(3)
The amount shown includes 16 shares that Mr. Carey has the right to acquire within 60 days of March 31, 2013 through the exercise of stock options under the W. P. Carey Inc. 1997 Share Incentive Plan (the "1997 Share Incentive Plan") and a total of 184,172 shares held in three grantor retained annuity trusts. The amount shown also includes 253,990 shares that have been pledged in a margin account.

(4)
The amount shown includes 82,936 shares that have been pledged in a margin account.

(5)
The amount shown includes 4,675 shares held by the Faber Family Trust, of which Mr. Faber is a trustee and a beneficiary, and 1,100 shares owned by Mr. Faber's spouse. It also includes 400 shares owned by his niece held in an account for which Mr. Faber has investment authority but with regard to which he disclaims beneficial ownership. It does not include 1,590 shares held by the Faber Foundation.

(6)
The amount shown includes 7,700 shares owned by Mr. Goldberg's spouse and 5,000 shares that have been pledged in a margin account.

(7)
The amount shown includes 4,000 shares this Director has the right to acquire within 60 days of March 31, 2013 through the exercise of stock options under the W. P. Carey Inc. 1997 Non-Employee Directors' Incentive Plan (the "1997 Non-Employee Director Plan").

(8)
The amount shown includes 33,000 shares held by the Benjamin H. Griswold, III Marital Trust and 16,500 shares held by the Benjamin H. Griswold, III Grandchildren's Trust, of which Mr. Griswold is a trustee, and 2,000 shares owned by Mr. Griswold's spouse.

(9)
The amount shown includes 297 shares that Mr. Miller has the right to acquire within 60 days of March 31, 2013 through the exercise of stock options under the 1997 Share Incentive Plan.

(10)
The amount shown includes 108,070 shares that Mr. Zacharias has the right to acquire within 60 days of March 31, 2013 through the exercise of stock options under the 1997 Share Incentive Plan, 19,000 shares owned by Mr. Zacharias's spouse, and 8,000 shares held in trust for his son. Mr. Zacharias disclaims beneficial ownership of the shares owned by his spouse. The amount shown also includes 151,463 shares that have been pledged in a margin account.

(11)
The amount shown includes 7,114,735 shares held by Wm. Polk Carey Estate, LLC, a corporation wholly-owned by the Estate of Wm. Polk Carey, the Company's deceased Chairman and Founder (the "Carey Estate"), that the Carey Estate is deemed to beneficially own and includes 5,697 shares that the Carey Estate has the right to acquire within 60 days of March 31, 2013 through the exercise of stock options under the Company's 1997 Share Incentive Plan. The amount also includes 616,971 shares that were sold by the Carey Estate to the Company as a result of an irrevocable election made by the Carey Estate on March 28, 2013 pursuant to the Share Purchase Agreement, described in Certain Relationships and Related Transactions — Transactions with Estate of Wm. Polk Carey below. This sale was completed on April 4, 2013.

(12)
The information for The Vanguard Group ("Vanguard") is derived from a Schedule 13G, dated February 13, 2013, filed with the SEC reporting beneficial ownership as of December 31, 2012. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, was the beneficial owner of 30,400 shares as a result of serving as investment manager of collective trust accounts, over which it had shared dispositive power but sole voting power, at that date. Vanguard also had sole dispositive power with respect to 3,615,863 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires that Directors, Executive Officers and persons who are the beneficial owners of more than 10% of our shares file reports of their ownership and changes in ownership of our shares with the SEC and to furnish us with copies of all such Section 16 reports that they file. Based upon a review of the copies of such reports furnished to us as filed with the SEC and other written representations that no other reports were required to be filed during the year, W. P. Carey believes that all Directors, Executive Officers and beneficial owners of 10% or more of our shares were in compliance with the reporting requirements of Section 16(a) of the Exchange Act during 2012, except as follows: Mr. Bond's report regarding the grants of RSUs and PSUs that he received in March 2012 when he entered into his employment agreement was filed two weeks late due to an administrative error by the Company; and reports regarding the shares of our stock that were received in exchange for shares of CPA®:15 as a result of the Merger were filed eight days late for each of Messrs. Carey and Parente as well as for Mr. Jan F. Kärst, a former employee of the Company who is required to file Section 16 reports solely because he is co-executor of the Carey Estate, which files Section 16 reports as the beneficial owner of more than 10% of our shares.

EQUITY COMPENSATION PLAN INFORMATION

        The following table presents information regarding the Company's equity compensation plans as of December 31, 2012:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders	2,003,887	(1)	$30.32	(2)	2,817,241	(3)
Equity compensation plans not approved by security holders	0		0		0
Total	2,003,887	(1)	$30.32	(2)	2,817,241	(3)
(1)
Reflects outstanding options, LTIP RSUs, and performance share units, or PSUs, issued to officers and employees under the 1997 Share Incentive Plan and the W. P. Carey Inc. 2009 Share Incentive Plan, but does not include any such awards where the payout of the underlying shares upon vesting was deferred at the election of the recipient pursuant to the Company's Deferred Compensation Plan. For PSUs, which may or may not vest in varying amounts depending on the achievement of specified performance criteria, the Target Amount (100% of the award paid), which at the date of grant was the expected future payment, aggregating 538,601 shares, was used; the Maximum Amount (300% of the Target Amount) that can be issued would be 1,615,802 shares (although for PSUs granted in 2010, the actual payout level achieved was 237.5% of the Target Amount). Amounts shown do not include dividend equivalents to be paid on PSUs, which are reinvested in shares of Common Stock at the end of the relevant performance cycle but only to the extent the PSUs vest. See 2012 Grants of Plan-Based Awards below for a description of these "Dividend Equivalent Shares." Also reflects Director RSUs granted under the 2009 Non-Employee Director Plan.

(2)
All RSUs and PSUs are settled in shares of Common Stock on a one-for-one basis and accordingly do not have a Weighted-Average Exercise Price. Therefore, the Weighted-Average Exercise Price shown is for outstanding options only.

(3)
Includes the following shares of Common Stock remaining available for issuance at December 31, 2012: 2,085,934 shares under the 2009 Share Incentive Plan, which may be issued upon the exercise of stock options, as restricted stock, upon vesting of RSUs or PSUs, or as other stock based awards; 245,075 shares issuable under the 2009 Non-Employee Director Plan, which may be issued upon the exercise of stock options, upon vesting of Director RSUs or as restricted stock; and 486,232 shares issuable under the ESPP. Under the terms of the Company's Employee Stock Purchase Plan, or ESPP, eligible employees may purchase shares semi-annually with up to a maximum of 10% of eligible compensation, or $25,000, if less. The purchase price is 85% of the lower of the fair market value of the Common Stock on the first and last day of each semi-annual purchase period, which is defined in the ESPP as the average of the high and low prices of such stock on the Exchange. The terms of the ESPP do not limit the aggregate number of shares subject to purchase by all participants during any one purchase period. The 2,085,934 shares of Common Stock available under the W. P. Carey Inc. 2009 Share Incentive Plan noted above assumes the payout of all outstanding PSU awards at the Target level but does not include Dividend Equivalent Shares; if the Maximum payout level is achieved on all outstanding PSU awards, the amount of Common Stock available for issuance under the W. P. Carey Inc. 2009 Share Incentive Plan would be 284,742 shares. See Proposal Two — Approval of the Amended and Restated W. P. Carey Inc. 2009 Share Incentive Plan below for a description of a proposal to, among other things, increase the number of shares of Common Stock authorized for issuance under the W. P. Carey Inc. 2009 Share Incentive Plan by 2,300,000 shares.

 PROPOSAL TWO

APPROVAL OF THE AMENDED AND RESTATED W. P. CAREY INC.
2009 SHARE INCENTIVE PLAN

        The W. P. Carey Inc. 2009 Share Incentive Plan (the "2009 Share Incentive Plan" or the "Plan") was originally adopted by the Company's predecessor, W. P. Carey & Co. LLC, through action of its Board of Directors and approved by the predecessor company's shareholders on June 11, 2009. The principal amendment to the Plan is an increase of 2,300,000 in the total number of shares of Common Stock reserved for issuance as awards under the Plan. In addition, the amended and restated Plan does not generally provide for automatic vesting of awards upon a Change of Control, as defined in the Plan. Instead, the amended and restated Plan utilizes "double-trigger" vesting, under which awards vest if the participant's employment is terminated following a Change of Control. The Change of Control definition in the Plan was also modified to conform to our current corporate structure. Further, the Plan was amended to add individual per employee limits with respect to performance-based compensation and to specify performance criteria in the Plan. Finally, the Plan was amended to explicitly state that share options may not be exchanged for cash or other awards and that dividend equivalent rights may not be granted on share options.

        In order to determine the additional number of shares of Common Stock to be authorized under the Plan, the Compensation Committee and the Board considered the need by the Company for the shares for future grants to employees and the potential dilution that awarding the requested shares may have on the Company's existing stockholders. As set forth in Compensation Discussion and Analysis below, the Compensation Committee consulted FPL Associates, L.P., its independent compensation consultant, to assist in this regard. The compensation consultant examined a number of factors, including the Company's burn rate and an overhang analysis based on information provided by the Company, which the Compensation Committee also considered as one of the components for determining the additional number of shares to request and the Plan features to be amended.

Background

        As of March 31, 2013, approximately 284,742 shares of Common Stock remained available for future grant under the Plan, assuming a Maximum payout of existing awards but without including any Dividend Equivalent Shares, as described in the 2012 Grants of Plan-Based Awards table below, that may become payable. The Compensation Committee recommended to the Board that an additional 2,300,000 of shares become available under the Plan. The Board is seeking stockholder approval for the amended and restated Plan and the additional shares available under the Plan.

        In addition to considering the estimated number of shares needed for future grants under the Plan based upon current grant levels, the Compensation Committee and the Board also considered the burn rate with respect to Company equity awards. The burn rate is the sum of the total RSU awards granted by the Company in a fiscal year and the total shares underlying PSU awards from previous years that were actually issued by the Company in a fiscal year, divided by the weighted average shares outstanding for each year. In fiscal 2010, 2011 and 2012, the Company granted RSU awards, and issued Common Stock underlying previously granted PSU awards, representing a total of 203,241 shares, 759,739 shares, and 581,820 shares, respectively. In addition, the Compensation Committee and the Board considered the fact that the size of the Company, including the number of shares outstanding, had significantly increased upon the completion of the Merger on September 28, 2012. As a result, the Compensation Committee and the Board were satisfied that the Company's burn rate over the past three years was at an acceptable level, taking into consideration that the level of grants in 2011 and 2012 reflected several one-time grants to key employees upon entering into their employment agreements. The Compensation Committee and the Board also noted that the level of grants in 2013 was lower than the level in each of the past three years due to the committee's decision to reduce the number of participants in the LTIP receiving PSUs, as described in Compensation Discussion and Analysis below.

        An additional metric that the Compensation Committee and the Board used to measure the cumulative dilutive impact of the equity program is overhang. Overhang is defined by the Company as:

  •
  outstanding share options, plus

  •
  outstanding full value awards, plus

  •
  the number of shares available for future grant under the proposed amended and restated Plan,

  •
  collectively divided by the total outstanding shares of Common Stock.

        As of March 31, 2013, the Company had 747,313 outstanding share options and 2,479,005 outstanding full value RSUs and PSUs under the Plan and its predecessor plan, with 284,742 existing shares available for future grant under the Plan (assuming achievement of the Maximum performance level for existing PSU awards but without including any Dividend Equivalent Shares). As of that date, the Company had 68,762,259 outstanding shares of Common Stock. This, plus the 2,300,000 additional shares being requested by this Proposal, results in an overhang level that is acceptable to the Compensation Committee and the Board.

        The Plan does not contemplate the amount or timing of specific equity awards in the future. Accordingly, it is not possible to calculate with certainty the number of years of awards that will be available and the amount of subsequent dilution that may ultimately result from such awards. However, the current rationale and practices of the Compensation Committee with respect to equity awards is set forth in the Compensation Discussion and Analysis section below.

        Stockholder approval is required for the amendment and restatement of the Plan. If the Company's stockholders do not approve the amendment and restatement of the Plan as described in this Proposal Two, the Plan will remain in effect without amendment. Accordingly, if the stockholders of the Company do not approve Proposal Two, there will be no increase in the number of shares available for awards under the Plan or establishment of the per employee limits or performance criteria, no modification of the Change of Control provisions or definition, and no express prohibition against share options being exchanged for cash or other awards or against the granting of dividend equivalent rights on share options.

        The Board recommends that the stockholders approve the proposed amendment and restatement of the Plan to ensure the Company's continuing ability to provide a flexible range of compensation awards under the Plan. An increase in the number of shares available for future grants is necessary to permit the Plan to continue to operate as intended. The additional amendments conform the Plan to current market practice and regulation.

        The principal features of the Plan as amended and restated are summarized below. The summary is qualified in its entirety by the full text of the amended and restated Plan, which is set forth as Appendix A to this Proxy Statement.

General

        The purpose of the Plan is to encourage and enable the Company's officers, employees, and employee-directors, upon whose judgment, initiative, and efforts the Company largely depends for the successful conduct of its business, to acquire a proprietary stake in the Company.

        Employees, including officers and employee-directors of the Company or any subsidiary or affiliate, who are responsible for or contribute to the management, growth, or profitability of the Company, are eligible to receive awards under the Plan. It is expected that approximately 110 employees, 120 officers, and two employee-directors will be eligible to participate in the Plan.

        The maximum aggregate number of shares for which awards may be granted under the Plan is limited to the remaining shares of Common Stock available immediately prior to stockholder approval of the amended and restated Plan plus an additional 2,300,000 shares of Common Stock upon stockholder approval of Proposal Two, subject to adjustment in the event of share splits and similar events and subject to the counting and substitution provisions of the Plan. The individual per-employee limits are also subject to adjustment in the event of share splits and similar events. No awards may be granted under the Plan subsequent to June 19, 2023. Absent additional stockholder approval, no awards based upon the performance criteria included within the Plan and intended to qualify under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), may be granted under the Plan subsequent to the Company's annual meeting of stockholders in 2018.

        If any award under the Plan is forfeited, canceled, reacquired by the Company, satisfied without the issuance of shares or otherwise terminated, other than by exercise, the number of shares of Common Stock subject to the award are again available for purposes of the Plan, provided that the participants have received no benefits of ownership of the underlying shares. Shares previously owned or acquired by an awardee that are delivered to the Company, or withheld from the award to pay the exercise price of an award or for purposes of satisfying a tax withholding obligation, are not available for re-issuance under the Plan.

Administration

        The Plan will be administered by the Compensation Committee (the "Committee"), consisting of not less than two members of the Board. Each member of the Committee must be a "non-employee director" as defined in Rule 16b-3 under the Exchange Act, an "outside director" as defined in the regulations under Section 162(m) of the Code, and an independent director under the rules of the Exchange.

        The Committee has full authority, in its discretion, to interpret the Plan and to select the persons who will receive awards and the number of shares to be covered by each award. The types of awards that the Committee has authority to grant are (1) share options, (2) restricted share awards, (3) RSUs, (4) performance share awards, (5) PSUs, and (6) dividend equivalent rights. Each of these types of awards is described below. The number of shares available under any outstanding awards and the exercise price of awards are adjusted in the event of share dividends and similar events.

Share Options

        The Plan provides for the grant of share options. The option price for each share option may not be less than 100% of the fair market value of the Common Stock on the date the share option is granted. Fair market value, for purposes of the Plan, is the last sale price of the Common Stock as reported on the Exchange for the date as of which fair market value is to be determined. On March 28, 2013, the fair market value of a share of Common Stock, as so computed, was $67.40. The maximum number of shares of Common Stock for which share options can be granted to any one individual under the Plan may not exceed 500,000 shares per calendar year.

        The Plan expressly prohibits the reduction in the exercise price of any outstanding share options, whether through amendment, cancellation, or replacement, unless such reduction is approved by the Company's stockholders. In addition, share options may not be exchanged for cash or other awards, and dividend equivalents may not be granted on share options.

        A share option becomes exercisable at such time or times and/or upon the occurrence of such event or events as the Committee may determine. No share option may be exercised after the expiration of ten years from the date of grant. A share option, to the extent exercisable at any time, may be exercised in whole or in part.

        The following provisions of this paragraph apply in the case of an optionee whose employment is terminated. If the employment of the optionee is terminated by reason of the optionee's disability, outstanding share options of the optionee will be exercisable (to the extent exercisable immediately prior to the termination of employment or such larger portion as the Committee may determine in its discretion) at any time prior to the expiration date of the share option or within twelve months after the date of termination of employment, whichever is the shorter period. Following the death of an optionee during employment or within a period following termination of employment during which a share option remains exercisable, outstanding share options of the optionee will be exercisable (to the extent exercisable immediately prior to the death of the optionee or such larger portion as the Committee may determine in its discretion in the case of an optionee who dies during employment) by the legal representative or legatee of the optionee, at any time prior to the expiration date of the share option or within six months after the date of death of the optionee, whichever is the shorter period. If the employment of an optionee is terminated by the Company for cause, as defined in the Plan, all outstanding share options held by the optionee will immediately terminate unless otherwise determined by the Committee. All of the time periods for exercise of options described above in this paragraph may be extended by the Committee, subject to the maximum ten year expiration date. If the employment of an optionee terminates for any reason other than for cause, disability or death, as described above, outstanding share options granted to the optionee may be exercised for such period as the Committee shall specify.

        The option price for each share option will be payable in full in cash at the time of exercise; however, in lieu of cash the holder of a share option may, if authorized by the Committee, pay the option price in whole or in part by delivering to the Company, or by the Company withholding from the award, shares of Common Stock having a fair market value on the date of exercise of the share option equal to the option price for the shares being purchased, except that any portion of the option price representing a fraction of a share must be paid in cash.

        No share option granted under the Plan is transferable other than by will or by the laws of descent and distribution, except for gifts for the benefit of a Plan participant's descendants for estate planning purposes or pursuant to a certified domestic relations order. A share option may be exercised during an optionee's lifetime only by the optionee.

        Subject to the foregoing and the other provisions of the Plan, share options granted under the Plan may be exercised at such times and in such amounts and be subject to such restrictions and other terms and conditions, if any, as shall be determined, in its discretion, by the Committee.

Restricted Share Awards and Restricted Share Units

        General.    Restricted shares are an award of shares of Common Stock, either at no cost or at a price determined by the Committee, subject to established restrictions and conditions. Restricted share units, or RSUs, represent a right to receive shares of Common Stock or cash based upon established restrictions and conditions.

        Restricted shares and RSUs will be subject to such restrictions (which may include restrictions on the right to transfer or encumber the shares or units while subject to restriction) as the Committee may impose and may be subject to forfeiture in whole or in part if certain events (which may, in the discretion of the Committee, include termination of employment and/or performance-based events) specified by the Committee occur prior to the lapse of the restrictions. The award agreement between the Company and the awardee will set forth the number of restricted shares or RSUs awarded to the awardee, the restrictions imposed thereon, the duration of such restrictions, the events the occurrence of which would cause a forfeiture of the restricted shares or RSUs in whole or in part, and such other terms and conditions as the Committee in its discretion deems appropriate.

        Unless otherwise determined by the Committee, restricted shares and RSUs are forfeited upon termination of employment for any reason prior to vesting.

        Restricted Shares.    Following a restricted share award and prior to the lapse or termination of the applicable restrictions, the restricted shares will be held in escrow. Upon the lapse or termination of the restrictions (and not before), the record in book-entry form will be delivered to the awardee. From the date a restricted share award is effective, however, the awardee will be a stockholder with respect to the restricted shares and will have all the rights of a stockholder with respect to such shares, including the right to vote the shares and to receive all dividends and other distributions paid with respect to the shares, subject only to the restrictions and limitations imposed by the Committee.

        Restricted Share Units.    The award agreement for RSUs will specify the time and form of payment of vested RSUs. The Company's obligation with respect to RSUs may be paid in shares of Common Stock or cash, or partially in each. RSUs may provide for dividend equivalent rights, as determined by the Committee.

Performance Share Awards and Performance Share Units

        General.    Performance shares represent a right to receive shares of Common Stock based on the achievement, or the level of achievement, during a specified performance period of one or more performance goals based on performance criteria established by the Committee at the time of the award. Performance share units, or PSUs, represent a right to receive shares of Common Stock or cash based on the achievement, or level of achievement, during a specified performance period of one or more performance goals based on performance criteria established by the Committee at the time of award.

        Performance shares and PSUs will be subject to restrictions on the right to transfer the shares or units while subject to restriction. The award agreement between the Company and the awardee will set forth the number of performance shares or PSUs awarded to the awardee, the performance period, the performance goals, performance criteria, any restrictions imposed thereon and the duration of such restrictions, the events the occurrence of which would cause a forfeiture of the performance shares or PSUs in whole or in part and such other terms and conditions as the Committee in its discretion deems appropriate.

        Unless otherwise determined by the Committee, performance shares and PSUs are forfeited upon termination of employment for any reason prior to vesting.

        The maximum number of shares of Common Stock subject to performance share, PSU, and other awards (excepting share options) that are intended to qualify as performance-based compensation under Section 162(m) of the Code that may be paid to any one individual based on the achievement of performance criteria specified in the Plan for any calendar year is 500,000 shares or, if such award is payable in cash, the fair market value equivalent thereof. In the case of multi-year performance periods, the amount that is paid for any one year of the performance period is the amount paid for the performance period divided by the number of calendar years in the period. In applying this limit, the amount of cash and the number of shares of Common Stock earned by a participant is measured as of the close of the applicable calendar year that ends the performance period, regardless of the fact that certification by the Committee and actual payment to the participant may occur in a subsequent calendar year or years.

        Performance Shares.    Upon satisfaction of all of the conditions applicable to a performance share award (and not before), the record in book-entry form will be delivered to the awardee. Awardees will be a stockholder with respect to the performance shares and will have all the rights of a stockholder only with respect to such shares actually received upon satisfaction of the applicable conditions. The award agreement may provide for the waiver, immediate payment, deferral, or investment of associated dividend rights with respect to any performance shares.

        Performance Share Units.    The award agreement for PSUs will specify the time and form of payment of vested PSUs. The Company's obligation with respect to PSUs may be paid in shares of Common Stock or cash, or partially in each. PSUs may provide for dividend equivalent rights. The award agreement may provide for the immediate payment, deferral, or investment of dividend equivalent rights.

        For awards intended to qualify as performance-based compensation under Section 162(m) of the Code, the performance criteria to be used in determining whether the award has been earned, the level of achievement of such performance criteria necessary for the award to be earned in whole or in part, and the performance period over which such performance will be measured will be determined by the Committee at the time the award is granted. Such performance criteria will be one or more preestablished objective measures of performance during the performance period by the Company, a subsidiary, an affiliate, any branch, department, business unit or other portion thereof, and/or a comparison of such performance with the performance of a peer group of corporations, prior performance periods or other measure selected and defined by the Committee at the time of making the award. Performance criteria may be based on one or more of the following objective performance measures: earnings or earnings per share; book value per share; total return to stockholders; return on equity, assets, capital or investment; pre-tax margins; revenues, including asset management revenue, structuring revenue, loan refinancing revenue, acquisition revenue, disposition revenue, and incentive or termination revenue; expenses; costs; stock price; market share; charge-offs; assets; non-performing assets; income; operating, net or pre-tax income; business diversification; operating ratios (including, without limitation, capital ratios or risk-measurement ratios) or results; profit margin; cash flow, including cash flows from operating activities, investing activities, and financing activities; funds from operations; stockholders' equity; and assets under management. The Committee may in its discretion also determine to use other objective performance measures as performance criteria.

Dividend Equivalent Rights

        A dividend equivalent right entitles the awardee to receive credit based on cash distributions that would be paid on specified shares of Common Stock if such shares were held by the awardee. Dividend equivalent rights may be granted as a component of another award or on a freestanding basis. Dividend equivalent rights granted as a component of another award may also contain terms and conditions that differ from the underlying award. The terms and conditions of dividend equivalent rights will be specified in the underlying grant and may include performance goals based on performance criteria. Dividend equivalent rights may be paid currently, on a deferred basis, or may be deemed to be reinvested in additional shares of Common Stock. Dividend equivalent rights may be settled in cash or shares of Common Stock or a combination thereof.

Additional Rights in Certain Events

        The Plan provides for certain additional rights upon a termination of employment following the occurrence of a Change of Control. A Change of Control is deemed to have occurred (1) when a beneficial owner of securities (other than the Company, a subsidiary, or any trustee, fiduciary, or other person or entity holding securities under any employee benefit plan of the Company or any subsidiary) is entitled to twenty-five percent (25%) or more of the voting power of the Company or the then outstanding shares of the Company, excepting certain Board approved purchases and transactions, (2) the consummation of (i) any consolidation or merger of the Company or any subsidiary, where the stockholders will not own, after such consolidation or merger, more than 50% of the voting equity of the entity issuing the cash or securities in the transaction, or its ultimate parent, (ii) any sale, lease, exchange or other transfer of all or substantially of the Company's consolidated assets, unless following the sale the Company's stockholders (as determined immediately prior to the sale) own more than 50% of the outstanding shares and combined voting power of the entity that acquired the assets, or (iii) any plan or proposal for the liquidation or dissolution of the Company, or (3) when the incumbent Directors of the Company, measured as of the effective date of the Plan, together with any Directors they approve by at least a majority vote, cease to constitute at least a majority of the Board. For purposes of the foregoing, certain transactions resulting from the acquisition of securities by the Company are excluded.

        Unless provided by the Committee at the time of grant of the award or unless otherwise provided in the applicable award agreement, in the event the employment of a participant is terminated by the Company without "cause" or by the participant for "good reason" within two years following the occurrence of a Change of Control (1) all outstanding share options owned by that participant will become immediately and fully exercisable, (2) all restrictions and conditions applicable to restricted shares, RSUs, performance shares, PSUs, and dividend equivalent rights owned by that participant shall automatically be deemed waived and the participant shall become entitled to receipt of the maximum amount of shares of Common Stock subject to such award, provided that the payment date of any awards considered to be deferred compensation shall not be accelerated, and (3) if the participant held share options, the participant shall have the right, in lieu of exercising the share option, to elect to surrender all or part of the share option to the Company and to receive cash in an amount equal to the excess of the fair market value of a share on the date of surrender, as determined under the Plan, over the exercise price per share, multiplied by the number of shares with respect to which the share option is surrendered.

Possible Anti-Takeover Effect

        The provisions of the Plan providing for the acceleration of the exercise date of share options, the lapse of restrictions applicable to restricted shares, RSUs, performance shares, PSUs, and dividend equivalent rights upon a termination of employment following the occurrence of a Change of Control may be considered as having an anti-takeover effect.

Amendment and Discontinuance

        The Board may amend or discontinue the Plan at any time, and the Committee may at any time amend or cancel an outstanding award for the purpose of satisfying changes in law or for any other lawful purpose, but no such action may adversely affect rights under any outstanding award without the holder's consent. Further, the Board may not amend the Plan without the approval of the Company's stockholders to the extent such approval is required by the rules of any exchange upon which the Common Stock is listed or if approval of the amendment is required to qualify for the exemption provided by Rule 16b-3 of the Exchange Act or for share options, performance shares, PSUs, or other awards based upon performance criteria listed in the Plan to qualify as "performance-based compensation" as then defined in the regulations under Section 162(m) of the Code.

New Plan Benefits

        The actual amount of awards to be received by or allocated to participants or groups under the Plan as amended and restated is not determinable in advance because the selection of participants who receive awards under the Plan, and the size and type of awards to such individuals and groups are generally determined by the Committee in its discretion. In 2012, 304,400 PSUs (assuming Threshold Amounts are reached) and 259,400 RSUs were awarded to all employees in the aggregate under the Plan, of which a total of 100,400 PSUs and 86,400 RSUs were awarded to Executive Officers as a group. In 2013, 75,900 PSUs (assuming Threshold Amounts are reached) and 166,554 RSUs were awarded to all employees in the aggregate under the Plan, of which a total of 50,900 PSUs and 60,900 RSUs were awarded to Executive Officers as a group. For information regarding awards to NEOs under the Plan during 2012, see the 2012 Grants of Plan-Based Awards table below.

Federal Income Tax Consequences

        The following is a brief summary of the principal Federal income tax consequences of the grant and exercise of awards under present law.

        Share Options.    An optionee will not recognize any taxable income for Federal income tax purposes upon receipt of a share option. Upon the exercise of a share option the amount by which the fair market value of the shares received, determined as of the date of exercise, exceeds the option price will be treated as compensation received by the optionee in the year of exercise. If the option price of a share option is paid in whole or in part with shares of Common Stock, no income, gain, or loss will be recognized by the optionee on the receipt of shares equal in value on the date of exercise to the shares delivered in payment of the option price. The fair market value of the remainder of the shares received upon exercise of the share option, determined as of the date of exercise, less the amount of cash, if any, paid upon exercise will be treated as compensation income received by the optionee on the date of exercise of the share option.

        Except as described in Other Tax Matters below, the Company or one of its subsidiaries generally will be entitled to a deduction for compensation paid in the same amount treated as compensation received by the optionee.

        Restricted Shares.    An awardee of restricted shares will not recognize any taxable income for Federal income tax purposes in the year of the award, provided the shares are subject to restrictions (that is, they are nontransferable and subject to a substantial risk of forfeiture). However, an awardee may elect under Section 83(b) of the Code to recognize compensation income in the year of the award in an amount equal to the fair market value of the shares on the date of the award, determined without regard to the restrictions. If the awardee does not make a Section 83(b) election, the fair market value of the shares on the date the restrictions lapse will be treated as compensation income to the awardee and will be taxable in the year the restrictions lapse. Except as described in Other Tax Matters below, the Company or one of its subsidiaries generally will be entitled to a deduction for compensation paid in the same amount treated as compensation income to the awardee.

        Restricted Share Units.    An awardee who receives RSUs will not recognize any taxable income for Federal income tax purposes upon receipt of the award. Any cash or Common Stock received pursuant to the award will be treated as compensation income received by the awardee generally in the year in which the awardee receives such cash or Common Stock. Except as described in Other Tax Matters below, the Company generally will be entitled to a deduction for compensation paid in the same amount treated as compensation income to the awardee.

        Performance Shares and Performance Share Units.    An awardee who receives a performance share or PSU award will not recognize any taxable income for Federal income tax purposes upon receipt of the award. Any cash or Common Stock received pursuant to the award will be treated as compensation income received by the awardee generally in the year in which the awardee receives such cash or Common Stock. Except as described in Other Tax Matters below, the Company generally will be entitled to a deduction for compensation paid in the same amount treated as compensation income to the awardee.

        Dividend Equivalent Rights.    An awardee who receives dividend equivalent rights will not recognize any taxable income for Federal income tax purposes upon receipt of the award. Any cash or Common Stock received pursuant to the award will be treated as compensation income received by the awardee generally in the year in which the awardee receives such cash or Common Stock. Except as described in Other Tax Matters below, the Company generally will be entitled to a deduction for compensation paid in the same amount treated as compensation income to the awardee.

        Other Tax Matters.    The exercise by an awardee of a share option, the lapse of restrictions on restricted shares or RSUs, performance shares, or PSUs, and dividend equivalent rights, or the deemed waiver of restrictions and conditions with respect to awards upon a termination of employment following the occurrence of a Change of Control, in certain circumstances, may result in (i) a 20% Federal excise tax (in addition to Federal income tax) to the awardee on certain payments of the shares or cash resulting from such exercise or deemed waiver of restrictions and conditions, or on all or a portion of the fair market value of the shares or cash associated with such awards on the date the restrictions lapse and (ii) the loss of a compensation deduction which would otherwise be allowable to the Company or one of its subsidiaries as explained above. Restricted stock, RSUs, and performance awards based on performance criteria other than those specified in the Plan are not considered "performance-based compensation" under Section 162(m) of the Code. Accordingly, if and to the extent that section is applicable to the Company's compensation payments, the Company may lose a compensation deduction for compensation paid in such form if, as of the close of the tax year, the employee is the Chief Executive Officer of the Company (or acts in that capacity) or is another "covered employee" as defined under the Code (other than the Chief Financial Officer) and the total compensation paid to such employee exceeds $1,000,000.

Vote Required

        Approval of the amended and restated W. P. Carey Inc. 2009 Share Incentive Plan described in Proposal Two requires the affirmative vote of a majority of the votes actually cast by shares present in person or represented by proxy at the Annual Meeting, a quorum being present, as required by applicable state law. For these purposes, an abstention from voting on a matter will not be considered a vote cast on the matter, will not be counted in determining the number of affirmative votes required for approval and, accordingly, will not have the effect of a vote for or against the proposal. If a broker or similar nominee limits on a proxy card the number of shares voted on this proposal or indicates that the shares represented by a proxy card are not voted on this proposal, for these purposes such broker non-votes will not be considered a vote cast, will not be counted in determining the number of affirmative votes required for approval and, accordingly, will not have the effect of a vote for or against the proposal.

        Proposal Two is also subject to the rules of the Exchange regarding stockholder approval. Under these rules, stockholder approval occurs if a majority of votes cast are "for" the proposal and the total number of votes cast are a majority of the shares of Common Stock outstanding at the Record Date. For these purposes, an abstention from voting on this matter will be treated as "present" for quorum purposes and will have the effect of a vote against this proposal. Also for purposes of the rules of the Exchange, broker non-votes will not be considered a vote cast, but are considered as securities entitled to vote for purposes of determining whether the total number of votes cast are a majority of the shares entitled to vote on the proposal.

        Recommendation:    The Board of Directors recommends a vote FOR the approval of Proposal Two.

PROPOSAL THREE

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

        From the Company's inception, it has engaged the firm of PricewaterhouseCoopers LLP as its Independent Registered Public Accounting Firm. For 2013, the Audit Committee has again approved the engagement of PricewaterhouseCoopers LLP as the Company's independent auditors. A representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting to make a statement, if he or she desires to do so, and to respond to appropriate questions from stockholders.

        Although stockholder ratification of PricewaterhouseCoopers LLP's appointment is not required by the Articles, the Bylaws, or otherwise, the Board is submitting the ratification of PricewaterhouseCoopers LLP's appointment for the year 2013 to the Company's stockholders. If the stockholders do not ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee will reconsider whether or not to retain PricewaterhouseCoopers LLP as the Company's Independent Registered Public Accounting Firm for the year 2013 but will not be obligated to terminate the appointment. Even if the stockholders ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee in its discretion may direct the appointment of a different Independent Registered Public Accounting Firm at any time during the year if the committee determines that such a change would be in the Company's interests.

Vote Required

        The ratification of PricewaterhouseCoopers LLP's appointment requires the affirmative vote of a majority of the votes actually cast by shares present in person or represented by proxy at the Annual Meeting, a quorum being present. An abstention from voting will not be considered a vote cast on the matter, will not be counted in determining the number of affirmative votes required for approval and, accordingly, will not have the effect of a vote for or against the proposal. If a broker or similar nominee limits on a proxy card the number of shares voted on this proposal or indicates that the shares represented by a proxy card are not voted on this proposal, such broker non-votes will not be considered a vote cast, will not be counted in determining the number of affirmative votes required for approval and, accordingly, will not have the effect of a vote for or against the proposal.

Recommendation:    The Board of Directors recommends a vote FOR the approval of Proposal Three.

 EXECUTIVE OFFICERS

        The Company's Executive Officers are determined annually by the Board of Directors. Detailed information regarding the Executive Officers who are not directors as of the date of this Proxy Statement is set forth below.

MARK M. GOLDBERG
AGE: 51

        Mr. Goldberg has served as a Managing Director of W. P. Carey since September 2008 and as President of Carey Financial since April 2008. He has also served as a Managing Director of CPA®:17 — Global since January 2010 and of CWI since December 2010. Mr. Goldberg previously served as President and Chief Executive Officer of Royal Alliance Associates, Inc., an independent broker-dealer, part of one of the nation's largest networks of independent advisors. Prior to his position at Royal Alliance, Mr. Goldberg served as Executive Vice President of SunAmerica Financial Network, a subsidiary of SunAmerica and the parent company for six national broker-dealers. He also served as President of a Tokyo-based securities firm, which was an affiliate of the SunAmerica Financial Network. Prior to his position in Tokyo, Mr. Goldberg resided in Israel, where he was an active investor in early-stage technology companies and served on the Board of the Jerusalem Institute of Technology. Mr. Goldberg is a founding member and former Director of the Financial Services Institute and currently serves on the Board of Directors of the Investment Program Association. He also serves on the Board of Directors of St. Mary's Healthcare System for Children. Mr. Goldberg is a General Securities Principal (Series 24) registered with the Financial Industry Regulatory Authority, known as FINRA. He received a B.A. in Economics from Yeshiva University and attended graduate studies in finance at Baruch College.

JOHN D. MILLER
AGE: 68

        Mr. Miller joined W. P. Carey in 2004 as Vice Chairman of Carey Asset Management Corp. and has served as Chief Investment Officer of W. P. Carey and CPA®:16 — Global since March 2005 and CPA®:17 — Global since October 2007. He also served in the same capacity with CPA®:15 from March 2005 through September 28, 2012, the date of the Merger. Mr. Miller was a Co-founder of StarVest Partners, L.P., a technology oriented venture capital fund. Mr. Miller continues to retain a Non-Managing Member interest in StarVest. From 1995 to 1998, he served as President of Rothschild Ventures Inc., the private investment unit of Rothschild North America. Prior to joining Rothschild in 1995, he held positions at two private equity firms, Credit Suisse First Boston's Clipper group and Starplough Inc., an affiliate of Rosecliff. Mr. Miller previously served in investment positions at the Equitable, including serving as President and Chief Executive Officer of Equitable Capital Management Corporation and as head of its corporate finance department. He currently serves on the Boards of Viggle Inc. and SFX Holding Corporation. He received his B.S. from the University of Utah and an M.B.A. from the University of Santa Clara.

CATHERINE D. RICE
AGE: 53

        Ms. Rice has served as Chief Financial Officer of W. P. Carey since March 2013, having served as Managing Director since January 2013. Ms. Rice has also served as Chief Financial Officer for each of

CPA®:16 — Global, CPA®:17 — Global, and CWI since March 2013, having served as Managing Director of each since January 2013. Before joining W. P. Carey, from January 2010 to January 2013, Ms. Rice was a Managing Partner of Parmenter Realty Partners, a private real estate investor that focuses on distressed and value-add office properties in the Southeast and Southwest regions of the U.S. From November 2002 to March 2009, she was Chief Financial Officer of iStar Financial Inc., a publicly traded finance company focused on the commercial real estate industry that provides custom tailored financing to private and corporate owners of real estate. From April 1999 to October 2002, she was Managing Director in both the financial sponsors group and the real estate investment banking group of Banc of America Securities, based in San Francisco. From May 1996 to March 1999, she was a Managing Director at Lehman Brothers, where she was responsible for the firm's West Coast real estate investment banking effort. She spent the first ten years of her career, from August 1986 to April 1996, with Merrill Lynch in its real estate investment banking group, both in New York and Los Angeles. Ms. Rice received a B.A. from the University of Colorado in 1981 and an M.B.A. from Columbia University in 1986.

THOMAS E. ZACHARIAS
AGE: 59

        Mr. Zacharias has served as Chief Operating Officer of W. P. Carey since March 2005 and as head of the Asset Management Department and Managing Director since April 2002. He has also served as Chief Operating Officer and Managing Director of CPA®:16 — Global and CPA®:17 — Global since May 2011 and October 2007, respectively, having served as President of CPA®:16 — Global from June 2003 to May 2011. Mr. Zacharias served as the Chief Operating Officer of CPA®:15 from March 2005 through September 2012, the date of the Merger, having served as Managing Director from April 2002 through March 2005 and as an Independent Director in 2001. Mr. Zacharias has also served as Chief Operating Officer of CWI since September 2010. Prior to joining W. P. Carey, Mr. Zacharias was a Senior Vice President of MetroNexus North America, a Morgan Stanley Real Estate Funds Enterprise. Prior to joining MetroNexus in 2000, Mr. Zacharias was a Principal at Lend Lease Development U.S., a subsidiary of Lend Lease Corporation, a global real estate investment management company. Between 1981 and 1998 Mr. Zacharias was a senior officer at Corporate Property Investors, which at the time of its merger into Simon Property Group in 1998 was one of the largest private equity REITs in the United States. Mr. Zacharias received his undergraduate degree, magna cum laude, from Princeton University in 1976 and an M.B.A. from Yale School of Management in 1979. He is a member of the Urban Land Institute, International Council of Shopping Centers and NAREIT and served as a Trustee of Groton School in Groton, Massachusetts between 2003 and 2007.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS

        Executive Summary.    The Company's executive compensation programs are structured in accordance with the following principles, first established by the Company's late Founder, Mr. Wm. Polk Carey:

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  Compensation levels should be conservative and prudent.

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  Compensation should adequately reward those who create value for the Company and its stockholders.

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  Compensation should be tied to the financial performance of the Company.

        In addition to the framework set by these principles, the Compensation Committee considered a number of factors in determining 2012 compensation levels for the NEOs. Among these factors were the Company's financial and market performance compared to prior years, the 2012 business plan, the performance of a peer group of companies, the broader economic environment, and the strategic goals and challenges faced by the Company in 2012. The Committee determined that 2012 market and financial performance exceeded the performance of our peer group, was strong by historical standards, and surpassed the expectations set forth in the 2012 business plan.

        Given these corporate performance considerations, the Committee decided that 2012 was a landmark year on multiple fronts and that incentive pay should be generally at the same level as incentive pay in 2011, which had also been a very successful year for the Company, although actual bonus payouts varied due to individual performance considerations. The grant date fair values of LTIP grants to NEOs in general for 2013 were increased by approximately 30% over 2012 grant values, an increase entirely attributable to year-over-year stock price gains as opposed to additional share grants. In addition, these values may or may not be actually realized by the executive, depending upon, among other factors, the performance of the Common Stock over the terms of the grants.

        At the 2011 Annual Meeting of Shareholders, we provided our shareholders with the opportunity to cast a nonbinding advisory vote on executive compensation in accordance with SEC rules, known as a "say-on-pay proposal." Approximately 98% of the votes cast on the say-on-pay proposal at that meeting were voted in favor of the proposal. The Compensation Committee considered the outcome of that advisory vote to be an endorsement of the committee's compensation philosophy and its implementation. The Compensation Committee will continue to consider the outcome of the Company's say-on-pay votes when making future compensation decisions for the NEOs.

Introduction

        The Company's compensation philosophy and its processes for compensating Executive Officers are supervised by the Compensation Committee. This committee currently consists of six Directors, each of whom is independent within the meaning of the Listing Standards of the Exchange. The Compensation Committee's responsibilities include setting the Company's executive compensation principles and objectives, setting and approving the compensation of Executive Officers, and monitoring and approving the Company's general compensation programs.

        Its functions include the following:

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  Annually, evaluate the Chief Executive Officer's performance and approve the Chief Executive Officer's compensation level based on that evaluation.

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  Annually, review the performance and approve the compensation of Executive Officers in addition to the Chief Executive Officer.

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  Review and approve any changes to the Company's compensation programs, particularly with respect to incentive compensation plans and equity-based compensation plans.

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  Administer all equity-based plans and monitor stockholder dilution.

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  Retain a compensation consulting firm, on the Compensation Committee's sole authority, that reports directly to the Committee.

        The Compensation Committee relies on input both from management and from its independent compensation consultant to assist the Committee in making its determinations. Although the Compensation Committee receives information and recommendations regarding the design of the compensation program and level of compensation for Executive Officers from these sources, the Compensation Committee retains the sole authority to make final decisions both as to the types of compensation awarded and compensation levels for these executives.

        Compensation Philosophy:    The Company's compensation programs are designed to align executive pay with Company performance and to motivate management to make sound financial decisions that increase the value of the Company. The Committee believes that a blend of incentive programs based on both quantitative and qualitative performance objectives is the most appropriate way to encourage not only the achievement of outstanding financial performance, but maintenance of consistent standards of teamwork, creativity, good judgment, and integrity. In determining the compensation of our NEOs, the Compensation Committee relies on a balance of formulaic and qualitative incentive programs, exercising its best judgment and taking into account the many aspects of performance that make up an individual's contribution to the Company's success.

        Thus, in determining 2012 compensation, the Committee examined a broad range of information on financial performance, as described below. The Committee also reviewed information on the performance of and contributions made by individual Executive Officers and, in doing so, placed substantial reliance on information received from, and the judgment of, the Chief Executive Officer. While the Compensation Committee periodically reviews independent survey data, other public filings and peer group data provided by its compensation consultant as market reference points, it does not explicitly target compensation levels at any particular quartile or other reference level.

        Independent Compensation Consultant:    During 2012, the Committee determined to engage a new firm, FPL Associates L.P., as its independent compensation consultant as a result of its regular review of the relationship with its previous consultant. The Committee selected FPL Associates after interviewing several possible replacements. In addition to considering the background of the firm as well as its principals, including their expertise in the REIT industry in light of the then-pending REIT Conversion, the Committee conducted an assessment, as required by SEC rules, to determine if any conflicts of interest exist. As part of that assessment, the Committee reviewed a variety of factors, including those required by SEC rules, noting that an affiliate of FPL Associates had provided executive recruiting services to the Company during 2012 in connection with its search for a new Chief Financial Officer, including the anticipated fees to be paid for those services, as well as the fact that FPL Associates had adopted policies and procedures to prevent conflicts of interest, and determined that no conflict of interest existed.

        In 2012, FPL Associates L.P. analyzed the Company's executive compensation practices and award levels against market and peer group practices generally. That review was intended, among other things, to assist the Compensation Committee in determining appropriate compensation levels for NEOs given 2012 performance. FPL Associates L.P. also presented the Committee with historical peer group performance data that the Committee considered in determining 2012 bonus payouts and in setting the 2013-2015 metrics and goals for PSUs, as described below.

2012 Performance Summary

        The Compensation Committee does not employ a formula for determining the relationship among the different elements of compensation but rather seeks to determine both total compensation and the relative amounts of base salary, cash bonus and long-term equity incentive compensation based on a benchmarking analysis of competitive pay practices and performance relative to corporate and individual goals.

        In evaluating the Company's executive compensation programs for 2012, the Compensation Committee reviewed the Company's 2012 financial performance. The Company performed extremely well in 2012, following a very successful performance in 2011, and achieved several significant milestones during the year, as further outlined below.

        The most material quantitative performance factors that the Compensation Committee considered in making 2012 compensation decisions were:

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  Total shareholder return.  The Compensation Committee focused particularly on total shareholder return ("TSR") performance over the past one-, three-, and five-year periods, in which the Company delivered approximately 34%, 31%, and 17% returns on a compounded, annualized basis. Further, the Company outperformed the FTSE NAREIT Equity REIT Index by approximately 16%, 13%, and 12% (compounded, annually) over such time periods, respectively, and also significantly outperformed the S&P 500 Index and Russell 2000 Index across all three time periods.

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  Dividends.  The Company grew its dividend by 17% in 2012, marking the highest level in the Company's history at that time.

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  Assets Under Management.  Assets owned and under management grew in 2012 to $14.1 billion in the aggregate, with over 1,000 properties in 19 countries.

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  Acquisitions.  The Company completed record acquisition volume in 2012 totaling $1.4 billion, for itself and on behalf of the Managed REITs.

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  Merger & Strategic Goals.  The Company completed the Merger with CPA®:15 in 2012, transforming W. P. Carey into a company of significant size and scale containing approximately $4 billion in equity market capitalization. Further, the REIT Conversion immediately preceding the Merger resulted in W. P. Carey being the second largest publicly traded net-lease REIT.

        The Compensation Committee's decisions regarding 2012 compensation reflect these performance considerations. Overall, the Committee determined that the Company had a very successful year, particularly given the amount of work involved in the completion of the Merger. Actions such as salary adjustments, bonus payout determinations and grants of long-term incentive opportunities were intended to recognize and reward the NEOs for their contributions to the Company's success and to provide an ongoing incentive to sustain and improve upon these achievements. In light of these performance considerations, the Committee decided to maintain 2012 bonus payouts at 2011 levels. The Committee similarly decided not to increase the number of RSUs and PSUs granted to each NEO for 2013 versus the number granted in 2012 due to the 30% increase in award value at that level caused by the year-over-year stock price gains.

        Some of the specific financial results the Committee evaluated are set forth below. The Committee also took into consideration that the results for the years ended December 31, 2012 and 2011 included the following significant unusual items:

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  Increased lease revenue of $61.9 million for the year ended December 31, 2012 as compared to 2011 primarily due to income generated from properties acquired in the Merger;

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  Costs incurred in connection with the Merger of $31.7 million in 2012;

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  Non-recurring revenues of $52.5 million earned in 2011 in connection with providing a liquidity event for stockholders of Corporate Property Associates 14 Incorporated, a publicly-owned non-

    traded REIT for which the Company served as advisor, through its merger with CPA®:16—Global in May 2011; and

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  Share dilution created by the issuance of 28,170,643 shares to stockholders of CPA®:15 in connection with the Merger.

Financial Metric	2012 Results	2011 Results
Total Revenues (net of reimbursed expenses)	$275.8 million	$271.6 million
Net Income	$62.1 million	$139.1 million
Diluted Earnings Per Share	$1.28	$3.42
Cash flow from operating activities	$80.6 million	$80.1 million
Managed REITs Structured Investments	$1.2 billion	$1.2 billion
Managed REITs Total Assets	$8.1 billion	$9.2 billion

        The Committee also considered the following supplemental metrics:

Financial Metric(1)	2012 Results	2011 Results
AFFO	$180.6 million	$188.9 million
AFFO (Real Estate Ownership Segment)	$159.5 million	$87.2 million
(1)
The Company believes that AFFO, which refers to Funds from Operations, as Adjusted, is a useful supplemental measure that assists investors to better understand the underlying performance of its business segments. AFFO does not represent net income or cash flow from operating activities that are computed in accordance with accounting principles generally accepted in the United States ("GAAP") and should not be considered an alternative to net income or cash flow from operating activities as an indicator of the Company's financial performance. This non-GAAP financial measure may not be comparable to similarly titled measures of other companies. Please refer to the Company's Current Report on Form 8-K filed with the SEC on February 26, 2013 for a reconciliation of this non-GAAP financial measure to the Company's consolidated financial statements. Results for 2011 have been reclassified, where applicable, to conform to the 2012 presentation.

2012 Peer Comparison Group

        When determining compensation levels for the NEOs, the Committee considers a number of external market reference points, including published survey data and the competitive pay levels of an established group of publicly traded peer companies. This peer comparison group consists of companies with whom the Company competes for executive talent. The 2012 peer comparison group was comprised of 14 companies operating in the real estate investment and real estate asset management industries. The Committee annually reviews the peer group to determine what changes, if any, are appropriate. In January 2012, the Compensation Committee assessed the composition of the Company's peer group, with the assistance of its independent compensation consultant at the time, Towers Watson. The Committee determined that the then-existing peer group remained appropriate and did not make any changes to the 2011 peer comparison group with the exception of removing AMB Property Corporation due to its merger with ProLogis, Inc. The revised peer group was used for compensation and performance comparisons in 2012.

        The companies included in the Company's peer group for 2012 generally had the following characteristics:

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  Companies operating in the property acquisition, development, management leasing or REIT industries;

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  Companies with a strategic focus on commercial and industrial properties;

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  Companies with revenues, net investment in real estate, and market capitalization roughly equivalent to the Company with revenues, investments and market capitalization of the Company computed inclusive of such data for the CPA® REITs, for which the Company provides management services, including day-to-day management and responsibility for property acquisitions, refinancing, and sales; and

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  Publicly traded companies.

        The peer group for 2012 consisted of the following companies:

Calamos Asset Management CapLease Inc. Cohen and Steers Inc. Cousins Properties Federal Realty Investment Trust	iStar Financial, Inc. Kimco Realty Corporation Lexington Realty Trust Liberty Property Trust Mack-Cali Realty Corporation	National Retail Properties, Inc. Northstar Realty Finance Realty Income Corporation Weingarten Realty Investors

        For 2013, the Compensation Committee assessed the composition of the Company's peer group with the assistance of FPL Associates L.P. In January 2013, the Committee determined that the 2012 peer group was no longer optimal given the REIT Conversion and the Company's increased size as a result of the Merger . As a result, the peer group for 2013 was revised with the assistance of FPL and consists of the following companies:

CapLease Inc. Dulce Realty Corporation Entertainment Properties Trust Federal Realty Investment Trust iStar Financial, Inc.	Kimco Realty Corporation Lexington Realty Trust Liberty Property Trust Mack-Cali Realty Corporation National Retail Properties, Inc.	Northstar Realty Finance Realty Income Corporation Washington Real Estate Investment Trust Weingarten Realty Investors

Elements of Compensation

        The Company uses base salary, annual bonuses, and stock-based awards, as well as a range of benefit plans, as tools to help achieve its compensation objectives. The Company's approach to the mix of compensation among these elements emphasizes variable compensation, including bonuses and long-term incentives in the form of stock-based awards, over fixed compensation. The emphasis on stock-based awards helps to promote a long-term perspective and align management's interest with that of stockholders of the Company.

        In determining compensation for a performance year, the Compensation Committee views the results for such year early in the following year, based on a variety of performance metrics, as outlined below. For 2012, the Committee made its determination in early 2013 with regard to the amounts of the 2012 cash bonus awards, which were payable in 2013, and those amounts are reflected in the Summary Compensation Table below. At the same time as the cash bonuses were determined, the Committee also made a determination as to the size of the equity grants to be awarded under the LTIP, with the size of the awards predicated in part on the 2012 performance year.

        For 2012, the mix for total compensation was:

CEO	Other NEOs(1)

    (1) Does not reflect compensation for Mark J. DeCesaris, the Company's Chief Financial Officer during 2012, who did not receive awards under the LTIP in January 2013 in light of his previously announced intention to resign, which occurred in March 2013.

        Base Salary:    Base salary is intended to reflect job responsibilities and set a minimum baseline for compensation. In most cases, base salaries for Executive Officers are viewed as a significantly less important component of their overall compensation than variable elements of compensation. When setting such salary levels, the Committee considered the following factors:

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  the nature and responsibility of the position;

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  the expertise of the individual executive;

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  changes in the cost of living and inflation;

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  the competitive labor market for the executive's services; and

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  the recommendations of the Chief Executive Officer with respect to Executive Officers who report to him.

        Salary levels for Executive Officers joining the Company are typically set initially by negotiation between the prospective employee and management. Base salaries are subject to annual review by the Committee, which considers competitive market data provided by the Committee's independent consultant. When considering changes to base salaries for Executive Officers, the Committee also takes into consideration the impact on total compensation. In 2012, the Committee decided not to increase NEO's annual base salaries, which are listed in the Summary Compensation Table below.

        In addition, Carey Financial, the Company's broker-dealer subsidiary, has an incentive compensation program for its sales team that is based on sales of shares of the Managed REITs through their respective public offerings, for which Carey Financial serves as the dealer-manager, with each participant receiving a different percentage payout, such as a percentage of sales in a particular territory. For management personnel such as Mark M. Goldberg, the President of Carey Financial, these commissions, which are included as Salary in the Summary Compensation Table below, are paid on a percentage of total sales.

        Annual Cash Incentives:    Annual cash bonuses are intended to motivate Executive Officers to achieve Company goals, align executive pay with stockholder interests, and reward performance, both by the Company as a whole and by the individual Executive Officers. Annual cash incentive payments to NEOs are not based on rigid formulae and are at the discretion of the Compensation Committee. In awarding bonuses to Executive Officers, the Compensation Committee reviews the Company's performance compared to prior years and against the peer group. In addition to the performance metrics described above, the Committee takes into account other non-recurring factors that may have affected year-to-year comparisons, such as liquidity events for the CPA® REITs, like the Merger in 2012, which generally only occur every few years. The Compensation Committee also considers such additional factors as progress toward achieving financial and non-financial goals and long-term objectives, performance against the pre-set business plan, performance compared to the peer group, and unforeseen changes in the Company's operating environment during the year.

        In light of these performance considerations, the Compensation Committee generally maintained the Company-wide bonus pool for 2012 at 2011 levels. The Committee's intention was to recognize the significant contributions of the Company's employees toward a very strong annual performance, as it did with 2011 bonus payments for similarly strong performance that year. In determining individual bonus payouts to the NEOs for 2012 performance, the Committee started with the assumption that all officers would be eligible for the same bonus as 2011 performance. The Committee may then adjust actual bonuses to reflect individual accomplishments and annual performance objectives. Historically, these adjustments were based on performance assessments presented to the Committee by the Chief Executive Officer, and in the case of the Chief Executive Officer's bonus, by the independent deliberations of the Compensation Committee. For 2012, the Committee did not make any such adjustments for the NEOs, based on the Company's outstanding performance in 2012 and the individual contributions of the NEOs toward those results during the year. The NEOs received bonus payouts for 2012 performance in the following amounts: Trevor P. Bond — $1,775,000; Mark J. DeCesaris — $925,000; Thomas E. Zacharias — $1,230,000; Mark M. Goldberg — $620,000; and John D. Miller — $310,000.

        Long-Term Incentive Awards:    In 2008, the Company approved, as a subset of its 1997 Share Incentive Plan, the Long-Term Incentive Plan, which we refer to in this Proxy Statement as the LTIP. The LTIP is designed to reward key managers for high performance and to drive stockholder value. Under the LTIP, which is now also a subset of the 2009 Share Incentive Plan, participants have generally been awarded 50% of their annual long-term incentive opportunity in the form of time-vested RSUs and 50% in the form of PSUs, although beginning in 2013 the number of participants who received both RSUs and PSUs was significantly reduced, with the vast majority receiving only RSUs. RSUs granted in 2012 vest ratably over three years, with one-third vesting each year starting February 15, 2013. The PSUs are earned at the end of a three year performance cycle. The ultimate number of PSUs that will be earned under the 2012-2014 performance cycle depends on achievement of the following two equally weighted goals:

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  Growth in AFFO; and

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  Three year total stockholder return relative to the Russell 2000 Small Cap index.

        PSUs are tied to specific performance goals determined at the beginning of the performance cycle. The Committee approves final goals for each performance cycle after evaluating and modifying goals proposed by management. Management's proposals are based on the Company's long-term financial plan, historical results and expected results. The Committee considers these recommendations in conjunction with the established long-term business plan of the Company in order to determine the final goals. From time to time, the Committee's independent compensation consultant assists the Committee with the goal-setting process by providing analyses of historical peer group performance and expected trends.

        At the end of each performance cycle, the Compensation Committee evaluates the Company's actual performance compared to the pre-set goals and determines the payout level achieved. There are five potential basic payout levels regarding the shares underlying the PSUs for each of the goals reflecting actual Company performance: (i) Miss, which corresponds to no payout; (ii) Threshold, which corresponds to a payout equal to one half of Target; (iii) Target, which results in the targeted payout level and issuance of shares on a one-for-one basis; (iv) Stretch, which corresponds to a payout equal to two times Target; and (v) Maximum, which corresponds to a payout of three times Target.

        The Compensation Committee annually reviews the Company's progress towards achieving each of the PSU goals and at the end of each performance cycle reviews and certifies the actual achievement and corresponding payout. For the 2010-2012 performance period, the Company achieved the Maximum performance level with respect to the adjusted cash flow, TSR, and earnings before interest, taxes, depreciation, and amortization, known as EBITDA, measures and the Threshold level with regard to the assets under management measure, as set forth below. This resulted in a cumulative payout equal to 237.5% of the Target payout amount. As of December 31, 2012, PSUs granted under the 2011-2013 and 2012-2014 performance cycles are on track for achievement equal to 200% and 100% of the Target amount, respectively.

        The table below shows the goals, actual achievement, and corresponding payouts for each of the 2010-2012 PSU measures:

	Adjusted Cash Flow from Operations (Average Annual Growth)	Adjusted EBITDA Growth (Average Annual Growth)	Assets Under Management Growth (Compounded Annual Growth)	Total Shareholder Return Relative to Russell 2000	TOTAL
Threshold	0%	0%	0%	30th Percentile
Target	3%	3%	3%	40th Percentile
Stretch	6%	6%	7.5%	70th Percentile
Maximum	12%	12%	15%	75th Percentile
Actual Result	19.4%	36.2%	0.5%	84th Percentile
	(Maximum)	(Maximum)	(Threshold)	(Maximum)
Payout	75%	75%	12.5%	75%	237.5%

        In January 2011, the Committee redesigned the PSU component of the LTIP in order to clarify and simplify the program and better align it with the Company's strategic direction. Effective beginning with the 2011-2013 performance cycle, PSU awards were based on two metrics: AFFO and TSR relative to the Russell 2000 Small Cap Index . The 2011-2013 performance goals for these measures are as follows:

	AFFO (compound annual growth rate)	TSR (percentile of Russell 2000)
Threshold	0%	50th Percentile
Target	5%	60th Percentile
Stretch	15%	70th Percentile
Maximum	25%	85th Percentile

        Additionally, the Committee decided in 2011 to modify the payout scale associated with the various PSU achievement levels. The Threshold, Target, Stretch and Maximum achievement levels still correspond to the same respective payouts of 50%, 100%, 200% and 300% of Target, but payment levels are now determined on a linear scale between performance levels. This allows the Committee to recognize, reward and incentivize incremental performance gains between the absolute performance levels.

        In each of 2012 and in 2013, the Committee reevaluated these metrics and determined that they continued to represent appropriate and challenging performance standards at that time. The Committee therefore decided to maintain the same metrics — TSR and AFFO — for the 2012-2014 and 2013-2015 performance cycles. However, in light of the REIT Conversion in September 2012, and based on the recommendation of its compensation consultant, the Committee determined that for the 2013-2015 cycle a more appropriate comparison for TSR would be relative to the MSCI US REIT Index. In addition, based on the recommendation of its compensation consultant, the Committee also determined that, for the 2013-2015 cycle, the payout levels for the TSR metric would be referenced to basis points, rather than percentiles, in order to simplify the calculation and that performance under the AFFO metric would be calculated on a per share basis, which is a more common practice for judging performance. As a result, the metrics for the 2013-2015 performance cycle are:

	AFFO Per Share (compound annual growth rate)	TSR (relative to MSCI US REIT Index)
Threshold	1.0%	-200 basis points
Target	2.5%	0 basis points
Stretch	4.5%	+200 basis points
Maximum	6.0%	+400 basis points

        In 2012, the Committee determined that the number of RSUs and PSUs (at Target) awarded to NEOs should in general be the same as the number of RSUs and PSUs awarded in 2011. Given the change in the price of the underlying Common Stock between the two grant periods, this approach resulted in the grant date fair values of 2012 equity awards granted to the NEOs being approximately 36% more than the values of the NEO awards at the time of grant in 2011. In general for 2013, the Committee decided to continue its practice of granting NEOs the same number of RSUs and PSUs as they received in 2012. Given the increases in the underlying stock price between the periods, the grant date fair values of the 2013 awards were approximately 30% higher than the grant date fair values of the 2012 awards. In 2013, the Committee also determined to significantly decrease the number of recipients receiving PSUs so that the vast majority of participants received only RSUs. All NEOs received both RSUs and PSUs in January 2013, except Mr. Miller, who received only RSUs, and Mr. DeCesaris, who did not receive any LTIP grants in light of his previously announced intention to leave the Company, which occurred in March 2013.

        Since establishing the LTIP in 2008, the Committee has generally granted NEOs the same number of RSUs and PSUs as they received the previous year, regardless of fluctuations in stock price between the periods, although certain individuals may receive higher or lower amounts in order to reflect changes in job responsibility, labor market norms or other retention issues or to recognize individual performance. The Committee believes that this practice creates strong alignment with stockholder interests because the NEOs participate directly in stockholder value creation or decline.

CEO Compensation

        Trevor P. Bond was appointed as the Company's Interim Chief Executive Officer in July 2010 and was then appointed Chief Executive Officer in September 2010. His target compensation was determined by the Compensation Committee and approved in December 2010. The Committee considered a number of factors, including the compensation of the Company's former Chief Executive Officer, typical compensation practices for chief executive officers at peer group companies, supplemental market data for general industry and financial services companies, and Mr. Bond's experience and qualifications. Upon consideration of these factors, the Committee decided to set Mr. Bond's target compensation at a similar level to that of his predecessor, and Mr. Bond's annual base salary was therefore set at $700,000. The Compensation Committee reviewed this salary in 2011, 2012, and 2013 and determined in each case to continue his salary at that level. For 2012, Mr. Bond's target bonus opportunity was $1,000,000. As with other NEOs receiving bonuses, the Committee began with the assumption that Mr. Bond could be eligible for the same bonus payout, at 2011 levels, as other employees and then adjusted his actual bonus to $1,775,000 — the same amount as his 2011 bonus — to reflect the significant overachievement of Company-wide goals during 2012, as discussed above. For 2013, he is eligible for a target bonus opportunity of $1,000,000, although the actual payout may be more or less than this amount based on individual and corporate performance results. In January 2012, Mr. Bond received an annual equity award in the amount of 18,400 RSUs and 18,400 PSUs (at Target level). Mr. Bond received the same amounts of RSUs and PSUs in January 2013. For a description of additional grants of RSUs and PSUs made to Mr. Bond in connection with entering into an employment agreement with the Company in March 2012, see Employment Agreements below.

 Other Compensation and Benefits

        Deferred Compensation Plans.    In light of its adoption of the LTIP in 2008, the Committee terminated further contributions by executives to the Company's 2005 Partnership Equity Unit Plan, or 2005 PEP. For NEOs, all prior deferrals, if any, under the 2005 PEP and its predecessor, the Partnership Equity Unit Plan, which are collectively referred to in this Proxy Statement as the PEP Plans, are now maintained in the Company's Deferred Compensation Plan, pursuant to elections offered in 2008 through which participants could elect specified payment dates for deferral amounts.

        The purpose of the PEP Plans was to align the interests of the Company's highly-compensated officers with the interests of investors in the CPA® REITs, in a tax-advantaged manner, through the use of phantom equity in those funds. In the Committee's view, the LTIP provides a strong alignment with the interests of the Company stockholders. In 2008, PEP Plan participants who were then current employees were given the opportunity to convert their deemed interests in the PEP Plans, or PEP Units, for a deemed equity investment in the Company in the form of RSUs. This conversion took place on June 15, 2009, providing participants with a number of RSUs equal to the equivalent value of the Common Stock as previously held in interests through the PEP Plans. These "Rollover RSUs," like the underlying PEP Units, were fully vested but receipt of the underlying shares of Common Stock was required to be deferred by the participants for a minimum of two years.

        Payment of the shares underlying LTIP awards may be deferred if approved by the Committee and are subject to the requirements of Section 409A of the Code. For awards of RSUs to NEOs in 2012, only Mr. Bond elected to defer receipt of the underlying shares in accordance with the terms of the Company's Deferred Compensation Plan, while for awards of PSUs for NEOs in 2012, both Mr. Bond and Mr. Zacharias made such elections.

        Benefits and Perquisites.    The Company does not maintain any defined-benefit pension plans. The Company does maintain a profit-sharing plan, a 401(k) plan, and the ESPP, under which eligible employees may purchase Company stock at a discount of 15% off the market price of the Common Stock on the first or last day of the semi-annual purchase period, whichever is lower. These plans are generally available to all employees. Certain perquisites, as described in the Summary Compensation Table below, are available to a more limited group of officers that includes the NEOs. These perquisites are not deemed by the Company to constitute a material element of compensation.

Employment Agreements

        The Company may from time to time enter into employment contracts when it deems it to be advantageous in order to attract or retain certain individuals. Currently, none of the NEOs has such an agreement, except for Trevor P. Bond, as described below. The Company from time to time also enters into agreements with its officers and other employees in connection with their separation from the Company.

        On March 1, 2012, the Company entered into an employment agreement with Mr. Bond, its Chief Executive Officer. The employment agreement has an initial term through March 31, 2015 but will automatically renew for additional three-year periods at the expiration of the then-current term, unless either party gives notice of non-renewal by the immediately preceding January 15. If the term is renewed, the agreement provides for additional equity-based awards having a value comparable to the grants made in connection with entering into the employment agreement, which are described below.

        Pursuant to the employment agreement, Mr. Bond received an award of PSUs in respect of 42,000 shares of Common Stock (at Target level) and RSUs in respect of 28,000 such shares. The PSUs will vest based on achievement of the applicable performance objectives (which are the same as those applicable to other employees receiving grants of PSUs in the first quarter of 2012) during the three year performance period 2012-2014. As with all PSU awards, the number of shares payable may range from 0% of the shares stated as being subject to the award to 300% of such shares, depending on the level at which the performance objectives established by the Compensation Committee are achieved. The RSUs are scheduled to vest in three annual installments on each of February 15, 2013, 2014 and 2015, subject to Mr. Bond's continued employment.

        As an inducement for the Company to enter into the employment agreement, Mr. Bond agreed pursuant to the employment agreement to a series of restrictive covenants for the benefit of the Company, including a two-year post-termination non-competition provision, as well as various restrictions on Mr. Bond's ability to solicit or hire key employees of the Company, to solicit certain business affiliates, or to engage in certain business transactions with trusts, funds or collective investment vehicles affiliated with or sponsored by the Company.

        Mr. Bond's employment agreement contains provisions for payment upon certain terminations, including following a change in control of the Company. Initially, that provision permitted a voluntary resignation by Mr. Bond during the 30-day period immediately following the six-month anniversary of the occurrence of a change in control in the Company as defined for purposes of the 2009 Share Incentive Plan as currently in effect, but that provision was eliminated by the mutual agreement of Mr. Bond and the Company in February 2013. The Company believes these arrangements benefit us and our stockholders by providing Mr. Bond with financial assurances so that he can best perform his duties in the face of a change in control and in order to retain Mr. Bond by providing him with a level of severance consistent with that generally provided to chief executive officers at similarly situated publicly-traded companies. For more information about the benefits that Mr. Bond could receive upon a termination of employment or upon a change in control, see Potential Payments upon Termination or Change-in-Control below.

Stock Ownership Guidelines

        The Board of Directors adopted the W. P. Carey Stock Ownership Guidelines (the "Stock Ownership Guidelines") in January 2013. The Stock Ownership Guidelines require the Directors and the NEOs to maintain certain specified ownership levels of Common Stock, based on the annual cash retainer for Directors and a multiple of annual base salary, exclusive of bonuses or other forms of special compensation, for the NEOs. The applicable multiple is five times the cash annual retainer for Directors, six times annual base salary for the Chief Executive Officer, and three times annual base salary for the other NEOs. The Stock Ownership Guidelines provide that, with respect to each person subject to them, they will be phased in over a five year period. For purposes of determining compliance with the Stock Ownership Guidelines, Common Stock includes all Common Stock and securities based on the value of Common Stock acquired through participation in any of the Company's incentive or stock purchase plans, but excluding options to purchase Common Stock and unvested RSUs and PSUs.

Other Considerations

        Section 162(m) of the Code imposes a $1 million limit on the amount that a public company may deduct for compensation paid to its chief executive officer and three other most highly compensated officers each year. This limitation does not apply to "qualifying performance-based" compensation as defined in the Code. Although we do not expect compensation payments under our organizational structure to be subject to limitation under Code section 162(m), we have amended our 2009 Share Incentive Plan, subject to stockholder approval at the Annual Meeting as described in Proposal Two above, to provide for the grant of performance-based compensation that may be deductible without regard to the limit. However, the Committee retains the discretion to establish the compensation paid or intended to be paid or awarded to the NEOs as the Committee may determine is in the best interest of the Company and its stockholders, and without regard to any limitation provided in Code section 162(m). This discretion is an important feature of the Committee's compensation practices because it provides the Committee with sufficient flexibility to respond to specific circumstances facing the Company.

 REPORT OF THE COMPENSATION COMMITTEE

        The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussions, the Committee recommended to the Board of Directors, and the Board approved, that the Compensation Discussion and Analysis be included in this Proxy Statement, and incorporated by reference in the Company's Annual Report on Form 10-K for the year ended December 31, 2012.

COMPENSATION COMMITTEE
Robert E. Mittelstaedt, Jr., Chairman Benjamin H. Griswold, IV Axel K.A. Hansing Charles E. Parente Nick J.M. van Ommen Reginald Winssinger

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        Each of the Compensation Committee members whose names appear under the heading Report of the Compensation Committee above were Compensation Committee members during all of 2012, except for Mr. Hansing, who joined the Committee in June 2012. No member of the Compensation Committee during 2012 is or has been an executive officer of the Company, and no member of the Compensation Committee had any relationships requiring disclosure by the Company under the SEC's rules requiring disclosure of certain relationships and related-party transactions. None of the Company's Executive Officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, the executive officers of which served as a director of the Company or member of the Compensation Committee during 2012.

SUMMARY COMPENSATION TABLE

        All management functions of W. P. Carey are provided by employees of its wholly-owned subsidiary, CAM. All policy-making functions are carried out by Executive Officers of CAM, who generally hold the same titles as officers of W. P. Carey. The following table summarizes the compensation of our NEOs for each of the fiscal years ended December 31, 2012, 2011, and 2010. Our NEOs are our Chief Executive Officer, Chief Financial Officer and the three other most highly compensated Executive Officers at December 31, 2012 as determined by their total compensation in the table below, which is calculated in accordance with SEC Rules.

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	All Other Compensation(3) ($)	Total ($)
Trevor P. Bond(4)	2012	700,000	1,775,000	5,665,998	168,900	8,309,898
CEO	2011	700,000	1,775,000	1,414,868	67,800	3,957,668
	2010	333,846	750,000	0	38,532	1,122,378
Mark J. DeCesaris	2012	300,000	925,000	1,221,188	178,559	2,624,746
CFO	2011	300,000	925,000	961,188	114,871	2,301,059
	2010	300,000	780,000	646,500	104,507	1,831,007
Thomas E. Zacharias	2012	350,000	1,230,000	1,221,188	164,863	2,966,051
COO	2011	350,000	1,230,000	961,188	169,706	2,710,894
	2010	350,000	1,040,000	808,125	183,260	2,381,385
Mark M. Goldberg	2012	685,015(5)	620,000	976,950	123,960	2,405,925
President, Carey Financial	2011	552,082(5)	620,000	768,950	363,288	2,304,320
	2010	534,435(5)	520,000	646,500	157,225	1,858,160
John D. Miller	2012	300,000	310,000	488,475	74,633	1,173,108
Chief Investment Officer	2011	250,000	310,000	192,238	59,601	811,839
	2010	250,000	264,000	161,625	55,033	730,658
(1)
The amounts in the Bonus column represent bonuses paid in 2013 for performance in 2012.

(2)
Amounts in the Stock Awards column reflect the aggregate grant date fair value, calculated in accordance with FASB ASC Topic 718, with respect to awards of RSUs and PSUs under the 2009 Share Incentive Plan. For Mr. Bond, the amount shown for 2012 reflects both the grants of RSUs and PSUs that he received in January 2012 at the time annual awards are usually made under the LTIP and the grants of RSUs and PSUs that he received on March 1, 2012 pursuant to his employment agreement, which was entered into on that date. See Compensation Discussion and Analysis above. For details of the individual grants of RSUs and PSUs during 2012, please see the 2012 Grants of Plan-Based Awards table below. The assumptions on which these valuations are based are set forth in Note 15 to the consolidated financial statements included in the 2012 Form 10-K, disregarding estimates of forfeitures. If the Maximum payment level is reached (which would be 300% of the Target payment level), the grant date fair value of the PSUs granted in 2012 would be: for Mr. Bond, $3,058,908 for his grant on January 25, 2012 (under the LTIP) and $7,800,030 for his grant on March 1, 2012 (pursuant to his employment agreement), $2,078,063 for Mr. DeCesaris (although all of such PSUs were forfeited when his employment ended on March 31, 2013), $2,078,063 for Mr. Zacharias, $1,662,450 for Mr. Goldberg, and $831,225 for Mr. Miller. If the Maximum payment level is reached, the aggregate grant date fair value of the PSUs granted in 2011 would be: $2,538,924 for Mr. Bond, $1,724,813 for Mr. DeCesaris (although all of such PSUs were forfeited when his employment ended on March 31, 2013), $1,724,813 for Mr. Zacharias, $1,379,850 for Mr. Goldberg, and $344,963 for Mr. Miller. If the Maximum payment level had been reached, the aggregate grant date fair value of the PSUs granted in 2010 would have been: $1,084,800 for Mr. DeCesaris, $1,356,000 for Mr. Zacharias, $1,084,800 for Mr. Goldberg, and $271,200 for Mr. Miller; however, the PSUs granted in 2010 were actually paid out at 237.5% of the Target payment level in February 2013.

(3)
The All Other Compensation column includes, in addition to the perquisites and personal benefits described below, the following amounts for 2012: compensation related to Company contributions on behalf of the NEOs to the Company sponsored profit sharing plan (totaling $43,067 for each NEO, which includes additional profit-sharing allocations relating to unvested amounts forfeited by other participants in the plan); and cash dividend equivalents on unvested RSUs ($125,833 for Mr. Bond, $101,963 for Mr. DeCesaris, $98,039 for Mr. Zacharias, $57,689 for Mr. Goldberg, and $31,566 for Mr. Miller), which includes vested RSUs for which payment of the underlying shares has been deferred at the election of the NEO, as described under 2012 Nonqualified Deferred Compensation below. Perquisites and personal benefits for each NEO include: for Messrs. Goldberg and Zacharias, club dues attributable to personal use; and for Messrs. DeCesaris, Goldberg and Zacharias, automobile use (depreciation), plus related expenses attributable to personal use through April 2012, when the Company's automobile program was terminated. At that time, the automobiles — which under the terms of the program had been purchased by the Company for the use of any officer at the level of Executive Director or above (including the NEOs) electing to participate in the program — were transferred to the individuals, and that value is included in the table for the NEOs, as applicable. For Mr. DeCesaris, automobile-related amounts totaled $33,530 in 2012.

(4)
Mr. Bond was appointed Interim Chief Executive Officer upon the resignation of the Company's then Chief Executive Officer in July 2010. For 2010, the amounts shown do not include the compensation Mr. Bond received as an Independent Director during that year prior to his appointment as Interim Chief Executive Officer on July 6, totaling $64,472 in Director fees and an automatic award of 1,848 Director RSUs on July 1 with a grant date fair value of $50,007, which were reflected in the Director Compensation table for that year.

(5)
Includes Mr. Goldberg's annual salary of $300,000 in each year shown with the remainder reflecting commissions with regard to sales of shares of CPA 17 — Global and/or CWI through their respective public offerings, for which Carey Financial serves as the dealer-manager.

2012 GRANTS OF PLAN-BASED AWARDS

        The following table provides information on PSUs and RSUs granted to our NEOs in 2012.

			Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Units(2) (#)
							Grant Date Fair Value of Stock Awards(3) ($)
Name	Grant Date		Threshold (#)	Target (#)	Maximum (#)
Trevor P. Bond	1/25/12		9,200	18,400	55,200		1,019,636
	1/25/12					18,400	777,952
	3/01/12	(4)	21,000	42,000	126,000		2,600,010
	3/01/12	(4)				28,000	1,268,400
Mark J. DeCesaris	1/25/12		6,250	12,500	37,500		692,688
	1/25/12					12,500	528,500
Thomas E. Zacharias	1/25/12		6,250	12,500	37,500		692,688
	1/25/12					12,500	528,500
Mark M. Goldberg	1/25/12		5,000	10,000	30,000		554,150
	1/25/12					10,000	422,800
John D. Miller	1/25/12		2,500	5,000	15,000		277,075
	1/25/12					5,000	211,400
(1)
Reflects awards of PSUs under of the 2009 Share Incentive Plan. The underlying shares of Common Stock may be paid out in 2015, at the end of a three-year performance cycle (2012-2014), depending on the achievement of specified criteria, as described under Compensation Discussion and Analysis above. Dividend equivalents, in amounts equal to the dividends paid on the shares of Common Stock underlying the PSUs, are accrued and paid after the end of the performance cycle in additional shares of Common Stock as if reinvested in shares upon the related dates of distribution but only to the extent that the shares underlying the PSUs are actually earned and payable. We refer to these additional shares in this Proxy Statement as Dividend Equivalent Shares. For Mr. DeCesaris, all of these PSUs were forfeited when his employment ended on March 31, 2013.

(2)
Reflects awards of RSUs under the 2009 Share Incentive Plan, which are scheduled to vest in three equal installments commencing on February 15, 2013. For Mr. DeCesaris, his unvested RSUs were forfeited when his employment ended on March 31, 2013. Dividend equivalents are paid concurrently with the payment of dividends on the shares of Common Stock underlying the RSUs contingent upon the individual's continued employment.

(3)
The grant date fair value is calculated in accordance with FASB ASC Topic 718, disregarding estimates of forfeitures, and for PSUs is based upon the Target value, which at the date of grant was the expected future payment. See the amounts under Stock Awards for 2012 in the Summary Compensation Table above. For additional information on the valuation assumptions, refer to Note 15 to the consolidated financial statements included in the 2012 Form 10-K. The amounts shown under Grant Date Fair Value of Stock Awards do not necessarily correspond to the actual value that may be realized by the NEO.

(4)
Awards for Mr. Bond dated March 1, 2012 were granted pursuant to the terms of his employment agreement, which was entered into on that same date. See Compensation Discussion and Analysis above.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2012

        The following table sets forth certain information with regard to all unexercised options and all unvested awards of RSUs and PSUs held by our NEOs on December 31, 2012.

	Option Awards(1)						Stock Awards(1)
Name	Grant Date	Number of Securities Underlying Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested ($)
Trevor P. Bond	01/20/11						12,267	639,724	36,800	1,919,120
	01/25/12						18,400	959,560	18,400	959,560
	03/01/12						28,000	1,460,200	42,000	2,190,300
Mark J. DeCesaris(2)	06/30/07	575	2,301	0	31.45	06/30/17
	12/31/07	203	814	0	33.20	12/31/17
	01/20/10						3,334	173,868	23,750	1,238,563
	01/20/11						8,334	434,618	25,000	1,303,750
	01/25/12						12,500	651,875	12,500	651,875
Thomas E. Zacharias	12/31/03	45	0	0	30.52	12/31/13
	06/30/04	2,176	544	0	29.78	06/30/14
	12/31/04	344	86	0	35.16	12/31/14
	06/30/05	2,384	1,590	0	29.28	06/30/15
	12/31/05	318	214	0	25.36	12/31/15
	03/10/06	100,000	0	0	26.00	03/10/16
	06/30/06	1,044	1,569	0	25.32	06/30/16
	12/31/06	179	270	0	30.07	12/31/16
	06/30/07	1,296	5,186	0	31.45	06/30/17
	12/31/07	284	1,139	0	33.20	12/31/17
	01/20/10						4,167	217,309	29,688	1,548,229
	01/20/11						8,334	434,618	25,000	1,303,750
	01/25/12						12,500	651,875	12,500	651,875
Mark M. Goldberg	01/20/10						3,334	173,868	23,750	1,238,563
	01/20/11						6,667	347,684	20,000	1,043,000
	01/25/12						10,000	521,500	10,000	521,500
John D. Miller	06/30/06	38	60	0	25.32	06/30/16
	06/30/07	158	636	0	31.45	06/30/17
	12/31/07	101	407	0	33.20	12/31/17
	01/20/10						834	43,493	5,938	309,667
	01/20/11						1,667	86,934	5,000	260,750
	01/25/12						5,000	260,750	5,000	260,750
(1)
The option, PSU, and RSU awards listed above vest over the following periods:

Option Awards:

  •
  Grants dated June 30th or December 31st represent options awarded in connection with the PEP Plans, which are vested upon grant but become exercisable in equal annual installments on the fifth through ninth anniversaries of the grant date, which we refer to in this Proxy Statement as PEP Options.

  •
  Grant dated 3/10/06 vested in equal annual installments over four years on the anniversary of the grant date.

Stock Awards:

  •
  RSU grants dated 1/20/10 vested in three equal annual installments commencing on February 15, 2011.

  •
  PSU grants dated 1/20/10 are shown under Equity Incentive Plan Awards columns and reflect 237.5% of the Target amount of PSUs, which were paid out in 2013 after the end of the applicable three-year performance cycle (2010-2012) based on the achievement of specified performance criteria.

  •
  RSU grants dated 1/20/11 vest in three equal annual installments commencing on February 15, 2012.

  •
  PSU grants dated 1/20/11 are shown under Equity Incentive Plan Awards columns and reflect 200% of Target amount of PSUs that may be paid out in 2014 after the end of the applicable three-year performance cycle (2011-2013) if specified performance criteria are met.

  •
  RSU grants dated 1/25/12 vest in three annual installments commencing on February 15, 2013.

  •
  PSU grants dated 1/25/12 are shown under Equity Incentive Plan Awards columns and reflect the Target amount of PSUs that may be paid out in 2015 after the end of the applicable three-year performance cycle (2012-2014) if specified performance criteria are met.

(2)
For Mr. DeCesaris, all unvested PSUs and RSUs were forfeited on March 31, 2013, when his employment ended.

        All market values are based on the $52.15 closing price per share of the Common Stock on December 31, 2012.

2012 OPTION EXERCISES AND STOCK VESTED

        The following table contains information about shares acquired by the NEOs upon the exercise of stock options or vesting of RSUs and/or PSUs, as applicable, during 2012.

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)		Number of Shares Acquired on Vesting(1) (#)	Value Realized on Vesting(1) ($)
Trevor P. Bond	0	0		6,133	278,254
Mark J. DeCesaris	0	0		29,250	1,348,920
Thomas E. Zacharias	12,500	292,125	(2)	39,406	1,819,061
	12,500	325,000	(2)
	50,000	1,250,000	(2)
	176	4,256	(2)
Mark G. Goldberg	0	0		20,762	954,456
John D. Miller	0	0		7,881	363,803

(1)
For Mr. Bond, reflects the underlying shares received on February 15, 2012 upon the vesting of the first tranche of the RSUs granted to him under the LTIP in 2011. For the other NEOs, includes the underlying shares received on February 15, 2012 upon the vesting of the third and final tranche of the RSUs granted under the LTIP in 2009 (and for Mr. Goldberg, also reflects the third and final tranche of RSUs granted to him during 2008 in connection with the commencement of his employment), the second tranche of the RSUs granted under the LTIP in 2010, and the first tranche of the RSUs granted under the LTIP in 2011; and the actual shares earned underlying the PSUs awarded in 2009, payable in 2012 after the end of the related three-year (2009-2011) performance cycle, as well as the related Dividend Equivalent Shares. The Value Realized on Vesting is equal to the product of the total RSUs vested and $45.37, which was the closing price of the Common Stock on February 15, 2012, and the product of the shares actually earned underlying the PSUs and the related Dividend Equivalent Shares and $46.53, which was the closing price of the Common Stock on February 22, 2012, the payment date for these shares. Of these amounts, the payment of certain shares was deferred at the election of the executive, pursuant to the terms of the awards and the Company's Deferred Compensation Plan, as follows: Mr. Bond — a total of 6,133 shares weredeferred until February 15, 2014; Mr. DeCesaris — a total of 18,835 shares were deferred to the date of his separation of service (which occurred on March 31, 2013, although actual payment has been delayed for six months pursuant to Section 409A of the Code because Mr. DeCesaris is deemed to be a "specified employee" thereunder); Mr. Goldberg — a total of 1,667 shares were deferred until February 15, 2014; and Mr. Miller — a total of 833 shares were deferred to the date of his separation of service. See 2012 Nonqualified Deferred Compensation table below.

(2)
In accordance with SEC Rules, the Value Realized on Exercise was calculated by subtracting the grant price of the related option ($23.00, $23.00, $29.70, and $30.52, respectively) from the fair market value of the Common Stock, as determined under the 1997 Share Incentive Plan, on the dates of exercise ($46.37 on March 22, 2012, $49.00 on March 23, 2012, $54.70 on October 31, 2012, and $54.70 on October 31, 2012, respectively), multiplied by the total number of shares underlying the option. However, Mr. Zacharias elected to have the Company withhold a portion of these shares to cover the total exercise price and taxes required to be withheld at the time of exercise, pursuant to the terms of the related plan, as follows: 9,372 shares, 9,206 shares, 38,649 shares, and 139 shares, respectively

PENSION BENEFITS

        W. P. Carey does not maintain a qualified defined benefit plan and did not provide pension benefits to its NEOs for the fiscal year ended December 31, 2012.

2012 NONQUALIFIED DEFERRED COMPENSATION

        The following table shows the aggregate contributions, earnings and withdrawals in 2012 for the NEOs under our Deferred Compensation Plan. The Deferred Compensation Plan includes awards formerly granted under our PEP Plans that are held in the Deferred Compensation Plan at the election of the NEOs and were converted to Rollover RSUs on June 15, 2009. The table below reflects ongoing deferrals of Rollover RSUs for Messrs. Miller and Zacharias. The Deferred Compensation Plan also allows participants to defer receipt of the Common Stock underlying awards of RSUs and PSUs, as more fully described in Compensation Discussion and Analysis above. The table below reflects such deferrals for all the NEOs. Further, Director RSUs are immediately vested, but receipt of the underlying shares of Common Stock is required by the terms of the 2009 Non-Employee Director Plan to be deferred until the Director completes his or her service on the Board. The table below reflects such required deferral regarding the Director RSUs held by Mr. Bond, which were granted at various times during his service as an Independent Director prior to his appointment as Interim Chief Executive Officer on July 6, 2010.

Name	Executive Contributions in Last Fiscal Year(1) ($)	Aggregate Earnings in Last Fiscal Year(2) ($)	Aggregate Withdrawals/ Distributions(3) ($)	Aggregate Balance at Last Fiscal Year End(4) ($)
Trevor P. Bond	319,836	26,775	(26,775)	595,449
Mark J. DeCesaris	982,193	46,462	(46,462)	1,269,070
Thomas E. Zacharias	0	33,053	(426,456)	767,857
Mark M. Goldberg	86,934	11,725	(11,725)	260,750
John D. Miller	43,441	14,967	(14,967)	362,534

(1)
The amounts shown represent the number of RSUs and/or PSUs, including related Dividend Equivalent Shares, that vested during 2012, but for which the payment of the underlying shares was deferred at the election of the executive pursuant to the terms of the award and the Deferred Compensation Plan, multiplied by $52.15, the closing price per share of the underlying Common Stock on December 31, 2012.

(2)
The Aggregate Earnings in Last Fiscal Year column represents dividend equivalents earned on deferred RSUs, PSUs, and/or Rollover RSUs, as applicable (and, in the case of Mr. Bond, Director RSUs) during 2012.

(3)
The Aggregate Withdrawals/Distributions column represents dividend equivalents paid to the NEOs on deferred RSUs, PSUs, and/or Rollover RSUs, as applicable (and, in the case of Mr. Bond, Director RSUs), during 2012. For Mr. Zacharias, the amount shown also reflects the payout of 6,052 shares underlying his Rollover RSUs, and 2,619 shares underlying a portion of the PSUs granted to him in

  2008, on February 15, 2012, the date he had selected as the payment date when the deferral elections were made, multiplied by $45.37, the closing price per share of Common Stock on the payment date.

(4)
The amounts shown represent the product of the number of deferred RSUs, PSUs, and/or Rollover RSUs, as applicable (and, in the case of Mr. Bond, Director RSUs), and $52.15, the closing price per share of the underlying Common Stock on December 31, 2012.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

        None of the NEOs as of December 31, 2012 had an employment, severance or change in control agreement with the Company that, in the event of termination of their employment or a change in control, which are collectively referred to below as termination events, would provide them with any right to a cash severance or incremental benefit, except for Trevor P. Bond.

        The employment agreement with Mr. Bond was originally entered into on March 1, 2012 and provides benefits payable to Mr. Bond in the event of certain terminations of his employment or following a change of control. Specifically, Mr. Bond will receive severance benefits for a period of two years following a termination by the Company without "Cause" or a termination by Mr. Bond for "Good Reason." The severance benefit will be paid in bi-weekly installments and will be equal to 1/26th of his annual base salary and 1/26th of the average of his last three annual bonuses (or all such bonuses, if less than three) from the Company. Initially, the agreement provided that Mr. Bond would also be entitled to the same severance benefit if he voluntarily resigned during the 30-day period immediately following the six-month anniversary of the occurrence of a change in control of the Company, but that provision was eliminated by the mutal agreement of Mr. Bond and the Company in February 2013.

        For purposes of the employment agreement, "Cause" is defined as any termination of Mr. Bond's employment as a result of his (i) conviction of a felony (other than one related to the operation of a motor vehicle) or entering a plea of nolo contendere to such a felony charge; (ii) gross neglect, willful malfeasance, or willful gross misconduct in connection with his employment, which has had or could reasonably be expected to have a material adverse effect on the business of the Company and its subsidiaries; (iii) substantial and continual refusal to perform his duties, responsibilities, or obligations that continues after receipt of written notice from the Company identifying the duties, responsibilities, or obligations not being performed; (iv) material violation of any policy of the Company that is generally applicable to all employees or all officers of the Company, including, but not limited to, policies concerning insider trading or sexual harassment, or the Company's code of conduct; (v) failure to cooperate, if requested by the Board, with any investigation or inquiry into his or the Company's business practices, whether internal or external, including but not limited to his refusal to be deposed or to provide testimony at any trial or inquiry; or (vi) any material breach by him of the restrictive covenants entered into for the benefit of the Company under the employment agreement, as described in Compensation Discussion and Analysis — Employment Agreements above.

        "Good Reason" is defined in Mr. Bond's agreement as a termination of employment by him within 90 days following (i) a material adverse change in his duties and responsibilities; (ii) a material reduction in his base salary (other than a proportionate adjustment applicable generally to similarly situated Company executives); or (iii) the relocation of his principal place of business to a location more than thirty-five miles outside of Manhattan.

        Mr. Bond must comply with each of the restrictive covenants that he is bound by under his employment agreement in order to continue to receive these benefits. For more information on the nature of these restrictive covenants, see Compensation Discussion and Analysis — Employment Agreements above.

        The Company does not have any tax gross-up commitment under Mr. Bond's employment agreement, or under equity award agreements issued to the NEOs, in the event that any portion of severance benefits or equity award acceleration, as applicable, results in the NEO becoming liable for payment of a parachute payment excise tax.

        The following table sets forth the amounts each NEO as of December 31, 2012 would have received upon termination of employment with the Company on that date for each of the reasons detailed below. The amounts set forth in the table assume a termination event occurred on December 31, 2012 and that the value of the Common Stock was $52.15 per share, based on the closing price of the Common Stock on December 31, 2012. The actual amounts that would be payable in these circumstances can only be determined at the time of the executive's separation and may differ from the amounts set forth in the tables below.

Named Executive Officer	Death/Disability	Termination by the Company for Cause	Involuntary Dismissal	Change in Control(4)	Retirement
Trevor P. Bond
RSUs(1)	$3,059,484	$0	$0	$3,059,484	$0
PSUs(2)	4,109,420	0	4,109,420	12,328,260	4,109,420

TOTAL	$7,168,904	$0	$4,109,420	$15,387,744	$4,109,420
Mark J. DeCesaris
Options(3)	$0	$0	$0	$63,056	$0
RSUs(1)	1,260,361	0	0	1,260,361	0
PSUs(2)	1,825,250	0	1,825,250	5,475,750	1,825,250

TOTAL	$3,085,611	$0	$1,825,250	$6,799,167	$1,825,250
Thomas E. Zacharias
Options(3)	$0	$0	$0	$236,526	$0
RSUs(1)	1,303,750	0	0	1,303,750	0
PSUs(2)	1,955,625	0	1,955,625	5,866,875	1,955,625

TOTAL	$3,259,375	$0	$1,955,625	$7,407,151	$1,955,625
Mark M. Goldberg
RSUs(1)	$1,043,052	$0	$0	$1,043,052	$0
PSUs(2))	1,564,500	$0	1,564,500	4,693,500	1,564,500

TOTAL	$2,607,552	$0	$1,564,500	$5,736,552	$1,564,500
John D. Miller
Options(3)	$0	$0	$0	$22,488	$0
RSUs(1)	391,177	0	0	391,177	0
PSUs(2)	521,500	0	521,500	1,564,500	521,500

TOTAL	$912,677	$0	$521,500	$1,978,165	$521,500

(1)
Each of the 1997 Share Incentive Plan and the 2009 Share Incentive Plan generally provides that RSUs automatically terminate upon a participant's termination of service for any reason but that the Committee has the discretion to determine otherwise. Under the RSU award agreements approved by the Committee, if a participant's employment terminates by reason of death or disability, RSUs (other than Rollover RSUs) become fully vested on the date of death or disability. In all other cases, unvested RSUs are forfeited upon termination. Rollover RSUs received in connection with the conversion of PEP units were fully vested upon issuance, but payout of the underlying shares was required to be deferred for a minimum of two years. Rollover RSUs are payable in accordance with the employees' elections, except that Rollover RSUs are automatically payable upon a separation from service in the event that the employee has not yet attained age 55, subject in certain cases to a six month delay under applicable provisions of the Code. Mr. DeCesaris's employment ended on March 31, 2013, and as a result, all his unvested RSUs at that date were forfeited.

(2)
Each of the 1997 Share Incentive Plan and the 2009 Share Incentive Plan generally provides that PSUs automatically terminate upon a participant's termination of service for any reason but that the Committee has the discretion to determine otherwise. Under the PSU award agreements approved by the Committee, if a participant's employment terminates for any reason other than disability, involuntary dismissal, retirement or death prior to the conclusion of the performance period, the PSUs are forfeited, subject to the Committee's discretion otherwise. In the case of a termination due to disability, involuntary dismissal, retirement or death, the participant (or beneficiary) is entitled to a pro rata portion of the award for the period of time worked, contingent upon satisfaction of the performance criteria at the end of the applicable three-year performance period. As a consequence of the contingent nature of the PSU awards, the value that may ultimately be received by the NEO is uncertain. However, the prorated values shown reflect the ultimate achievement of Target levels, which at the date of grant was the expected future payment, although actual values will range from zero, if the Threshold level is not achieved, to three times the values shown, if the Maximum level is reached. The numbers also do not indicate whether the individual is eligible for retirement. Mr. DeCesaris's employment ended on March 31, 2012, and as a result, all of his unpaid PSUs at that date were forfeited.

(3)
Upon termination of employment by reason of death or disability, options may be exercised to the extent exercisable upon termination (or, at the Committee's discretion, the options may be exercised in full) for a period of six months from death or twelve months from termination by reason of disability, limited in each case by the expiration date of the options. The post-termination exercise periods may be extended by the Committee. Upon termination of employment for cause, as defined in the 1997 Share Incentive Plan and the 2009 Share Incentive Plan, options immediately terminate, except that the Committee can determine otherwise, limited in the 1997 Share Incentive Plan to providing a 30-day exercise period. Upon any other termination, unvested options are forfeited upon termination and optionees have a 30-day period from termination to exercise vested options. However, PEP Options granted under the 1997 Share Incentive Plan were vested upon grant and become exercisable in equal annual installments on the fifth through ninth anniversary of the grant date, and the options remain exercisable until ten years from the grant date, even if the optionee is no longer employed by the Company.

(4)
The terms of the Company's outstanding equity awards provide that, in the event of a change of control, the portion of the award not already exercisable or vested becomes exercisable or vested, as the case may be, and for PSUs the awards vest at the Maximum Amount, which is three times the Target Amount.

REPORT OF THE AUDIT COMMITTEE

        The information contained in this report shall not be deemed to be "soliciting material" or to be "filed" with the SEC, nor shall such information be incorporated by reference into any previous or future filings under the Exchange Act or the Securities Act of 1933, as amended, except to the extent that the Company incorporates it by specific reference.

        The Audit Committee of the Board of Directors reports as follows with respect to the audit of W. P. Carey Inc.'s fiscal 2012 audited financial statements and management's report of internal controls over financial reporting.

        The audit functions of the Audit Committee focus on the adequacy of W. P. Carey Inc.'s internal controls and financial reporting procedures, the performance of W. P. Carey Inc.'s internal audit function and the independence and performance of W. P. Carey Inc.'s Independent Registered Public Accounting Firm, PricewaterhouseCoopers LLP. The Audit Committee meets periodically with management to consider the adequacy of internal controls and the objectivity of W. P. Carey Inc.'s financial reporting. The Audit Committee discusses these matters with appropriate internal financial personnel as well as its Independent Registered Public Accounting Firm. The Audit Committee held four regularly scheduled quarterly meetings during 2012 and also met four additional times.

        Management has primary responsibility for W. P. Carey Inc.'s financial statements and management's report of internal controls over financial reporting and the overall reporting process, including

W. P. Carey Inc.'s system of internal controls. The Independent Registered Public Accounting Firm audits the annual financial statements and the effectiveness of internal controls over financial reporting, expresses an opinion on the conformity of the audited financial statements with accounting principles generally accepted in the United States and discusses with the Audit Committee any issues they believe should be raised with us. The Audit Committee monitors these processes, relying without independent verification on the information provided to us and on the representations made by management.

        The Audit Committee has reviewed and discussed the audited financial statements and management's report of internal controls over financial reporting with the management of W. P. Carey Inc. The Directors who serve on the Audit Committee are all "independent" as defined in the NYSE Listing Standards and applicable rules of the SEC.

        The Audit Committee has discussed with the Company's Independent Registered Public Accounting Firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board, or PCAOB, in Rule 3200T. The Audit Committee has received written disclosures and the letter from the Independent Registered Public Accounting Firm required by the applicable requirements of the PCAOB regarding the Independent Registered Public Accounting Firm's communication with the committee concerning independence and has discussed with the Independent Registered Public Accounting Firm their independence from W. P. Carey Inc. Based on review and discussions of the audited financial statements and management's report on internal control over financial reporting of W. P. Carey Inc. with management and discussions with the Independent Registered Public Accounting Firm, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended December 31, 2012 be included in the Company's Annual Report on Form 10-K for filing with the SEC.

Submitted by the Audit Committee:
Charles E. Parente, Chairman Nathaniel S. Coolidge Eberhard Faber, IV Robert E. Mittelstaedt, Jr Nick J.M. van Ommen Karsten von Köller

Financial Expert

        The Board has determined that Charles E. Parente, who is an Independent Director and Chairman of the Audit Committee, is a "financial expert" as defined in Item 407 of Regulation S-K under the Exchange Act.

 Fees Billed by PricewaterhouseCoopers LLP During Fiscal Years 2012 and 2011

        The following table sets forth the approximate aggregate fees billed to W. P. Carey during fiscal years 2012 and 2011 by PricewaterhouseCoopers LLP, categorized in accordance with SEC definitions and rules:

	2012	2011
Audit Fees(1)	$2,430,637	$1,275,281
Audit-Related Fees(2)	207,748	0
Tax Fees(3)	1,213,115	1,094,969
All Other Fees	0	0

Total Fees	$3,851,500	$2,370,250

(1)
Audit Fees: This category consists of fees for professional services rendered for the audit of W. P. Carey's fiscal 2012 and 2011 financial statements included in the Company's Annual Reports on Form 10-K (including services incurred with respect to rendering an opinion under Section 404 of the Sarbanes-Oxley Act of 2002), the review of the financial statements included in the Company's Quarterly Reports on Form 10-Q for each of the quarters ended March 31, June 30, and September 30, 2012 and 2011, and other audit services including certain statutory audits and SEC registration statement review and the related issuance of comfort letters and consents. For 2012, reflects fees related to the Merger.

(2)
Audit-Related Fees: This category consists of audit-related services performed by PricewaterhouseCoopers LLP and for 2012 includes services related to improvements made by the Company to its accounting processes.

(3)
Tax Fees: This category consists of fees billed to W. P. Carey by PricewaterhouseCoopers LLP for tax compliance services and consultation in connection with transactions.

Pre-Approval Policies

        The Audit Committee's policy is to pre-approve audit and permissible non-audit services provided by the Company's Independent Registered Public Accounting Firm. These services may include audit services, audit- related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services. The Independent Registered Public Accounting Firm and management are required to report periodically to the Audit Committee regarding the extent of services provided by the Independent Registered Public Accounting Firm in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. If a non-audit service is required before the Audit Committee's next scheduled meeting, the committee has delegated to its Chairman, Mr. Parente, the authority to approve such services on its behalf, provided that such action is reported to the committee at its next meeting. Pursuant to these policies, the Audit Committee pre-approved all the services provided by the Independent Registered Public Accounting Firm in fiscal years 2012 and 2011 shown in the table above.

CORPORATE GOVERNANCE

Nominating Procedures

        The Nominating and Corporate Governance Committee considers candidates for Board membership suggested by its members and other Board members, as well as by management and stockholders. A stockholder who wishes to recommend a prospective nominee for the Board should notify our Secretary or any member of the Nominating and Corporate Governance Committee in writing with the information and in the time period required by our Bylaws, which is set forth in more detail in Stockholder Proposals and Other Communications below.

        Once the Nominating and Corporate Governance Committee has identified a prospective nominee, the committee makes an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on whatever information is provided to the Nominating and Corporate Governance Committee with the recommendation of the prospective candidate, as well as the committee's own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others. The preliminary determination is based primarily on the need for additional Board members to fill vacancies or expand the size of the Board and the likelihood that the prospective nominee can satisfy the evaluation factors described below. If the Nominating and Corporate Governance Committee determines, in consultation with other Board members as appropriate, that additional consideration is warranted, it may request a search firm to gather additional information about the prospective nominee's background and experience and to report its findings to the committee. The Nominating and Corporate Governance Committee then evaluates the prospective nominee's qualifications. As set forth in our Corporate Governance Guidelines, there are no firm prerequisites to qualify as a candidate for the Board, although the Board seeks candidates who possess the background, skills, expertise, characteristics and time to make a significant contribution to the Board, W. P. Carey, Inc., and its stockholders. At least annually, the Nominating and Corporate Governance Committee reviews the qualifications and backgrounds of the Directors, as well as the overall composition of the Board.

        The Nominating and Corporate Governance Committee also considers such other relevant factors as it deems appropriate, including the balance of management Directors and Independent Directors, the need for Audit Committee or other expertise, and the qualifications of other potential nominees. Although there is no specific policy regarding diversity, the Nominating and Corporate Governance Committee seeks to achieve diversification in the qualifications of nominees, such as business experience versus an academic background or expertise in different industries, professions, and geographic areas. In connection with its evaluation, the Nominating and Corporate Governance Committee determines whether to interview the prospective nominee, and if warranted, one or more members of the committee, and others as appropriate, interview prospective nominees in person or by telephone. After completing this evaluation and interview, the Nominating and Corporate Governance Committee makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the committee.

        During 2012, Mr. Bond recommended directly to the Board that Mr. DeCesaris be appointed as a Director at the time that he announced his intention to resign as Chief Financial Officer in July, and the Board evaluated his candidacy as described above.

        At its regular meeting in March 2012, the Board adopted a policy with regard to the retirement of directors. Under this new policy, it is expected that a Director will retire from the Board after having attained the age of 75, although there may be instances where a Director may be invited by the Board to remain as a Director past that age due to the desirability of retaining his or her special skills or experience for a longer period. As a result, any prospective nominee should in general be less than 74 at the time he or she would first be elected to the Board.

        At the time that the retirement policy was adopted, two Directors, Messrs. Francis J. Carey and Eberhard Faber, IV, were 75 or older. However, in light of the passing of the Company's Founder and Chairman, Mr. Wm. Polk Carey, in January 2012 and the pending merger of CPA®:15 with the Company that had recently been proposed, the Board invited Messrs. Carey and Faber to remain as Directors for continuity purposes, and they each accepted the invitation. In March 2013, Messrs. Carey and Faber were again invited to remain as Directors, and they each accepted the invitation.

 Stockholder Proposals and Other Communications

        Stockholder Proposals.    The date by which stockholder proposals must be received by W. P. Carey for inclusion in proxy materials relating to the 2014 Annual Meeting of Stockholders is January 3, 2014, and any such proposals must meet the other requirements of Rule 14a-8 under the Exchange Act.

        In order for proposals submitted outside of Rule 14-a-8 to be considered at the 2014 Annual Meeting, stockholder proposals, including stockholder nominations for Director, must comply with the advance notice and eligibility requirements contained in the Bylaws. The Bylaws provide that stockholders are required to give advance notice to W. P. Carey of any business to be brought by a stockholder before an annual stockholders' meeting. For business to be properly brought before an annual meeting by a stockholder, the stockholder must give timely written notice thereof to the Secretary of W. P. Carey at the principal executive offices of the Company. In order to be timely, a stockholder's notice must be delivered not later than 5:00 p.m. Eastern Time on the 120th day prior to the first anniversary of the date of mailing of the notice for the preceding year's annual meeting of stockholders nor earlier than the 150th day prior to the first anniversary of such mailing. Therefore, any stockholder proposals, including nominations for directors, submitted outside of Rule 14a-8 to be voted on at the 2014 Annual Meeting of Stockholders must be received by W. P. Carey not earlier than December 4, 2013 and not later than January 3, 2014. However, in the event that the date of the Annual Meeting of Stockholders in 2014 is advanced or delayed by more than 30 days from the anniversary date of the Annual Meeting, notice by the stockholder to be timely must be delivered not earlier than the 150th day prior to the date of such annual meeting date and not later than 5:00 p.m. Eastern Time on the later of the 120th day prior to the date of such annual meeting or the tenth day following the day on which public announcement of the date of such annual meeting is first made by W. P. Carey. Such proposals and nominations must be made in accordance with, and include the information required to be set forth by, the Bylaws. An untimely or incomplete proposal or nomination may be excluded from consideration at the Annual Meeting of Stockholders in 2014.

        A copy of the Bylaws is available upon request. Such requests and any stockholder proposals should be sent to Susan C. Hyde, Secretary, W. P. Carey Inc., 50 Rockefeller Plaza, New York, NY 10020. These procedures apply to any matter that a stockholder wishes to raise at any annual meeting, including those matters raised other than pursuant to Rule 14a-8. A stockholder proposal that does not meet the requirements summarized above or listed in the Bylaws will be considered untimely, and any proxy solicited by W. P. Carey may confer discretionary authority to vote on such proposal.

        Communication with the Board.    Stockholders and other interested persons who wish to send communications on any topic to the Board, Non-Executive Chairman of the Board, or the Independent Directors as a group may do so by writing to the Non-Executive Chairman of the Board, W. P. Carey Inc., 50 Rockefeller Plaza, New York, NY 10020. The Nominating and Corporate Governance Committee has approved a process for handling communications to the Board in which the Secretary, Susan C. Hyde, monitors communications and provides copies or summaries of such communications to the Directors as she considers appropriate. The Board will give appropriate attention to written communications that are submitted and will respond if and as appropriate. Absent unusual circumstances or as contemplated by committee charters and subject to any required assistance or advice from legal counsel, Ms. Hyde is responsible for monitoring communications and for providing copies or summaries of such communications to the Directors as she considers appropriate.

Director Independence

        As part of the Company's corporate governance practices, the Board has adopted Corporate Governance Guidelines, which among other things establish rules regarding the independence of directors. We refer to our Corporate Governance Guidelines in this Proxy Statement as the Guidelines. The Guidelines meet or exceed the Listing Standards of the Exchange. The Guidelines, which include the

Company's definition of Independent Director, can be found in the "Investor Relations" section of the W. P. Carey website, www.wpcarey.com.

        Pursuant to the Guidelines, the Board undertook its annual review of Director independence in March 2013. During this review, the Board considered transactions and relationships between each Director and nominee or any member of his or her immediate family and W. P. Carey Inc. and its subsidiaries and affiliates, including those reported under Certain Relationships and Related Transactions below. The Board also examined transactions and relationships between Directors and nominees or their affiliates and members of our senior management or their affiliates. As provided in the Guidelines, the purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the Director is independent.

        The Exchange also requires that the Board of Directors determine whether a Director is "independent" for purposes of the Exchange's Listing Standards. The Nominating and Corporate Governance Committee has asked each Director and nominee to specify in writing the nature of any relevant relationships such individual may have with the Company, including, but not limited to, any relationships that would specifically preclude a finding of "independence" under those Listing Standards. Upon review of these disclosures, the Board has affirmatively determined that none of the Directors or nominees noted as "independent" in this Proxy Statement has a material relationship with W. P. Carey that would interfere with his independence from the Company and its management.

        As a result of the Board's annual review, the Board has affirmatively determined that Directors Coolidge, Faber, Griswold, Hansing, Marston, Mittelstaedt, Parente, van Ommen, von Köller, and Winssinger are independent of the Company and its management under the standards set forth in the Guidelines, applicable federal laws, SEC rules, and the Exchange's Listing Standards and for the purpose of serving on the relevant Board committees, where applicable. Messrs. Bond, Carey, and DeCesaris are considered affiliated Directors because of their current and/or former employment as senior executives of W. P. Carey.

Code of Ethics

        The Board has also adopted a Code of Business Conduct and Ethics, which we refer to in this Proxy Statement as the Code of Ethics. The Code of Ethics sets forth the standards of business conduct and ethics applicable to all of our employees, including our Executive Officers and Directors. The Code of Ethics is available on the Company's website, www.wpcarey.com, in the "Investor Relations" section. W. P. Carey also intends to post amendments to or waivers from the Code of Ethics, to the extent applicable to our principal executive officer, principal financial officer and principal accounting officer, at this location on the website. Director Francis J. Carey is the Company's Chief Ethics Officer.

Certain Relationships and Related Transactions

        Policies and Procedures with Respect to Related Party Transactions.    The Executive Officers and Directors are committed to upholding the highest legal and ethical conduct in fulfilling their responsibilities and recognize that related party transactions can present a heightened risk of potential or actual conflicts of interest. Employees, officers and Directors have an obligation to act in the best interest of the Company and to put such interests at all times ahead of their own personal interests. In addition, all employees, officers and Directors of the Company should seek to avoid any action or interest that conflicts with or gives the appearance of a conflict with the Company's interests. According to the Code of Ethics, a conflict of interest occurs when a person's private economic or other interest conflicts with, is reasonably expected to conflict with, or may give the appearance of conflicting with, any interest of the Company. The following conflicts of interest are prohibited, and employees, officers and Directors of W. P. Carey must take all reasonable steps to detect, prevent, and eliminate such conflicts:

  •
  Working in any capacity — including service on a board of directors or trustees, or on a committee thereof — for a competitor while employed by the Company.

  •
  Competing with the Company for the purchase, sale or financing of property, services or other interests.

  •
  Soliciting or accepting any personal benefit from a third party, including any competitor, customer or service provider, in exchange for any benefit from the Company. Applicable Company policies may permit the acceptance of gifts and entertainment from third parties, subject to certain limitations. Individuals are expected to adhere to these policies where applicable and in general to limit acceptance of benefits to those that are reasonable and customary in a business environment and that are not reasonably likely to improperly influence the individual.

        Other conflicts of interest, while not prohibited in all cases, may be harmful to the Company and therefore must be disclosed in accordance with the Code of Ethics. The Chief Ethics Officer of the Company has primary authority and responsibility for the administration of the Code of Ethics subject to the oversight of the Nominating and Corporate Governance Committee or, in the case of accounting, internal accounting controls or auditing matters, the Audit Committee.

        Transactions with Managed REITs.    Through wholly-owned subsidiaries, W. P. Carey Inc. earns revenue as the advisor to the Managed REITs . Under advisory agreements that the Company has with each of the Managed REITs, the Company performs services and earns asset management revenue related to the day-to-day management of the Managed REITs and provides transaction-related services and earns structuring revenue in connection with structuring and negotiating investments and any related financing on their behalf. In addition, the Company provides further services and generally earns revenue when each Managed REIT is liquidated, although the Company waived those fees in connection with its Merger with CPA®:15 in 2012. The Company is also reimbursed for certain costs incurred in providing services, including broker-dealer commissions paid on behalf of the Managed REITs, marketing costs, and the cost of personnel provided for the administration of the Managed REITs. For the year ended December 31, 2012, total asset-based revenue earned was approximately $56.7 million, while reimbursed costs totaled approximately $98.3 million. In 2012, the Company elected to receive asset management revenue from CPA®:15 (through the date of the Merger) in cash, while for CPA®:17 — Global and CWI, the Company elected to receive asset management revenue in shares of their stock and, for CPA®:16 — Global, the Company elected to receive asset management revenue half in cash and half in shares of its stock.

        In connection with structuring and negotiating investments and related financing for the Managed REITs, the advisory agreements provide for acquisition revenue based on the cost of investments. The Company may also be entitled to fees in connection with structuring loan refinancings for certain of the Managed REITs. This loan refinancing revenue, together with the acquisition revenue, is referred to as structuring revenue. The Company earned structuring revenue of approximately $48.4 million for the year ended December 31, 2012. In addition, the Company may also earn revenue related to the disposition of properties, subject to subordination provisions.

        In addition, under the terms of a dealer-manager agreement between Carey Financial and CPA®:17 — Global, in 2012 the Company earned a selling commission of up to $0.65 per share sold and a dealer-manager fee of up to $0.35 per share sold. The Company re-allowed all or a portion of the dealer-manager fees to selected dealers participating in CPA®:17 — Global's offering. CPA®:17 — Global's public offering was completed in January 2013. In addition, under the terms of a dealer-manager agreement between Carey Financial and CWI, the Company earns a selling commission of up to $0.70 per share sold and a dealer-manager fee of up to $0.30 per share sold. The Company re-allows all or a portion of the dealer-manager fees to selected dealers participating in CWI's offering. Total compensation earned in connection with the CPA®:17 — Global and CWI offerings cannot exceed the limitations prescribed by FINRA, which is currently 10% of gross offering proceeds. The Company may also be reimbursed for reasonable bona fide due diligence expenses, subject to limitations on total organization and offering expenses.

        We are also entitled to 10% of the available cash from the operating partnerships of the Managed REITs, referred to as the Available Cash Distribution, which is defined as the operating partnership's cash generated from operations, excluding capital proceeds, as reduced by operating expenses and debt service, excluding prepayments and balloon payments. We may elect to receive our Available Cash Distribution in shares of the Managed REITs.

        Merger with CPA®:15 — On February 17, 2012, W. P. Carey and CPA®:15 entered into a definitive agreement pursuant to which CPA®:15 would merge with and into one of W. P. Carey's subsidiaries for a combination of cash and shares of Common Stock as described below. On September 28, 2012, the Merger was completed, with CPA®:15 surviving as an indirect, wholly-owned subsidiary of the Company.

        In the Merger, CPA®:15 stockholders received $1.25 in cash and 0.2326 shares of Common Stock for each share of CPA®:15 stock owned, which equated to $11.40 per share of CPA®:15 stock based on the $49.00 per share closing price of our Common Stock on the date the Merger was completed, for total consideration of $12.65 per share of CPA®:15. The total Merger consideration includes cash of approximately $152.4 million and the issuance of approximately 28,170,643 of our shares. We drew down the $175.0 million term loan portion of our credit facility in full in order to pay for the cash portion of the consideration in the Merger. As a condition of the Merger, we waived our subordinated disposition and termination fees.

        Immediately prior to the Merger, CPA®:15's portfolio was comprised of full or partial ownership in 305 properties, substantially all of which were triple-net leased with an average remaining life of 9.7 years and an estimated annual contractual minimum base rent of $218.9 million (on a pro rata basis). We assumed the related property debt comprised of 58 fixed-rate and nine variable-rate non-recourse mortgage loans with an aggregate fair value of $1.2 billion and a weighted-average annual interest rate of 5.6% (on a pro rata basis). During 2012 through the date of the Merger, we earned $19.0 million in fees from CPA®:15 and recognized $4.5 million in equity earnings based on our ownership of CPA®:15 stock.

        Transactions with Estate of Wm. Polk Carey — On January 2, 2012, Wm. Polk Carey, our Chairman and Founder, passed away. In July 2012, we entered into a voting agreement with the Carey Estate and its affiliated entities (collectively, the "Estate") pursuant to which the Estate agreed to vote their shares of our predecessor's stock in favor of the Merger and related transactions. Concurrently with the execution of the voting agreement, we entered into a share purchase agreement with the Estate (the "Share Purchase Agreement") pursuant to which we agreed to purchase up to an aggregate amount of $85.0 million of Common Stock beneficially owned by the Estate, in three transactions between August 6, 2012 and March 31, 2013, on specified terms. During 2012, we completed two transactions totaling $45.0 million, and the third transaction was completed in 2013 for $40.0 million.

        Concurrently with the execution of the voting agreement and the Share Purchase Agreement, we and the Estate entered into a registration rights agreement. In general, the registration rights agreement provides the Estate, at any time through September 28, 2015, with three demand registration rights for the registration via an underwritten public offering of, in each instance, between (i) a minimum of (a) $50.0 million, with respect to one demand registration right, and (b) $75.0 million, with respect to two demand registration rights, and (ii) a maximum of $250.0 million worth of our Common Stock. Additionally, the registration rights agreement provides the Estate with unlimited "piggyback" registration rights regarding our Common Stock.

        Livho, Inc.    In 1998, the Company's predecessor, W. P. Carey & Co. LLC, obtained a hotel in Livonia, Michigan, which was not subject to a lease. Because W. P. Carey & Co. LLC, a limited liability company, would have been taxed as a corporation if it received more than a small percentage of its income from the operation of a hotel, it leased the hotel to Livho Inc., a corporation wholly-owned by Director Francis J. Carey, its chairman, pursuant to a two-year lease, which was subsequently modified and extended. In order to streamline Livho's corporate structure, Mr. Carey transferred his partnership interest to us for no consideration in August 2012. No gain or loss was recognized on this transaction.

        Reginald H. Winssinger Investments.    Members of the family of Director Reginald H. Winssinger are co-investors with the Company in one of the Company's properties in France. Specifically, in December 2001 Mr. Winssinger's family members and business partners purchased, at the time of and on the same terms as the purchase of the properties by the Company, a 15% aggregate ownership interest in the property leased to Bouyges Telecom SA in Illkirch, France for an original equity investment of approximately $0.5 million. These ownership interests are subject to substantially the same terms as all other ownership interests in the subsidiary company.

        Other Transactions.    The Company owns interests in entities ranging from 3% to 95%, including jointly-controlled tenant-in-common interests in properties, with the remaining interests generally held by affiliates, including the CPA® REITs, and owns common stock in each of the Managed REITs.

        Included in the calculation of total assets on the Company's consolidated balance sheet at December 31, 2012 are amounts due from affiliates totaling approximately $36.0 million.

        An individual who was an officer of the Company for part of 2012 owns a redeemable noncontrolling interest in WPCI, the subsidiary company that structures net lease transactions on behalf of the CPA® REITs outside of the U.S., as well as certain related entities. The Company has an obligation to repurchase the interest from that individual, subject to certain conditions. The Company valued the redeemable noncontrolling interest at approximately $7.5 million at December 31, 2012.

APPENDIX A

W. P. CAREY INC.

2009 SHARE INCENTIVE PLAN

as amended and restated March 14, 2013

        The name of this plan is the W. P. Carey Inc. 2009 Share Incentive Plan as amended and restated March 14, 2013 (the "Plan"). The purpose of this Plan is to encourage and enable the officers, employees and Eligible Directors of W. P. Carey Inc., as the successor to W. P. Carey & Co. LLC (the "Company") and its Subsidiaries and Affiliates upon whose judgment, initiative and efforts the Company largely depends for the successful conduct of its business to acquire a proprietary interest in the Company. It is anticipated that providing such persons with a direct stake in the Company's welfare will assure a closer identification of their interests with those of the Company, thereby stimulating their efforts on the Company's behalf and strengthening their desire to remain with the Company.

SECTION 1
Definitions

The following terms shall be defined as set forth below:

        "Act" means the Securities Exchange Act of 1934, as amended.

        "Affiliate" means any entity other than the Company and its Subsidiaries that is designated by the Board or the Committee as a participating employer under the Plan.

        "Award" or "Awards", except where referring to a particular category of grant under the Plan, shall include Share Options, Restricted Share Awards, Restricted Share Units, Performance Share Awards, Performance Share Units and Dividend Equivalent Rights.

        "Board" means the Board of Directors of the Company.

        "Cause" means and shall be limited to a vote of the Board to the effect that the participant should be dismissed as a result of (i) any material breach by the participant of any agreement to which the participant and the Company or an Affiliate are parties, (ii) any act (other than retirement) or omission to act by the participant, including without limitation, the commission of any crime (other than ordinary traffic violations) that may have a material and adverse effect on the business of the Company or any Affiliate or on the participant's ability to perform services for the Company or any Affiliate, or (iii) any material misconduct or neglect of duties by the participant in connection with the business or affairs of the Company or any Affiliate.

        "Change of Control" is defined in Section 13.

        "Code" means the Internal Revenue Code of 1986, as amended, and any successor Code, and related rules, regulations and interpretations.

        "Committee" means any Committee of the Board referred to in Section 2.

        "Disability" means disability as set forth in Section 409A(a)(2)(C) of the Code.

        "Dividend Equivalent Right" means a right, granted under Section 8, to receive cash, Shares or other property equal in value to dividends paid with respect to a specified number of Shares.

        "Effective Date" means the date set forth in Section 15.

        "Eligible Director" means members of the Board who are employees of the Company, its Subsidiaries or their Affiliates and who are not Non-Employee Directors.

        "Fair Market Value" on any given date means the last reported sale price at which a Share is traded on such date or, if no Share is traded on such date, the most recent date on which Shares were traded, as reflected on the New York Stock Exchange or, if applicable, any other national stock exchange which is the principal trading market for the Shares.

        "Good Reason" is defined in Section 13.

        "Non-Employee Director" means a member of the Board who: (i) is not currently an officer of the Company or any Affiliate; (ii) does not receive compensation for services rendered to the Company or any Affiliate in any capacity other than as a Director; (iii) does not possess an interest in any transaction with the Company for which disclosure would be required under the securities laws; and (iv) is not engaged in a business relationship with the Company for which disclosure would be required under the securities laws.

        "Option" or "Share Option" means any option to purchase Shares granted pursuant to Section 5.

        "Performance Criteria" means one or more of the following objective performance measures, which may be expressed in either, or a combination of, absolute or relative values or as a percentage of an incentive pool: earnings or earnings per share; book value per share; total return to stockholders; return on equity, assets, capital or investment; pre-tax margins; revenues, including asset management revenue, structuring revenue, loan refinancing revenue, acquisition revenue, disposition revenue, incentive or termination revenue; expenses; costs; stock price; market share; charge-offs; assets; non-performing assets; income; operating, net or pre-tax income; business diversification; operating ratios (including, without limitation, capital ratios or risk-measurement ratios) or results; profit margin; cash flow, including cash flows from operating activities, investing activities and financing activities; funds from operations; stockholders' equity; and assets under management. Performance Goals based on such Performance Criteria be based either on the performance of the Company, a Subsidiary, an Affiliate, any branch, department, business unit or other portion thereof under such measure for the Performance Period and/or upon a comparison of such performance with the performance of a peer group of corporations, prior Performance Periods or other measure selected or defined by the Committee at the time of making an Award. The Committee may in its discretion also determine to use other objective performance measures as Performance Criteria and/or other terms and conditions.

        "Performance Period" means the specified period of time over which attainment of the specified performance goals is measured, as determined by the Committee in its discretion.

        "Performance Share Award" means Awards granted pursuant to Section 7.

        "Performance Share Unit" means Awards granted pursuant to Section 7.

        "Restricted Share Award" means Awards granted pursuant to Section 6.

        "Restricted Share Unit" means Awards granted pursuant to Section 6.

        "Shares" means the shares of the Company's common stock, subject to adjustment pursuant to Section 3.

        "Subsidiary" means any entity (other than the Company) in an unbroken chain of entities, beginning with the Company if each of the entities (other than the last entity in the unbroken chain) owns equity possessing 50% or more of the total combined voting power of all classes of equity in one of the other entities in the chain.

        "Termination in Connection with a Change of Control" is defined in Section 13.

 SECTION 2
Administration of Plan; Committee Authority to Select Participants
and Determine Awards

        (a)    Committee.    The Plan shall be administered by a committee of not less than two directors, as appointed by the Board from time to time (the "Committee") who are "non-employee directors" as then defined under Rule 16b-3 of the Act, "outside directors" as then defined in the regulations under Section 162(m) of the Code, or any successor provision, and "independent" directors under the rules of the New York Stock Exchange, which shall initially be the Compensation Committee of the Board.

        (b)    Powers of Committee.    The Committee shall have the power and authority to grant Awards consistent with the terms of the Plan, including the power and authority:

          (i)    to select the officers, employees and Eligible Directors of the Company and Affiliates to whom Awards may from time to time be granted;

          (ii)   to determine the time or times of grant, and the extent, if any, of Share Options, Restricted Shares, Restricted Share Units, Performance Shares, Performance Share Units and Dividend Equivalent Rights, or any combination of the foregoing, granted to any officer, employee or Eligible Director;

          (iii)  to determine the number of Shares to be covered by any Award granted to an officer, employee, Eligible Director or Affiliate;

          (iv)  to determine and modify the terms and conditions, including restrictions, not inconsistent with the terms of the Plan, of any Award granted to an officer, employee or Director, which terms and conditions may differ among individual Awards and participants, and to approve the form of written instruments evidencing the Awards;

          (v)   to accelerate the exercisability or vesting of all or any portion of any Award granted to a participant;

          (vi)  subject to the provisions of Section 5(ii) of the Plan and Section 409A of the Code, to extend the period in which Share Options may be exercised;

          (vii) to determine, consistent with the provisions of Section 409A of the Code, whether, to what extent and under what circumstances Shares and other amounts payable with respect to an Award granted to a participant shall be deferred either automatically or at the election of the participant and whether and to what extent the Company will pay or credit amounts equal to interest (at rates determined by the Committee) or dividends or deemed dividends on such deferrals; and

          (viii)  to adopt, alter and repeal such rules and guidelines for administration of the Plan and for its own acts as it shall deem advisable; to interpret the terms, the Plan and any Award (including related written instruments) granted to a participant; and to decide all disputes arising in connection with and make all determinations it deems advisable for the administration of the Plan.

        All decisions and interpretations of the Committee shall be binding on all persons, including the Company and Plan participants.

SECTION 3
Shares Issuable under the Plan; Mergers; Substitution; Individual Limitations

        (a)    Shares Issuable.    The aggregate maximum number of Shares reserved and available for issuance under the Plan following stockholder approval of the amendment and restatement of the Plan is the sum of (i) the number of Shares available under the Plan immediately prior to stockholder approval of this amendment and restatement (as of March 14, 2013, 158,909 shares were available, assuming granted Performance Share Unit awards are paid at maximum and including an estimated amount of dividend equivalent rights, subject to the counting, adjustment and substitution provisions of the Plan), and (ii) 2,300,000 additional Shares, subject to the counting, adjustment and substitution provisions as set forth herein. For purposes of this limitation, the Shares underlying any Awards, including Dividend Equivalent Rights, which are forfeited, canceled, reacquired by the Company, satisfied without the issuance of Shares or otherwise terminated (other than by exercise) shall be added back to the Shares available for issuance under the Plan so long as the participants to whom such Awards had been previously granted received no benefits of ownership of the underlying Shares to which the Award related. Notwithstanding the foregoing, the following Shares shall not become available for purposes of the Plan: (1) Shares previously owned or acquired by an awardee that are delivered to the Company, or withheld from an Award, to pay the exercise price, or (2) Shares that are delivered or withheld for purposes of satisfying a tax withholding obligation. Shares issued under the Plan may be unissued Shares or Shares reacquired by the Company.

        (b)    Shares, Dividends, Mergers, etc.    In the event of any recapitalization, reclassification, split-up or consolidation of Shares, separation (including a spin-off), dividend on Shares payable in securities of the Company (including Shares), or other similar change in capitalization of the Company or a merger or consolidation of the Company or sale by the Company of all or a portion of its assets or other similar event, the Committee shall make such appropriate adjustments in the exercise prices of Awards, including Awards then outstanding, in the number and kind of securities, cash or other property which may be issued pursuant to Awards under the Plan, including Awards then outstanding, and in the number of Shares with respect to which Awards may be granted (in the aggregate and to individual participants, including without limitation the individual per-employee limitations specified in the Plan) in a manner consistent with Section 409A of the Code and as the Committee deems equitable with a view toward maintaining the proportionate interest of the participant and preserving the value of the Awards.

        (c)    Substitute Awards.    The Committee may grant Awards under the Plan in substitution for share and share-based awards held by employees of another corporation who concurrently become employees of the Company or an Affiliate as the result of a merger or consolidation of the employing corporation with the Company or an Affiliate or the acquisition by the Company or an Affiliate of property or Shares of the employing corporation. The Committee may direct that the substitute awards be granted on such terms and conditions as the Committee considers appropriate in the circumstances.

        (d)    Individual Limitations on Awards.    The maximum aggregate number of Shares which shall be available for the grant of Share Options to any one individual under the Plan during any calendar year shall be limited to 500,000 shares. The maximum number of shares subject to Awards (other than Share Options) that are intended to qualify as performance-based compensation under Section 162(m) of the Code and may be paid to any one individual based on the achievement of Performance Criteria for any calendar year is 500,000 shares or, if such Award is payable in cash, the Fair Market Value equivalent thereof. In the case of multi-year Performance Periods, as hereinafter defined, the amount which is paid for any one calendar year of the Performance Period is the amount paid for the Performance Period divided by the number of calendar years in the period. The limitations in this Section 3(d) shall be interpreted and applied in a manner consistent with Section 162(m) of the Code.

SECTION 4
Eligibility

        Participants in the Plan are those Eligible Directors and such full or part-time officers and other employees of the Company, its Subsidiaries and its Affiliates who are responsible for or contribute to the management, growth or profitability of the Company, its Subsidiaries and its Affiliates and who are selected from time to time by the Committee, in its sole discretion.

 SECTION 5
Share Options

        Subject to the terms of the Plan, any Share Option granted under the Plan shall be in such form as the Committee may from time to time approve.

        The Committee in its discretion may grant Share Options to employees and Eligible Directors of the Company, Subsidiaries or any Affiliate. Share Options granted to Eligible Directors and employees pursuant to this Section 5 shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem desirable:

        (i)    Exercise Price.    The per share exercise price of a Share Option granted pursuant to this Section 5 shall be determined by the Committee at the time of grant. The per share exercise price of a Share Option shall not be less than 100% of the Fair Market Value of the Shares underlying the Share Option on the date of grant. The exercise price of any outstanding Share Option may not be reduced, whether through amendment, cancellation or replacement, unless such reduction is approved by the stockholders of the Company. Share options may not be exchanged for cash or other Awards.

        (ii)    Option Term.    The term of each Share Option shall be fixed by the Committee, but no Share Option shall be exercisable more than ten years after the date the option is granted.

        (iii)    Exercisability; Rights of a Stockholder.    Share Options shall become exercisable at such time or times, whether or not in installments, as shall be determined by the Committee at or after the grant date. The Committee may at any time accelerate the exercisability of all or any portion of any Share Option. An optionee shall have the rights of a stockholder only as to Shares acquired upon the exercise of a Share Option and not as to unexercised Share Options.

        (iv)    Method of Exercise.    Share Options may be exercised in whole or in part, by giving written, electronic or telephonic notice of exercise to the Company or its agent, in a method acceptable to the Company, specifying the number of Shares to be purchased. Payment of the purchase price may be made by one or more of the following methods:

          (A)  In cash (by certified, bank check, money order or other instrument acceptable to the Committee);

          (B)  In the form of delivered Shares that are not then subject to restrictions, or Shares withheld from the exercise of the Award, in either case if permitted by the Committee in its discretion. Such surrendered or withheld shares shall be valued at Fair Market Value on the exercise date;

          (C)  Any combination of cash and such Shares, if the use of Shares is permitted by the Committee in its discretion, in the amount of the full purchase price for the number of Shares as to which the Option is exercised; provided, however, that any portion of the option price representing a fraction of a share shall be paid by the Optionee in cash; or

          (D)  By the optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company to pay the purchase price; provided that in the event the optionee chooses to pay the purchase price as so provided, the optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Committee shall prescribe as a condition of such payment procedure. Payment instruments will be received subject to collection.

        The delivery of certificates representing Shares to be purchased pursuant to the exercise of the Share Option or electronic or book-entry recordation thereof will be contingent upon receipt from the optionee by the Company of the full purchase price for such shares and the fulfillment of any other requirements contained in the Share Option or applicable provisions of laws. If the option price is paid in cash, the exercise of the stock option shall not be deemed to occur and no Shares will be issued until the Company has received full payment in cash (including check, bank draft or money order) for the option price, whether from the optionee, or from a broker or other agent.

        (v)    Non-transferability of Options.    No Share Option shall be transferable by the optionee otherwise than by will or by the laws of descent and distribution, except that Share Options may be transferred by gifting for the benefit of a participant's descendants for estate planning purposes or pursuant to a certified domestic relations order. All Share Options shall be exercisable, during the optionee's lifetime, only by the optionee.

        (vi)    Termination of Employment by Death.    If any optionee's service with the Company and its Affiliates terminates by reason of death, the Share Option may thereafter be exercised, to the extent exercisable at the date of death, or to the full extent of the option or any portion thereof, at the Committee's discretion, by the legal representative or legatee of the optionee, for a period of six months (or such longer period as the Committee shall specify at any time) from the date of death, or until the expiration of the stated term of the Option, if earlier.

        (vii)    Termination of Employment by Reason of Disability.

          (A)  Any Share Option held by an optionee whose service with the Company and its Affiliates has terminated by reason of Disability may thereafter be exercised, to the extent it was exercisable at the time of such termination or to the full extent of the option or any portion thereof, at the Committee's discretion, by the optionee or the legal representative of the optionee, for a period of twelve months (or such longer period as the Committee shall specify at any time) from the date of such termination of service, or until the expiration of the stated term of the Option, if earlier.

          (B)  The Committee shall have sole authority and discretion to determine whether a participant's service has been terminated by reason of Disability.

          (C)  Except as otherwise provided by the Committee at the time of grant or otherwise, the death of an optionee during a period provided in this Section 5(vii) for the exercise of a Share Option shall operate to extend such period for six months from the date of death, subject to termination on the expiration of the stated term of the Option, if earlier.

        (viii)    Termination for Cause.    Unless otherwise determined by the Committee in its discretion, if any optionee's service with the Company or its Affiliates has been terminated for Cause, any Share Option held by such optionee shall immediately terminate and be of no further force and effect.

        (ix)    Other Termination.    Unless otherwise determined by the Committee in its discretion, if an optionee's service with the Company and its Affiliates terminates for any reason other than death, Disability, or for Cause, any Share Option held by such optionee may thereafter be exercised for such period as the Committee shall specify at any time, but in no event later than the expiration of the stated term of the option.

        (x)    Restrictions on Shares.    Shares issued upon exercise of a Share Option shall be free of all restrictions under the Plan, except as otherwise provided herein.

        (y)    Agreement or Notice.    Share Options shall be evidenced by an agreement or notice thereof.

SECTION 6
Restricted Share Awards and Restricted Share Units

        (a)    Nature of Restricted Share Award and Restricted Share Units.    The Committee may grant Restricted Share Awards and Restricted Share Units to Eligible Directors and employees of the Company, a Subsidiary or any Affiliate. A Restricted Share Award is an Award entitling the recipient to acquire, at no cost or for a purchase price determined by the Committee, Shares subject to such restrictions and conditions as the Committee may determine at the time of grant ("Restricted Shares"). A Restricted Share Unit represents a right to receive Shares or cash based upon conditions as the Committee may determine at the time of grant ("Restricted Share Units"). Conditions may be based on continuing service and/or achievement of pre-established performance goals and objectives based on Performance Criteria.

        (b)    Acceptance of Award.    A participant who is granted a Restricted Share Award or Restricted Share Unit which requires the making of a payment to the Company shall have no rights with respect to such Award unless the participant shall have accepted the Award within 60 days (or such shorter date as the Committee may specify) following the award date by making payment to the Company by certified or bank check or other instrument or form of payment acceptable to the Committee in an amount equal to the specified purchase price, if any, of the Shares, covered by the Award and by executing and delivering to the Company a written instrument that sets forth the terms and conditions of the Restricted Shares or Restricted Share Unit in such form as the Committee shall determine. Restricted Share Awards or Restricted Share Units will otherwise be evidenced by notice thereof.

        (c)    Rights as a Stockholder.    Upon complying with Section 6(b) above, a participant shall have all the rights of a stockholder with respect to the Restricted Shares including voting and dividend rights, subject to transferability restrictions and Company repurchase or forfeiture rights described in this Section 6 and subject to such other conditions contained in the written instrument evidencing the Restricted Share Award. Unless the Committee shall otherwise determine, certificates evidencing Restricted Shares shall remain in the possession of the Company until such shares are vested as provided in Section 6(e) below. Holders of Restricted Share Units shall not have the rights of stockholders until Shares are issued in satisfaction thereof, but may have Dividend Equivalent Rights, as determined by the Committee.

        (d)    Restrictions.    Restricted Shares and Restricted Share Units may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided herein.

        (e)    Vesting of Restricted Shares and Restricted Share Units.    The Committee at the time of grant shall specify the date or dates and/or the attainment of pre-established performance goals, objectives and other conditions on which the non-transferability of the Restricted Shares and Restricted Share Units and the Company's right of repurchase or forfeiture shall lapse. Subsequent to such date or dates and/or the attainment of such pre-established performance goals, objectives and other conditions, the Shares on which all restrictions have lapsed shall no longer be Restricted Shares or Restricted Share Units and shall be deemed "vested."

        (f)    Waiver, Deferral and Reinvestment of Dividends.    The written instrument evidencing the Restricted Share Award and/or Restricted Share Unit may require or permit the immediate payment, waiver, deferral or investment of dividends or Dividend Equivalent Rights paid on the Restricted Shares or Restricted Share Units.

        (g)    Termination.    Except as may otherwise be provided by the Committee at any time prior to termination of service, a participant's rights in all Restricted Share Awards and Restricted Share Unit Awards shall automatically terminate upon the participant's termination of service with the Company, its Subsidiaries and its Affiliates for any reason (including, without limitation, death, Disability and for Cause).

SECTION 7
Performance Share Awards and Performance Share Units

        (a)    Nature of Performance Shares and Performance Share Units.    A Performance Share Award is an award entitling the recipient to acquire Shares upon the attainment of specified performance goals based on Performance Criteria during a specified Performance Period. A Performance Share Unit represents a right to receive Shares or cash based upon the achievement, or level of achievement, of one or more performance goals established by the Committee at the time of grant. The Committee may make Performance Share Awards and Performance Share Unit Awards independent of or in connection with the granting of any other Award under the Plan. Performance Share Awards and Performance Share Units may be granted under the Plan to Eligible Directors and employees of the Company, a Subsidiary or any Affiliate, including those who qualify for awards under other performance plans of the Company. The Committee in its sole discretion shall determine whether and to whom Performance Share Awards and Performance Share Units shall be made, the performance goals applicable under each such Award, the periods during which performance is to be measured, and all other limitations and conditions applicable to the awarded Performance Shares and Performance Share Units; provided, however, that the Committee may rely on the performance goals and other standards applicable to other performance based plans of the Company in setting the standards for Performance Share Awards and Performance Share Units under the Plan.

        (b)    Restrictions on Transfer.    Performance Share Awards and Performance Share Units and all rights with respect to such Awards may not be sold, assigned, transferred, pledged or otherwise encumbered.

        (c)    Rights as a Stockholder.    A participant receiving a Performance Share Award shall have the rights of a stockholder only as to Shares actually received by the participant under the Plan and not with respect to Shares subject to the Award but not actually received by the participant. A participant shall be entitled to receive a Share certificate evidencing the acquisition of Shares under a Performance Share Award only upon satisfaction of all conditions specified in the written instrument evidencing the Performance Share Award (or in a performance plan adopted by the Committee). Holders of Performance Share Units shall not have the rights of stockholders until Shares are issued in satisfaction thereof, but may have Dividend Equivalent Rights, as determined by the Committee. The written instrument evidencing the Performance Share Award and/or Performance Share Unit may require or permit the immediate payment, waiver, deferral or investment of dividends or Dividend Equivalent Rights paid on the Performance Award and/or Performance Share Units.

        (d)    Termination.    Except as may otherwise be provided by the Committee at any time prior to termination of service, a participant's rights in all Performance Share Awards and Performance Share Unit Awards shall automatically terminate upon the participant's termination of service with the Company, its Subsidiaries and its Affiliates for any reason (including, without limitation, death, Disability and for Cause).

        (e)    Acceleration, Waiver, Etc.    For Awards that are not intended to qualify as performance-based compensation under Section 162(m) of the Code, at any time prior to the participant's termination of service with the Company and its Affiliates, the Committee may in its sole discretion accelerate, waive or, subject to Section 12, amend any or all of the goals, restrictions or conditions imposed under any Performance Share Award or Performance Share Unit; provided, however, that in no event shall any provision of the Plan be construed as granting to the Committee any discretion to increase the amount of compensation payable under any Performance Share Award or Performance Share Unit, and the Committee shall have no such discretion notwithstanding any provision of the Plan to the contrary.

        (f)    Performance-Based Compensation.    The provisions of this paragraph (f) shall apply to Awards that are intended to qualify as performance-based compensation under Section 162(m) of the Code and which are identified as such at the time of grant. The terms established by the Committee for Performance Shares and Performance Share Units shall be objective such that a third party having knowledge of the relevant facts could determine whether or not any performance goal has been achieved, or the extent of such achievement, and the amount, if any, which has been earned by the employee or Eligible Director based on such performance. The Committee may retain the discretion to reduce (but not to increase) the amount or number of Performance Shares or Performance Share Units which will be earned based on the achievement of performance goals. When the performance goals are established, the Committee shall also specify the manner in which the level of achievement of such performance goals shall be calculated and the weighting assigned to such performance goals. The Committee may determine that unusual items or certain specified events or occurrences, including changes in accounting standards or tax laws, shall be excluded from the calculation to the extent permitted in Section 162(m) of the Code. Following completion of the applicable Performance Period, and prior to any payment of a Performance Share or Performance Share Unit to the employee or Eligible Director, the Committee shall determine in accordance with the terms of the Award and shall certify in writing whether the applicable Performance Goal(s) were achieved, or the level of such achievement, and the amount, if any, earned based upon such performance. For this purpose, approved minutes of the meeting of the Committee at which certification is made shall be sufficient to satisfy the requirement of a written certification.

SECTION 8
Dividend Equivalent Rights

        A Dividend Equivalent Right is an Award entitling the recipient to receive credits based on cash distributions that would be paid on the Shares specified in the Dividend Equivalent Right (or other award to which it relates) if such shares were held by the recipient. A Dividend Equivalent Right may be granted hereunder to any participant as a component of another Award or as a freestanding Award; provided, however, that Dividend Equivalent Rights may not be granted as a component of Share Options. The terms and conditions of Dividend Equivalent Rights shall be specified in the grant and may include performance goals based on Performance Criteria. Dividend Equivalent Rights credited to a participant may be paid currently, on a deferred basis, or may be deemed to be reinvested in additional Shares. Any such reinvestment shall be at Fair Market Value on the date of reinvestment or such other price as may then apply under a dividend reinvestment plan sponsored by the Company, if any. Dividend Equivalent Rights may be settled in cash or Shares or a combination thereof, in a single installment or installments. A Dividend Equivalent Right granted as a component of another Award may provide that such Dividend Equivalent Right shall be settled upon exercise, settlement, or payment of, or lapse of restrictions on, such other award, and that such Dividend Equivalent Right shall expire or be forfeited or annulled under the same conditions as such other award. A Dividend Equivalent Right granted as a component of another Award may also contain terms and conditions different from such other award.

SECTION 9
Tax Withholding

        (a)    Payment by Participant.    Each participant shall, no later than the date as of which the value of an Award or of any Shares or other amounts received thereunder first becomes includible in the gross income of the participant for Federal income tax purposes, pay to the Company, or make arrangements satisfactory to the Committee regarding payment of, any Federal, state, or local taxes of any kind required by law to be withheld with respect to such income. The Company and its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the participant.

        (b)    Payment in Shares.    A participant may elect to have such tax withholding obligation satisfied, in whole or in part, by (i) authorizing the Company to withhold from Shares to be issued pursuant to any Award a number of shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the statutory minimum withholding amount due, or (ii) transferring to the Company Shares owned by the participant with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due.

 SECTION 10
Transfers

        For purposes of the Plan, a transfer to the employment of the Company from a Subsidiary or an Affiliate or from the Company to a Subsidiary or an Affiliate, or from one Subsidiary or Affiliate to another shall not be deemed a termination of service.

SECTION 11
Amendments and Termination

        The Board may at any time amend, terminate or discontinue the Plan and the Committee may at any time amend or cancel any outstanding Award for the purpose of satisfying changes in law or for any other lawful purpose, but no such action shall adversely affect rights under any outstanding Award without the holder's consent; and provided further that no amendment of the Plan shall be made without stockholder approval if stockholder approval of the amendment is at the time required for awards under the Plan to qualify for the exemption from Section 16(b) of the Act provided by Rule 16b-3 or by the rules of the New York Stock Exchange or any stock exchange on which the Shares may then be listed or for Share Options, Performance Shares, Performance Share Units, or other Awards based upon performance goals granted under the Plan to qualify as "performance based compensation" as then defined in the regulations under Section 162(m) of the Code, or otherwise amend the Plan in any manner that would cause awards under the Plan not to qualify for the exemption provided by Rule 16b-3.

SECTION 12
Status of Plan

        With respect to the portion of any Award which has not been exercised and any payments in cash, Shares or other consideration not received by a participant, a participant shall have no rights greater than those of a general unsecured creditor of the Company unless the Committee shall otherwise expressly determine in connection with any Award or Awards. In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the Company's obligations to deliver Shares or make payments with respect to Awards hereunder, provided that the existence of such trusts or other arrangements is consistent with the provision of the foregoing sentence.

SECTION 13
Change of Control Provisions

        Unless otherwise determined by the Committee at the time of grant of an Award or unless otherwise provided in the applicable Award agreement, if

        (i)    a Change of Control shall occur, and

        (ii)   a Termination of Employment in Connection with a Change of Control occurs,

then, in addition to any other rights of post-termination exercise which the participant may have under the Plan or the applicable Award agreement:

          (a)   Each Share Option shall automatically become fully exercisable.

          (b)   Restrictions and conditions on Awards of Restricted Shares, Restricted Share Units, Performance Shares, Performance Share Units and Dividend Equivalent Rights shall automatically be deemed waived, and the recipients of such Awards shall become entitled to receipt of the maximum amount of Shares subject to such Awards; provided that the payment date of any Awards that are considered to be deferred compensation shall not be accelerated.

          (c)   Participants who hold Share Options shall have the right, in lieu of exercising the Option, to elect to surrender all or part of such Option to the Company and to receive cash in an amount equal to the excess of (i) the Fair Market Value of a Share on the date such right is exercised over (ii) the exercise price per share under the Option, multiplied by the number of Shares with respect to which such right is exercised.

          (d)   "Change of Control" shall mean the occurrence of any one of the following events:

            (i)    any "person", as such term is used in Sections 13(d) and 14(d) of the Act (other than the Company, any of its Subsidiaries, and any trustee, fiduciary or other person or entity holding securities under any employee benefit plan of the Company or any of its Subsidiaries), together with all "affiliates" and "associates" (as such terms are defined in Rule 12b-2 under the Act) of such person, shall become the "beneficial owner" (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 25% or more of either (A) the combined voting power of the Company's then outstanding securities having the right to vote in an election of the Company's Board of Eligible Directors ("Voting Securities") or (B) the then outstanding Shares of the Company (in either such case other than as a result of acquisition of securities directly from the Company); provided, however, that a "Change of Control" shall not be deemed to have occurred for purposes of this Section 13(d)(i) if, prior to reaching or exceeding such beneficial ownership limit, the Board approves the purchase, issuance, transfer, gift, assignment, or other similar transaction pursuant to which such person reaches or exceeds such beneficial ownership limit; provided, further, that if any such person shall thereafter become the beneficial owner of any additional Voting Securities or Shares (other than pursuant to a Share split, Share dividend, or similar transaction), then, absent additional Board approval, a "Change of Control" shall be deemed to have occurred for purposes of this Section 13(d)(i). For the avoidance of doubt, in no way shall the approval by the Board of an acquisition of Voting Securities or Shares subject to this Section 13(d)(i) be deemed to limit, in any way, the provisions contained in Section 13(d)(iii); or

            (ii)   persons (as defined in the previous subsection) who, as of the Effective Date, constitute the Company's Board of Eligible Directors (the "Incumbent Eligible Directors") cease for any reason, including without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Board, provided that any person becoming a Eligible Director of the Company subsequent to the Effective Date whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Eligible Directors shall, for purposes of this Plan, be considered an Incumbent Eligible Director; or

            (iii)  the consummation of (A) any consolidation or merger of the Company or any Subsidiary (other than a consolidation or merger of the Company or any Subsidiary, on the one hand, and an affiliate of, or entity managed or advised by, the Company or any Subsidiary, on the other hand) where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing more than 50% of the combined voting power of the outstanding voting securities entitled to vote generally in the election of the board of directors of the surviving entity in such consolidation or merger (or of its ultimate parent entity, if any), (B) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company other than to an entity with respect to which, following such sale or disposition, the stockholders of the Company immediately prior to the sale own more than fifty percent (50%) of, respectively, the outstanding shares of stock and the combined voting power of the outstanding voting securities entitled to vote generally in the election of the board of directors of such entity, or (C) any plan or proposal for the liquidation or dissolution of the Company;

        Notwithstanding the foregoing, a "Change of Control" shall not be deemed to have occurred for purposes of the foregoing clause (i) solely as the result of an acquisition of securities by the Company which, by reducing the number of Shares outstanding, increases (x) the proportionate number of Shares beneficially owned by any person to 25% or more of the Shares then outstanding or (y) the proportionate voting power represented by the Shares beneficially owned by any person to 25% or more of the combined voting power of all then outstanding voting Securities; provided, however, that if any person referred to in clause (x) or (y) of this sentence shall thereafter become the beneficial owner of any additional Shares or other Voting Securities (other than pursuant to a Share split, Share dividend, or similar transaction), then a "Change of Control" shall be deemed to have occurred for purposes of the foregoing clause (i).

          (e)   "Termination of Employment in Connection with a Change of Control" shall be deemed to occur with respect to a participant if within the two-year period beginning on the date of a Change of Control the employment or service of the participant shall be terminated either (i) involuntarily for any reason other than for Cause or (ii) voluntarily for Good Reason.

          (f)    "Good Reason" shall mean, without the participant's express written consent, the occurrence after a Change of Control, of any one or more of the following:

            (i)    the assignment to the participant of duties inconsistent with the participant's position immediately prior to the Change of Control or a reduction or adverse alteration in the nature of the participant's position, duties, status or responsibilities from those in effect immediately prior to the Change of Control;

            (ii)   a reduction by the Company in the participant's annualized and monthly or semi-monthly rate of base salary as in effect on the Change of Control or as the same shall be increased from time to time;

            (iii)  the Company's requiring the participant to be based at a location in excess of thirty-five (35) miles from the location where the participant is based immediately prior to the Change of Control;

            (iv)  the failure by the Company to continue, substantially as in effect immediately prior to the Change of Control, all of the Company's incentive compensation, bonus, stock option and stock award plans, programs, policies, practices or arrangements in which the participant participates (or substantially equivalent successor plans, programs, policies, practices or arrangements) or the failure by the Company to continue the participant's participation therein on substantially the same basis, both in terms of the amount of benefits provided and the level of the participant's participation relative to other participants, as existed immediately prior to the Change of Control; and

            (v)   any purported termination by the Company of the participant's employment that is not effected pursuant to a written notice indicating, in reasonable detail the facts and circumstances claimed to provide a basis for termination of the participant's employment for Cause, which in the absence of such notice shall be ineffective.

        The participant's right to terminate his or her employment pursuant to this Section shall not be affected by the participant's incapacity due to physical or mental illness or eligibility for retirement. The participant's continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder.

 SECTION 14
General Provisions

        (a)    No Distribution; Compliance with Legal Requirements.    The Committee may require each person acquiring shares pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to distribution thereof.

        No Shares shall be issued pursuant to an Award until all applicable securities laws and other legal and Shares exchange requirements have been satisfied. The Committee may require the placing of such stop-orders and restrictive legends on certificates for Shares and Awards as it deems appropriate.

        (b)    Delivery or Recordation of Shares.    Delivery of Shares certificates or electronic or book-entry recordation thereof to participants under this Plan shall be deemed effected for all purposes when the Company or a Share transfer agent of the Company shall have delivered such certificates in the United States mail, addressed to the participant, at the participant's last known address on file with the Company or otherwise recorded ownership thereof.

        (c)    Other Compensation Arrangements; No Employment Rights.    Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, including trusts, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases. The adoption of the Plan and the grant of Awards do not confer upon any employee any right to continued employment with the Company or any Subsidiary or Affiliate. In the discretion of the Committee, Awards authorized under the Plan may be used in connection with, or to satisfy obligations of the Company or a Subsidiary or Affiliate under, other compensation or incentive plans, programs or arrangements of the Company or any Subsidiary or Affiliate for eligible participants.

        (d)    Code Section 409A Compliance.    The Plan is not intended to provide for deferred compensation, except to the extent as may be permitted pursuant to individual agreements with Awardees. To the extent that the Plan or any related agreement may be subject to Section 409A of the Code, it shall be construed in a manner to comply with the requirements thereof, including good faith, reasonable statutory interpretations that are contrary to the terms of the Plan or related agreement. Consistent with that intent, the Plan and related agreements shall be interpreted in a manner consistent with Section 409A of the Code. In the event that any provision that is necessary for the Plan or related agreement to comply with Section 409A of the Code is determined by the Company to have been omitted, such omitted provision shall be deemed to be included herein and is hereby incorporated as part of the Plan or related agreement, as applicable.

SECTION 15
Effective Date and Duration of Plan

        The effective date of this Plan as amended and restated shall be June 20, 2013, subject to approval of the Company's stockholders. No Awards may be granted under the Plan subsequent to June 19, 2023. Absent additional stockholder approval, no Performance Share, Performance Share Unit or other Award based upon Performance Criteria and intended to qualify under Section 162(m) of the Code may be granted under the Plan subsequent to the Company's annual meeting of stockholders in 2018.

SECTION 16
Governing Law

        This plan shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, to the extent applicable, without regard to conflicts of laws principles.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: W. P. CAREY INC. M60267-P38286 W. P. CAREY INC. 50 ROCKEFELLER PLAZA NEW YORK, NY 10020 ATTN: INVESTOR RELATIONS To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. Please indicate if you plan to attend this meeting. ! ! ! NOTE: To transact such other business as may properly come before the meeting. 01) Trevor P. Bond 02) Francis J. Carey 03) Nathaniel S. Coolidge 04) Mark J. DeCesaris 05) Eberhard Faber 06) Benjamin H. Griswold IV 07) Axel K.A. Hansing 08) Dr. Richard C. Marston 09) Robert E. Mittelstaedt 10) Charles E. Parente 11) Nick J.M. van Ommen 12) Dr. Karsten von Köller 13) Reginald Winssinger 1. Election of Directors Nominees: VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ElECTRONIC DElIVERY Of fuTuRE PROXY MATERIAlS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIl Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote fOR the following: ! ! ! ! ! ! ! ! The Board of Directors recommends you vote fOR proposals 2 and 3. 2. Approval of the Amended and Restated W. P. Carey Inc. 2009 Share Incentive Plan. 3. Ratification of Appointment of PricewaterhouseCoopers LLP as the Company's Independent Registered Public Accounting Firm for 2013. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. for All Withhold All for All Except Yes No for Against Abstain

W. P. CAREY INC. ANNuAl MEETING Of STOCKHOlDERS JuNE 20, 2013 THIS PROXY IS SOlICITED BY THE BOARD Of DIRECTORS The stockholder(s) hereby appoint(s) Thomas E. Zacharias and Catherine D. Rice, and each of them, with full power of substitution, as proxy to vote all shares of W. P. Carey Inc. common stock that the stockholder(s) is/are entitled to vote at the 2013 Annual Meeting of Stockholders of W. P. Carey Inc. to be held at The Times Center, 242 West 41st Street, New York, NY on Thursday, June 20, 2013 at 4:00 p.m., and any adjournment or postponement thereof. THIS PROXY, WHEN PROPERlY EXECuTED, WIll BE VOTED AS DIRECTED BY THE STOCKHOlDER(S). If NO SuCH DIRECTIONS ARE MADE, THIS PROXY WIll BE VOTED fOR THE ElECTION Of THE NOMINEES lISTED ON THE REVERSE SIDE fOR THE BOARD Of DIRECTORS, PROPOSAl 2, AND PROPOSAl 3. PlEASE MARK, SIGN, DATE AND RETuRN THIS PROXY CARD PROMPTlY uSING THE ENClOSED REPlY ENVElOPE. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. Continued and to be signed on reverse side M60268-P38286